Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237748

PROSPECTUS

Atlas Technical Consultants, Inc.

23,750,000 Shares of Class A Common Stock Issuable Upon Exercise of Existing Warrants

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27,780,345 Shares of Class A Common Stock

3,750,000 Private Placement Warrants

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This prospectus relates to the issuance by Atlas Technical Consultants, Inc. (formerly known as Boxwood Merger Corp. (prior to the Business Combination (as defined below) “Boxwood”)), a Delaware corporation (the “Company,” “we,” “our” or “us”) of (i) up to 20,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”) and (ii) up to 3,750,000 shares of our Class A common stock issuable upon the exercise of warrants originally sold both by themselves and as part of units to Boxwood Sponsor LLC (the “Sponsor”) in private placements that closed concurrently with our IPO (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”). Each warrant entitles the holder thereof to purchase upon exercise one share of our Class A common stock for $11.50 per share. We will receive the proceeds from the exercise of the Private Placement Warrants and the Public Warrants, but not from the sale of the underlying shares of Class A common stock.

In addition, this prospectus relates to the resale by the selling security holders named in this prospectus or their permitted transferees of up to (i) 3,750,000 Private Placement Warrants and (ii) 27,780,345 shares of our Class A common stock, 3,805,977 of which represent shares of Class A common stock held by certain selling security holders named in this prospectus and 23,974,368 of which represent shares of Class A common stock that may be issued from time to time, pursuant to the amended and restated limited liability company agreement of Atlas TC Holdings LLC, a subsidiary of the Company (“Holdings”), dated February 14, 2020 (the “LLC Agreement”), to certain members of Holdings, that own units in Holdings (“Holdings Units”), upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock, par value $0.0001 per share (“Class B common stock”), which were issued to Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”), in connection with, and as part of the consideration for, our business combination (the “Business Combination”) with Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), which we consummated on February 14, 2020.

The selling security holders may offer, sell or distribute warrants or shares of Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of warrants or the shares of Class A common stock owned by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of these warrants and shares of Class A common stock, including with regard to compliance with state securities or “blue sky” laws. The selling security holders will bear all commissions and discounts, if any, attributable to their sale of the Private Placement Warrants and shares of Class A common stock.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” This prospectus provides you with a general description of these securities and the general manner in which we or the selling security holders will offer the securities. When securities are offered, we or the selling security holders, as applicable, may provide a prospectus supplement, to the extent appropriate, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We provide more information about how we and the selling security holders may sell the securities in the section entitled “Plan of Distribution” beginning on page 83.

Our Class A common stock and Public Warrants are traded on The NASDAQ Stock Market (“NASDAQ”) under the symbols “ATCX” and “ATCXW,” respectively. On May 26, 2020, the last reported sale price of our Class A common stock was $10.56 per share and the last reported sale price of our Public Warrants was $0.65 per warrant. As of May 25, 2020, we had 5,767,342 shares of Class A common stock issued and outstanding, 23,974,368 shares of Class B common stock issued and outstanding, 3,750,000 Private Placement Warrants issued and outstanding and 20,000,000 Public Warrants issued and outstanding.

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Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is June 3, 2020.

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Neither we nor the selling security holders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the selling security holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates of the Financial Accounting Standards Board (“FASB”).

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

We were originally formed on June 28, 2017 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On February 14, 2020, we consummated the acquisition of the equity interests in certain of the subsidiaries of Seller (the “Business Combination”) pursuant to that certain unit purchase agreement entered into by and between Atlas TC Buyer LLC (“Buyer”), Seller and the other parties listed thereto on August 12, 2019 (as amended, the “Purchase Agreement”).

Following the Business Combination, we changed our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and continued the listing of our Class A common stock and Public Warrants on the NASDAQ under the symbols “ATCX” and “ATCXW,” respectively. Prior to the consummation of the Business Combination, our Class A common stock, Public Warrants and units were listed on the NASDAQ under the symbols “BWMC,” “BWMCW” and “BWMCU,” respectively.

Business Overview

We are a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping our clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures.

Company Information

Our principal executive offices are located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738 and our telephone number is (512) 851-1501. Our website is www.oneatlas.com. The information found on our website is not part of this prospectus.

Our Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible for certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year in which the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard.

Our Smaller Reporting Company Status

We are also currently a “smaller reporting company,” meaning that we have either (a) a public float of less than $250 million or (b) annual revenues of less than $100 million and either no public float or a public float of less than $700 million. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Additional Information

Our principal executive office is located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738 and its telephone number is (512) 851-1501. Our website is https://www.oneatlas.com. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement, and you should not rely on our website or such information in making a decision to invest in our securities.

The Offering

We are registering (i) up to 20,000,000 shares of Class A common stock issuable upon the exercise of the Public Warrants and (ii) up to 3,750,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants. We are also registering the resale by the selling security holders named in this prospectus or their permitted transferees of up to (i) 3,750,000 Private Placement Warrants and (ii) 27,780,345 shares of Class A common stock, 3,805,977 of which represent shares of Class A common stock held by certain selling security holders named in this prospectus and 23,974,368 of which represent shares of Class A common stock that may be issued from time to time to certain members of Atlas Holdings, that own Holdings Units, upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock. Our Class A common stock and Warrants are currently listed on NASDAQ under the symbols “ATCX” and “ATCXW,” respectively. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 5 of this prospectus.

Issuance of Class A Common Stock Underlying the Warrants

Shares of Class A common stock to be issued upon exercise of all Warrants	23,750,000 shares of Class A common stock.
Shares of Class A common stock outstanding prior to exercise of all Warrants(1)	5,767,342 shares of Class A common stock.
Shares of Class A common stock outstanding assuming exercise of all Warrants(1)(2)	29,517,342 shares of Class A common stock.
Terms of the Warrants

Each Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. The Public Warrants expire at 5:00 p.m., New York time, on February 14, 2025 (which is five years after the consummation of the Business Combination), or earlier upon redemption or liquidation.

Use of proceeds

We will receive up to an aggregate of approximately $237 million from the exercise of the Public Warrants, assuming the exercise in full of all the Public Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Public Warrants for general corporate purposes.

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(1)      The number of shares of Class A common stock does not include the shares of Class A common stock available for future issuance under the Incentive Plan.

(2)      The number of shares of Class A common stock assumes the holders of our Warrants exercise all of their Warrants for cash at the $11.50 exercise price per share.

Resale of Private Placement Warrants and Class A Common Stock by Selling Security Holders

Private Placement Warrants offered by the selling security holders

We are registering 3,750,000 Private Placement Warrants to be offered by the selling security holders named herein. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. The Private Placement Warrants expire at 5:00 p.m., New York time, on February 14, 2025 (which is five years after the consummation of the Business Combination), or earlier upon redemption or liquidation.

Class A common stock offered by the selling security holders

We are registering 27,780,345 shares of Class A common stock, which includes (i) 3,805,977 of Class A common stock held by certain selling security holders named in this prospectus and (ii) 23,974,368 shares of Class A common stock that may be issued from time to time to certain members of Holdings, that own Holdings Units, upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock.

Terms of the offering	The selling security holders will determine when and how they will dispose of the securities registered under this prospectus for resale.
Use of proceeds	We will not receive any proceeds from the sale of securities to be offered by the selling security holders.
Trading market and ticker symbols	Our Class A common stock and Public Warrants are currently listed on NASDAQ under the symbols “ATCX” and “ATCXW,” respectively.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 83.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequently filed Quarterly Reports on Form 10-Q before deciding whether to purchase any of our securities. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Business and Industry

Our continued success is dependent upon our ability to hire, retain and utilize qualified personnel.

The success of our business is dependent upon our ability to hire, retain and utilize qualified personnel, including engineers, architects, designers, craft personnel and corporate management professionals who have the required experience and expertise at a reasonable cost. The market for these and other personnel is competitive. From time to time, it may be difficult to attract and retain qualified individuals with the expertise, and in the timeframe, demanded by our clients, or to replace such personnel when needed in a timely manner. In certain geographic areas, for example, we may not be able to satisfy the demand for our services because of our inability to successfully hire and retain qualified personnel. Furthermore, some of our personnel hold government granted clearance that may be required to obtain government projects. If we were to lose some or all of these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, qualified technical and management personnel could limit our ability to successfully complete existing projects and compete for new projects.

In addition, if any of our key personnel retire or otherwise leave the company, we need to have appropriate succession plans in place and to successfully implement such plans, which requires devoting time and resources toward identifying and integrating new personnel into leadership roles and other key positions. If we cannot attract and retain qualified personnel or effectively implement appropriate succession plans, it could have a material adverse impact on our business, financial condition and results of operations.

The cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. For example, the uncertainty of contract award timing can present difficulties in matching our workforce size with our contracts. If an expected contract award is delayed or not received, we could incur costs resulting from excess staff, reductions in staff, or redundancy of facilities that could have a material adverse impact on our business, financial condition and results of operations.

Our profitability could suffer if we are not able to maintain adequate utilization of our workforce.

The cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. The rate at which we utilize our workforce is affected by several factors, including:

•        our ability to transition employees from completed projects to new assignments and to hire and assimilate new employees;

•        our ability to forecast demand for our services and thereby maintain an appropriate headcount in each of our geographies and workforces;

•        our ability to manage attrition;

•        our need to devote time and resources to training, business development, professional development, and other non-chargeable activities;

•        our ability to match the skill sets of our employees to the needs of the marketplace; and

•        if we over-utilize our workforce, our employees may become disengaged, which will impact employee attrition. If we under-utilize our workforce, our profit margin and profitability could suffer.

If we are unable to integrate acquired businesses successfully, our business could be harmed.

As part of our business strategy to pursue accretive acquisitions, we intend to selectively pursue targets that provide complementary, low-risk services and expand our national platform. Our inability to successfully integrate future acquisitions could impede it from realizing all of the benefits of those acquisitions and could weaken our business operations. The integration process of any particular acquisition may disrupt our business and, if implemented ineffectively, may preclude realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration process may result in unanticipated problems, expenses, liabilities and competitive responses and may cause our stock price to decline.

The difficulties of integrating acquisitions include, among other things:

•        unanticipated issues in integration of information, communications and other systems;

•        unanticipated incompatibility of logistics, marketing and administration methods;

•        maintaining employee morale and retaining key employees;

•        integrating the business cultures of both companies;

•        preserving important strategic client relationships;

•        consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•        coordinating geographically separate organizations.

In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of such acquisition, including the synergies, cost savings or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all.

Further, acquisitions may also cause us to:

•        cause our management to expend significant time, effort and resources;

•        issue securities that would dilute our current stockholders;

•        use a substantial portion of our cash resources;

•        increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•        assume liabilities, including environmental liabilities, for which we do not have indemnification from the former owners or have indemnification that may be subject to dispute or concerns regarding the creditworthiness of the former owners;

•        record goodwill and non-amortizable intangible assets that are subject to impairment testing on a regular basis and potential impairment charges;

•        experience volatility in earnings due to changes in contingent consideration related to acquisition liability estimates;

•        incur amortization expenses related to certain intangible assets;

•        lose existing or potential contracts as a result of conflict of interest issues;

•        incur large and immediate write-offs; or

•        become subject to litigation.

Construction and maintenance sites are inherently dangerous workplaces. If we, the owner, or others working at the project site fail to maintain safe work sites, we can be exposed to significant financial losses and reputational harm, as well as civil and criminal liabilities.

Construction and maintenance sites often put our employees and others in proximity with large pieces of mechanized equipment, moving vehicles, chemical and manufacturing processes, and highly regulated materials, in a challenging environment. If we fail to implement safety procedures or if the procedures we implement are ineffective, or if others working at the site fail to implement and follow appropriate safety procedures, our employees and others may become injured, disabled or even lose their lives, the completion or commencement of our projects may be delayed, and we may be exposed to litigation or investigations. Unsafe work sites also have the potential to increase employee turnover, increase the cost of a project to our clients, and raise our operating and insurance costs. Any of the foregoing could result in financial losses or reputational harm, which could have a material adverse impact on our business, financial condition and results of operations.

In addition, our projects can involve the handling of hazardous and other highly regulated materials, which, if improperly handled or disposed of, could subject us to civil and/or criminal liabilities. We are also subject to regulations dealing with occupational health and safety. Although we maintain functional groups whose primary purpose is to ensure we implements effective health, safety and environmental (“HSE”) work procedures throughout our organization, including construction sites and maintenance sites, the failure to comply with such regulations could subject it to liability. In addition, despite the work of our functional groups, we cannot guarantee the safety of our personnel or that there will be no damage to or loss of our work, equipment or supplies.

Our safety record is critical to our reputation. Many of our clients require that we meet certain safety criteria to be eligible to bid for contracts and many contracts provide for automatic termination or forfeiture of some or all of our contract fees or profit in the event we fail to meet certain measures. Accordingly, if we fail to maintain adequate safety standards, we could suffer reduced profitability or the loss of projects or clients, which could have a material adverse impact on our business, financial condition and results of operations.

Demand from clients is cyclical and vulnerable to economic downturns. If the economy weakens or client spending declines, our financial results may be impacted.

Demand for services from our clients is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. Our business traditionally lags the overall recovery in the economy. If the economy weakens or client spending declines, then our revenue, profits and overall financial condition may deteriorate.

In addition, if there is an economic downturn, our existing and potential clients may either postpone entering into new contracts or request price concessions. Difficult financing and economic conditions may cause some of our clients to demand better pricing terms or delay payments for services we perform, thereby increasing the average number of days our receivables are outstanding and the potential of increased credit losses on uncollectible invoices. Further, these conditions may result in the inability of some of our clients to pay us for services that it has already performed. Accordingly, these factors affect our ability to forecast our future revenue and earnings from business areas that may be adversely impacted by market conditions.

Our results of operations depend on the award of new contracts and the timing of the performance of these contracts.

Our revenues are derived from new contract awards. Delays in the timing of the awards or cancellations of such prospects as a result of economic conditions, material and equipment pricing and availability or other factors could impact our long-term projected results. It is particularly difficult to predict whether or when we will receive large-scale projects as these contracts frequently involve a lengthy and complex bidding and selection process, which is affected by several factors, such as market conditions or governmental and environmental approvals. Since a significant portion of our revenues is generated from such projects, our results of operations and cash flows can fluctuate significantly from quarter to quarter depending on the timing of our contract awards and the commencement or progress of work under awarded contracts. Furthermore, many of these contracts are subject to financing contingencies and, as a result, we are subject to the risk that the customer will not be able to secure the necessary financing for the project.

In addition, many contracts require us to satisfy specific progress or performance milestones in order to receive payment from the customer. As a result, we may incur significant costs for engineering, materials, components, equipment, labor or subcontractors prior to receipt of payment from a customer.

The uncertainty of contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than necessary under existing contracts in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, we may incur additional costs resulting from reductions in staff or redundancy of facilities, which could have a material adverse effect on our business, financial condition and results of operations.

The contracts in our backlog may be adjusted, canceled or suspended by our clients and, therefore, our backlog is not necessarily indicative of our future revenues or earnings. Additionally, even if fully performed, our backlog is not a good indicator of future gross margins.

Backlog represents the total dollar amount of revenues we expect to record in the future as a result of performing work under contracts that have been awarded to it. As of December 31, 2019, our backlog totaled approximately $601 million. There is no assurance that backlog will be realized as revenues in the amounts reported or, if realized, will result in profits. In accordance with industry practice, substantially all of our contracts are subject to cancellation, termination, or suspension at the discretion of the client. In the event of a project cancellation, we would generally have no contractual right to the total revenue reflected in our backlog. Projects can remain in backlog for extended periods of time because of the nature of the project and the timing of the services required by the project. The risk of contracts in backlog being cancelled or suspended generally increases during periods of widespread economic slowdowns or in response to changes in commodity prices.

The contracts in our backlog are subject to changes in the scope of services to be provided as well as adjustments to the costs relating to the contracts. The revenue for certain contracts included in backlog is based on estimates. Additionally, the way we perform on our individual contracts can affect greatly our gross margins and hence, future profitability.

Our services expose us to significant risks of liability, and our insurance policies may not provide adequate coverage.

If we fail to provide our services in accordance with applicable professional standards or contractual requirements, we could be exposed to significant monetary damages or even criminal violations. Our engineering practice, for example, involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. While we do not generally accept liability for consequential damages in our contracts, and although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, a catastrophic event at one of our project sites or completed projects resulting from the services we have performed could result in significant professional or product liability, and warranty or other claims against us as well as reputational harm, especially if public safety is impacted. These liabilities could exceed our insurance limits or the fees we generate, may not be covered by insurance at all due to various exclusions in our coverage and self-insured retention amounts, and could impact our ability to obtain insurance in the future. Further, even where coverage applies, the policies have deductibles, which result in our assumption of exposure for certain amounts with respect to any claim filed against us. In addition, clients or subcontractors who have agreed to indemnify us against any such liabilities or losses might refuse or be unable to pay it. An uninsured claim, either in part or in whole, as well as any claim covered by insurance but subject to a high deductible, if successful and of a material magnitude, could have a material adverse impact on our business, financial condition and results of operations.

Unavailability or cancellation of third-party insurance coverage would increase our overall risk exposure as well as disrupt the management of our business operations.

We maintain insurance coverage from third-party insurers as part of our overall risk management strategy and some of our contracts require us to maintain specific insurance coverage limits. If any of our third-party insurers fail, suddenly cancel coverage, or otherwise are unable to provide us with adequate insurance coverage, our overall risk exposure and operational expenses would increase and the management of our business operations would be disrupted. In addition, there can be no assurance that any of our existing insurance coverage will be renewable upon the expiration of the coverage period or that future coverage will be affordable at the required limits.

We engage in a highly competitive business. If we are unable to compete effectively, we could lose market share and our business and results of operations could be negatively impacted.

We face intense competition to provide technical, professional and construction services to clients. The markets we serve are highly competitive and we compete against many regional, national and multinational companies.

The extent of our competition varies by industry, geographic area and project type. Our projects are frequently awarded through a competitive bidding process, which is standard in our industry. We are constantly competing for project awards based on pricing, schedule and the breadth and technical sophistication of our services. Competition can place downward pressure on our contract prices and profit margins, and may force us to accept contractual terms and conditions that are less favorable to us, thereby increasing the risk that, among other things, we may not realize profit margins at the same rates as we have seen in the past or may become responsible for costs or other liabilities we have not accepted in the past. If we are unable to compete effectively, we may experience a loss of market share or reduced profitability or both, which, if significant, could have a material adverse impact on our business, financial condition and results of operations.

The nature of our contracts, particularly those that are fixed price, subject us to risks of cost overruns. We may experience reduced profits or, in some cases, losses if costs increase above budgets or estimates or if the project experiences schedule delays.

As of December 31, 2019, approximately 5% of our revenues were earned under fixed price contracts. Fixed price contracts require us to estimate the total cost of the project in advance of its performance. For fixed price contracts, we may benefit from any cost savings, but we bear greater risk of paying some, if not all, of any cost overruns. Fixed price contracts are established in part on partial or incomplete designs, cost and scheduling estimates that are based on several assumptions, including those about future economic conditions, commodity and other materials pricing and availability of labor, equipment and materials, and other exigencies. If the design or the estimates prove inaccurate or if circumstances change due to, among other things, unanticipated technical problems, difficulties in obtaining permits or approvals, changes in local laws or labor conditions, weather or other delays beyond our control, changes in the costs of equipment or raw materials, our vendors’ or subcontractors’ inability or failure to perform, or changes in general economic conditions, then cost overruns may occur and we could experience reduced profits or, in some cases, a loss for that project. These risks are exacerbated for projects with long-term durations because there is an increased risk that the circumstances on which we based our original estimates will change in a manner that increases costs. If the project is significant, or there are one or more issues that impact multiple projects, costs overruns could have a material adverse impact on our business, financial condition and results of operations.

Governmental agencies may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may suffer a decline in revenue.

Most government contracts may be modified, curtailed or terminated by the government either at our discretion or upon the default of the contractor. If the government terminates a contract at its discretion, then we typically can recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all our potential revenue and profits from that contract. In addition, for some assignments, the U.S. government may attempt to “insource” the services to government employees rather than outsource to a contractor. If a government terminates a contract due to our default, we could be liable for excess costs incurred by the government in obtaining services from another source.

We are dependent on third parties to complete certain of our contracts.

Third-party subcontractors we hire perform certain work under our contracts. We also rely on third-party equipment manufacturers or suppliers to provide equipment and materials used for certain of our projects. If we are unable to hire qualified subcontractors or find qualified equipment manufacturers or suppliers, our ability to successfully complete certain projects could be impaired. If we are not able to locate qualified third-party subcontractors or the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, especially in a lump sum or a fixed price contract, we may suffer losses on these contracts. If a subcontractor, supplier or manufacturer fails to provide services, supplies or equipment as required under a contract for any reason, we may be required to source these services, equipment or supplies to other third parties on a delayed basis or on less favorable terms, which could impact contract profitability. There is a risk that we may have disputes with our subcontractors relating to, among other things, the quality and timeliness of work performed, customer concerns about a subcontractor or our failure to extend existing task orders or issue new task orders under a contract. In addition, faulty workmanship, equipment or materials could impact the overall project, resulting in claims against us for failure to meet required project specifications.

Third parties may find it difficult to obtain enough financing to help fund their operations. The inability to obtain financing could adversely affect a third party’s ability to provide materials, equipment or services which could have a material adverse impact on our business, financial condition and results of operations. In addition, a failure by a third-party subcontractor, supplier or manufacturer to comply with applicable laws, regulations or client requirements could negatively impact our business and, for government clients, could result in fines, penalties, suspension or even debarment being imposed on us, which could have a material adverse impact on our business, financial condition and results of operations.

We rely on third-party internal and outsourced software to run our critical accounting, project management and financial information systems. As a result, any sudden loss, disruption or unexpected costs to maintain these systems could significantly increase our operational expense and disrupt the management of our business operations.

We rely on third-party software to run our critical accounting, project management and financial information systems. We also depend on our software vendors to provide long-term software maintenance support for our information systems. Software vendors may decide to discontinue further development, integration or long-term software maintenance support for our information systems, in which case we may need to abandon one or more of our current information systems and migrate some or all of our accounting, project management and financial information to other systems, thus increasing our operational expense as well as disrupting the management of our business operations.

Negative conditions in the credit and financial markets and delays in receiving client payments could result in liquidity problems, adversely affecting our cost of borrowing and our business.

Although we finance much of our operations using cash provided by operations, at times we depend on the availability of credit to grow our business and to help fund business acquisitions. Instability in the credit markets in the U.S. or abroad could cause the availability of credit to be relatively difficult or expensive to obtain at competitive rates, on commercially reasonable terms or in sufficient amounts. This situation could make us more difficult or more expensive for us to access funds, refinance our existing indebtedness, enter into agreements for new indebtedness, or obtain funding through the issuance of securities or such additional capital may not be available on terms acceptable to us, or at all. We may also enter into business acquisition agreements that require us to access credit, which if not available at the closing of the acquisition could result in a breach of the acquisition agreement and a resulting claim for damages by the sellers of such business. In addition, market conditions could negatively impact our clients’ ability to fund their projects and, therefore, utilize our services, which could have a material adverse impact on our business, financial condition and results of operations.

Some of our customers, suppliers and subcontractors depend on access to commercial financing and capital markets to fund their operations. Disruptions in the credit or capital markets could adversely affect our clients’ ability to finance projects and could result in contract cancellations or suspensions, project delays and payment delays or defaults by our clients. In addition, clients may be unable to fund new projects, may choose to make fewer capital expenditures or otherwise slow their spending on our services or to seek contract terms more favorable to them. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects or that cause them to exercise their right to terminate our contracts with little or no prior notice. In addition, any financial difficulties suffered by our subcontractors or suppliers could increase our cost or adversely impact project schedules. These disruptions could materially impact our backlog and have a material adverse impact on our business, financial condition and results of operations.

If we fail to comply with federal, state and local governmental requirements, our business may be adversely affected.

We are subject to U.S. federal, state, and local laws and regulations that affect our business. Although we have policies and procedures to comply with U.S. trade laws, the violation of such laws could subject us and our employees to civil or criminal penalties, including substantial monetary fines, or other adverse actions including debarment from participation in U.S. government contracts, and could damage our reputation and our ability to do business.

Our business strategy relies in part on acquisitions to sustain our growth. Acquisitions of other companies present certain risks and uncertainties.

Our business strategy involves growth through, among other things, the acquisition of other companies. We try to evaluate companies that we believe will strategically fit into our business and growth objectives, including, for example, our acquisition of ATC Group Services in January 2019 and Long Engineering, Inc. (“LONG”) in February 2020. If we are unable to successfully integrate and develop acquired businesses, we could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on our financial results.

We may not be able to identify suitable acquisition or strategic investment opportunities or may be unable to obtain the required consent of our lenders and, therefore, may not be able to complete such acquisitions or strategic investments. We may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that do not get completed), and we may also pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions we pursue, may negatively affect and cause significant volatility in our financial results.

In addition, we have assumed, and may in the future assume, liabilities of the company we are acquiring. While we retain third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to us. If there are unknown liabilities or other obligations, our business could be materially affected.

Our quarterly results may fluctuate significantly, which could have a material negative effect on the price of our Class A common stock.

Our quarterly operating results may fluctuate due to several factors, including:

•        fluctuations in the spending patterns of our customers;

•        the number and significance of projects executed during a quarter;

•        unanticipated changes in contract performance, particularly with contracts that have funding limits;

•        the timing of resolving change orders, requests for equitable adjustments and other contract adjustments;

•        project delays;

•        changes in prices of commodities or other supplies;

•        weather conditions that delay work at project sites;

•        the timing of expenses incurred in connection with acquisitions or other corporate initiatives;

•        natural disasters or other crises;

•        staff levels and utilization rates;

•        changes in prices of services offered by our competitors; and

•        general economic and political conditions.

If our quarterly operating results fluctuate significantly, causing our operating results to fall below the expectations of securities analysts, the price of our Class A common stock may decrease substantially, which could have a material negative impact on our financial condition and results of operations.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

An impairment charge on our goodwill could have a material adverse impact on our financial position and results of operations.

Because we have grown in part through acquisitions, goodwill and intangible assets represent a substantial portion of our assets. Under U.S. GAAP, we are required to test goodwill carried in our combined balance sheets for possible impairment on an annual basis based upon a fair value approach. As of December 31, 2019, we have $85,125,000 of goodwill, representing 24% of our total assets of $352,773,000. We also are required to test goodwill for impairment between annual tests if events occur or circumstances change that would more likely than not reduce our enterprise fair value below our book value. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in a reporting unit’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, potential government actions toward our facilities, and other factors.

If our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, we might indicate a decline in our fair value and would require us to further evaluate whether our goodwill has been impaired. If the fair value of our reporting units is less than their carrying value, we could be required to record an impairment charge. The amount of any impairment could be significant and could have a material adverse impact on our financial position and results of operations for the period in which the charge is taken.

Rising inflation, interest rates, and/or construction costs could reduce the demand for our services as well as decrease our profit on our existing contracts, in particular with respect to our fixed price contracts.

Rising inflation, interest rates, or construction costs could reduce the demand for our services. In addition, we bear all the risk of rising inflation with respect to those contracts that are fixed price. Because a portion of our revenues are earned from fixed price contracts (approximately 5% as of December 31, 2019), the effects of inflation on our financial condition and results of operations over the past few years have been generally minor. However, if we expand our business into markets and geographic areas where fixed price and lump sum work is more prevalent, inflation may have a larger impact on our results of operations in the future. Therefore, increases in inflation, interest rates or construction costs could have a material adverse impact on our business, financial condition and results of operations.

We are subject to professional standards, duties and statutory obligations on professional reports and opinions we issue, which could subject us to monetary damages.

We issue reports and opinions to clients based on our professional engineering expertise as well as our other professional credentials that subject us to professional standards, duties and obligations regulating the performance of our services. If a client or another third party alleges that our report or opinion is incorrect or it is improperly relied upon and we are held responsible, we could be subject to significant liability or claims for damages. In addition, our reports and other work product may need to comply with professional standards, licensing requirements, securities regulations and other laws and rules governing the performance of professional services in the jurisdiction where the services are performed. We could be liable to third parties who use or rely upon our reports and other work product even if we are not contractually bound to those third parties. These events could in turn result in monetary damages and penalties.

The outcome of pending and future claims and litigation could have a material adverse impact on our business, financial condition and results of operations.

We are a party to claims and litigation in the normal course of business. Since we engage in engineering and construction activities for large facilities and projects where design, construction or systems failures can result in substantial injury or damage to employees or others, we are exposed to claims and litigation and investigations if there is a failure at any such facility or project. Such claims could relate to, among other things, personal injury, loss of life, business interruption, property damage, pollution and environmental damage and be brought by our clients or third parties, such as those who use or reside near our clients’ projects. We can also be exposed to claims if it agreed that a project will achieve certain performance standards or satisfy certain technical requirements and those standards or requirements are not met. In many of our contracts with clients, subcontractors, and vendors, we agree to retain or assume potential liabilities for damages, penalties, losses and other exposures relating to projects that could result in claims that greatly exceed the anticipated profits relating to those contracts. In addition, while clients and subcontractors may agree to indemnify us against certain liabilities, such third parties may refuse or be unable to pay it.

Outbreaks of communicable diseases could adversely affect our business, financial condition and results of operations.

Global or national health concerns, including the outbreak of pandemic or contagious disease, can negatively impact the global economy and, therefore, demand and pricing for our services. For example, the outbreak of the COVID-19 pandemic (“COVID-19”) and the measures being taken to address and limit the spread of the virus have adversely affected the U.S. economy and financial markets, resulting in an economic downturn that may negatively impact the demand for our services. Furthermore, uncertainty regarding the impact of any outbreak of pandemic or contagious disease, including COVID-19, could lead to increased volatility in the markets in which we operate. The occurrence or continuation of any of these events could lead to decreased revenues and limit our ability to execute on our business plan, which could adversely affect our business, financial condition and results of operations.

Additionally, we have an increased number of employees working remotely. As a result, we may have increased cyber security and data security risks, due to increased use of home Wi-Fi networks and virtual private networks, as well as increased disbursement of physical machines. While we implement IT controls to reduce the risk of a cyber-security and data security breach, there is no guarantee that these measures will be adequate to safeguard all systems with an increased number of employees working remotely.

At this time we are monitoring, and will continue to monitor, the safety of our employees during the COVID-19 pandemic. We are evaluating the impact of COVID-19 on current projects, but the full effects of COVID-19 on our operations are still unknown. The extension of shelter-in-place orders within the cities and municipalities we operate in could further negatively impact future results as well as the re-designation of infrastructure spending to non-essential services. Disruptions to capital markets due to the uncertainty surrounding the length and severity of COVID-19 could delay the timing of our customers’ capital projects. In addition, the timing of payments from our commercial customers may be impacted.

Risks Relating to Our Common Stock and Warrants

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we conducted due diligence prior to the Business Combination, we cannot assure you that this diligence revealed all material issues that may be present in our business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, the company may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the company reports charges of this nature could contribute to negative market perceptions about the company or our securities. In addition, charges of this nature may cause the company to violate net worth or other covenants to which we may be subject. Accordingly, our stockholders could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

To the extent that any shares of Class A common stock are issued pursuant to the terms of the LLC Agreement or upon exercise of any of the warrants, the number of shares eligible for resale in the public market would increase.

Pursuant to the terms of the LLC Agreement, the Seller and its limited partners (the “Continuing Members”) may redeem any or all of the shares of Class B common stock issued to them along with a corresponding number of Holdings Units, for an equal number of shares of Class A common stock.

Furthermore, we have 20,000,000 outstanding warrants to purchase 20,000,000 shares of Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable upon the effectiveness if this Registration Statement. In addition, there are 3,750,000 private placement warrants (including the warrants underlying the private placement units) outstanding exercisable for 3,750,000 shares of common stock at an exercise price of $11.50 per share.

To the extent that any shares of Class A common stock are issued pursuant to the terms of the LLC Agreement or upon exercise of any of the warrants to purchase shares of Class A common stock, there will be an increase in the number of shares of Class A common stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Class A common stock.

If we raise capital in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, convertible debt or other hybrid equity securities, our then existing stockholders may experience dilution, such new securities may have rights senior to those of our common stock, and the market price of our common stock may be adversely effected.

If we raise capital in the future our then existing stockholders may experience dilution. Our second amended and restated certificate of incorporation (the “Charter”) provides that preferred stock may be issued from time to time in one or more series. Our Board of Directors (the “Board”) is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The issuance of any such securities may have the impact of adversely affecting the market price of our common stock.

We may redeem holders’ unexpired warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making such warrants worthless.

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees.

We are a “controlled company” within the meaning of NASDAQ listing standards and the rules of the SEC. As a result, we qualify for, and may elect to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.

Bernhard Capital Partners Management LP (“Bernhard Capital Partners”) beneficially owns a majority of the voting power of all outstanding shares of our common stock. Pursuant to NASDAQ listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company” and may elect not to comply with certain corporate governance requirements. Therefore, for so long as Bernhard Capital Partners beneficially owns a majority of the voting power of all outstanding shares of our common stock, we may elect to not be subject to NASDAQ listing standards that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Accordingly, if we remain a controlled company and if we elect to rely on the exemption and during any transition period following a time when we have made such election and are no longer a controlled company, our stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

In addition, on June 20, 2012, the SEC passed final rules implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The SEC’s rules direct each of the national securities exchanges (including NASDAQ) to develop listing standards requiring, among other things, that: (i) compensation committees be composed of fully independent directors, as determined pursuant to new independence requirements; (ii) compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and (iii) compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor’s employer and us. As a “controlled company,” we are not subject to these compensation committee independence requirements.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. The market values of our securities may vary significantly from their prices on the date the Purchase Agreement was executed (August 12, 2019), the date of the proxy statement (November 12, 2019), or the date of the Annual Report on Form 10-K (March 16, 2020).

In addition, fluctuations in the price of the company’s securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning our company or the industries in which we operate in general;

•        operating and stock price performance of other companies that investors deem comparable to the company;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving our company;

•        changes in our company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our Class A common stock available for public sale;

•        any major change in our Board or management;

•        sales of substantial amounts of our Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The market price of our common stock may be affected by low trading volume.

Although a trading market for our Class A common stock exists on the NASDAQ, the trading volume has not been significant, due in part to a substantial number of our outstanding shares of our common stock being subject to contractual lock-ups and other legal restrictions. Additionally, a large percentage of our common stock is currently made up of Class B common stock, which is not listed on a public exchange but is exchangeable (along with Holdings Units) for shares of Class A common stock. The market price for shares of our Class A common stock may be made more volatile because of the relatively low volume of trading. When trading volume is low, significant price movement can be caused by the trading in a relatively small number of shares. Low volume can also reduce liquidity, which could adversely affect the market price of our shares of common stock.

There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

There can be no assurance that we will be able to comply with the continued listing standards of NASDAQ.

Our continued eligibility for listing on NASDAQ depends on a number of factors. If NASDAQ delists the Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Provisions in our Charter and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

The Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or our second amended and restated bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in the Charter may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A common stock and could entrench management.

The Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors, the controlling provisions of the Nomination Agreement we entered into with the Seller at the consummation of the Business Combination (the “Nomination Agreement”), a supermajority vote required to amend certain provisions of the Charter and the ability of the Board to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Cautionary Statement Regarding Forward-Looking Statements

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•        the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto;

•        the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic;

•        the ability to obtain and/or maintain the listing of our Class A common stock on NASDAQ following the Business Combination;

•        our ability to raise financing in the future;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business, as a result of which they would then receive expense reimbursements;

•        our public securities’ potential liquidity and trading;

•        changes adversely affecting the business in which we are engaged;

•        the risks associated with cyclical demand for our services and vulnerability to industry downturns and regional national downturns;

•        fluctuations in our revenue and operating results;

•        unfavorable conditions or further disruptions in the capital and credit markets;

•        our ability to generate cash, service indebtedness and incur additional indebtedness;

•        competition from existing and new competitors;

•        our ability to integrate any businesses we acquire;

•        our ability to recruit and retain experienced personnel;

•        risks related to legal proceedings or claims, including liability claims;

•        our dependence on third-party contractors to provide various services;

•        our ability to obtain additional capital on commercially reasonable terms;

•        safety and environmental requirements that may subject us to unanticipated liabilities; and

•        general economic conditions.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents our unaudited pro forma condensed combined financial statements for the three months ended March 31, 2020 and year ended December 31, 2019 based upon the combined historical financial statements of the Company, Boxwood and Atlas Intermediate after giving effect to the Business Combination and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination, equity financing, and debt financing as if they had been completed on January 1, 2019.

This information has been developed from and should be read together with the Company’s, Boxwood’s and Atlas Intermediate and ATC Group Partners LLC’s historical audited and unaudited financial statements and related notes included herein.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Business Combination had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact, of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had the Business Combination been completed prior to the periods indicated above, or any integration costs and benefits from restructuring plans.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020
(in thousands, except share and per share data)

	Atlas Intermediate (Historical) (1/1-2/14/2020) (US GAAP)	Atlas Technical Consultants, Inc. (Historical) (2/15-3/31/2020) (US GAAP)	Atlas Combined (As Reported) (1/1-3/31/2020) (US GAAP)	Boxwood (Historical) (1/1-2/14/2020) (US GAAP)	Combined Prior to Pro-Forma Adjustments	Pro-Forma Adjustments		Pro-Forma Combined
Revenues	$58,687	$50,615	$109,302		$109,302			$109,302
Cost of revenues	(31,725)	(27,173)	(58,898)		(58,898)			(58,898)
Gross profit	26,962	23,442	50,404	—	50,404			50,404
Operating expenses	(45,075)	(23,290)	(68,365)	(17,285)	(85,650)	6,957	A	(49,501)
						9,845	B
						2,167	C
						75	D
						(180)	E
						17,285	N
Operating (loss) income	(18,113)	152	(17,961)	(17,285)	(35,246)	36,149		903
Interest expense	(2,951)	(2,689)	(5,640)		(5,640)	1,712	F	(5,121)
						1,200	G
						(2,160)	H
						(233)	I
Interest income				411	411	(411)	O	—
Other income (expense)	17	15	32		32			32
(Loss) before income taxes	(21,047)	(2,522)	(23,569)	(16,874)	(40,443)	36,257		(4,186)
Income tax expense	—	—	—	—	—	—		—
Net (loss)	(21,047)	(2,522)	(23,569)	(16,874)	(40,443)	36,257		(4,186)
Provision for non-controlling interest		3,260	3,260		3,260	2,967	M	6,227
Redeemable/Preferred stock dividends		(2,244)	(2,244)		(2,244)	(892)	J	(4,440)
						(1,293)	K
						(11)	L
Net (loss) attributable to members/holders of Class A common stock	$(21,047)	$(1,506)	$(22,553)	$(16,874)	$(39,427)	37,028		$(2,399)

(Loss) Per Class A Common Share	N/A	$(0.26)		$(2.93)	N/A			$(0.42)

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	N/A	5,767,342		5,767,342	N/A			5,767,342

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the year ended December 31, 2019					For the year ended December 31, 2019
	Boxwood (Historical) (US GAAP)	Atlas Intermediate (Historical) (US GAAP)
			Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$471,047	$471,047	$—		$471,047
Cost of revenues	—	(259,741)	(259,741)	—		(259,741)
Gross profit	—	211,306	211,306	—		211,306
Operating expense	(3,713)	(192,075)	(195,788)	12,927	AA	(182,861)
Operating (loss) income	(3,713)	19,231	15,518	12,927		28,445
Interest expense	—	(9,862)	(9,862)	9,473	BB	(19,477)
				(19,088)	BB
Interest income	4,054		4,054	(4,054)	CC	—
Other income, net	—	149	149	—		149
Income (loss) before provision for income taxes	341	9,518	9,859	(742)		9,117
Provision for income taxes	(689)	(1,342)	(2,031)	(2,370)	DD	(4,401)
Net (loss) income from continuing operations	(348)	8,176	7,828	(3,112)		4,716
Provision for non-controlling interest	—	—	—	7,077	EE	7,077
Redeemable/Preferred stock dividends				(7,250)	FF	(17,919)
				(10,513)	FF	—
				(156)	FF	—
Net (loss) from Continuing Operations Attributable to Class A Shareholders	$(348)	$8,176	$7,828	$(13,954)		$(6,126)

Net loss per share – basic and diluted
Net loss/Net loss from continuing operations per share class A	$(0.52)					$(1.05)
Weighted average shares outstanding – class A	6,348,851					5,827,342

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Boxwood was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Atlas Intermediate issuing stock for the net assets of Boxwood, accompanied by a recapitalization. The net assets of Boxwood were stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and three months ended March 31, 2020 give pro forma effect to the Business Combination, equity financing and debt financing as if they had been completed on January 1, 2019. These periods are presented on the basis of Atlas Intermediate being the accounting acquirer.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        the audited condensed statement of operations of Boxwood for the year ended December 31, 2019 and the related notes, included herein; and

•        the audited condensed consolidated and combined statement of operations of Atlas Intermediate Holdings LLC and ATC Group Partners LLC for the year ended December 31, 2019 and the related notes, included herein.

The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        the unaudited condensed statement of operations of the Company for the quarter ended March 31, 2020 and the related notes, included herein.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination or any integration costs or restructuring plans.

The pro forma adjustments reflecting the consummation of the Business Combination, equity financing, and debt financing are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. We believe that our assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company, Boxwood and Atlas Intermediate included herein.

2. Accounting Policies

Management is in the process of performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company. Boxwood and Atlas Intermediate have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Boxwood’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2020 are as follows:

(A)    Reverse transaction related costs that were recorded in the financial records of Atlas Intermediate on the date the Company consummated the Business Combination (the “Closing Date”).

(B)    Reverse stock compensation expense that was accelerated upon change of control provisions within the incentive plans. These costs were recorded by Atlas Intermediate upon the Closing Date of the Business Combination.

(C)    Reverse change in control payments relating to certain executives due upon the completion of the Business Combination.

(D)    Reverse consulting fees associated with former Boxwood personnel to assist in the Atlas Credit Agreement (as defined in Note 7 of our unaudited financials for the quarterly period ended March 31, 2020) debt syndication process.

(E)    Adjust Board of Directors compensation for a full quarter versus amount recorded in financial records which is only from the completion of the Business Combination through the end of the period.

(F)    Reverse the write-off of the Atlas Credit Facility deferred loan fees that were recorded by Atlas Intermediate upon the closing of the Atlas Credit Agreement.

(G)   Reverse interest expense associated with the old Atlas Credit Facility as the pro-forma income statement assumes that debt would have been extinguished as of January 1, 2020.

(H)   Record interest expense associated with the Term Loan for the Atlas Credit Agreement for the period January 1, 2020 through February 14, 2020.

(I)     Record amortization of deferred financing fees associated with the Term Loan for the Atlas Credit Agreement for the period January 1, 2020 through February 14, 2020.

(J)    Record cash dividends of the redeemable preferred stock at 5% on $145 million for the period January 1, 2020 through February 14, 2020.

(K)   Record PIK dividends of the redeemable preferred stock at 7.25% on $145 million for the period January 1, 2020 through February 14, 2020.

(L)    Record accretion of the 2.18% discount offered on the redeemable preferred stock for the period January 1, 2020 through February 14, 2020.

(M)   Record additional non-controlling interest provision as if the holders of Class B common stock shared in the results of the Company for the quarter based upon pro-forma results.

(N)    Reverse transaction related costs including deferred IPO fees that were recorded in the financial records of Boxwood on the Closing Date of the Business Combination.

(O)   Eliminate interest income on the trust account.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are as follows:

(AA) Reflects elimination of transaction related costs incurred and recorded by Atlas Intermediate and Boxwood.

(BB) Reflects the elimination of interest expense on the historical debt that is settled, and additional interest expense as a result of the debt financing.

(CC) Elimination of interest income on the trust account.

(DD) Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments to income attributable to Class A stockholders at the estimated statutory tax rate of 26%. Income attributable to non-controlling interests is not subject to taxes.

(EE) Reflects the 80% of interests related to the Class B stockholders.

(FF)  Reflects dividends payable to GSO in cash and PIK as well as the accretion of the 2.18% issuance discount on the preferred shares under the effective interest method, as outlined in the Equity Financing Commitment Letter, for the preferred shares reflected as redeemable non-controlling interests in the pro forma balance sheet.

Use of Proceeds

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.

We will not receive any proceeds from the sale of the Private Placement Warrants or shares of Class A common stock to be offered by the selling security holders pursuant to this prospectus. With respect to the issuance of shares of Class A common stock underlying the Warrants, we will not receive any proceeds from the sale of such shares except with respect to amounts received by us due to the exercise of the Warrants to the extent the Warrants are exercised for cash. We will receive up to an aggregate of approximately $273 million from the exercise of Warrants, assuming the exercise in full of all of the Warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the Warrants for general corporate purposes.

The selling security holders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities. We will bear all costs, expenses and fees in connection with the registration of the Securities, including with regard to compliance with state securities or “blue sky” laws.

Dividend Policy

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends in the future will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in any of our existing or future indebtedness.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains “forward-looking statements” reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We assume no obligation to update any of these forward-looking statements.

OVERVIEW

Our Business

Headquartered in Austin, Texas, we are a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping our clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing the existing structures as well as helping to build new structures. However, we do not perform any construction, and do not take construction risk.

We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2019, Atlas:

•        performed more than 50,000 projects, with average revenue per project of less than $10,000; and

•        delivered more than 95% of our projects under “time & material” and “cost-plus” contracts.

We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues are derived from projects that have used our services at least twice in the past three years and more than 95% of our revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Our broad base of customers spans a diverse set of end markets including the transportation, commercial, water, government, education and industrial sectors. Our customers include government agencies, quasi-public entities, schools, hospitals, utilities and airports, as well as private sector clients across many industries.

Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of March 31, 2020, our technical staff represented 75% out of our 3,265 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of March 31, 2020, our contracted backlog was estimated to be approximately $607 million. See “— Backlog” below for additional information relating to our backlog.

For the three months ended March 30, 2020 and year ended December 31, 2019, we recognized approximately $109.3 million and $471 million of gross revenues, ($1.5) million and $8 million of net income, and $12.9 million and $66 million of Adjusted EBITDA, respectively, (which does not take into account $7 million of pro forma cost synergies reflecting the impact of cost savings arising from the merger between Atlas Intermediate and ATC Group in 2019 by eliminating duplicate costs including those relating to labor, rent, sourcing and information technology). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “— Non-GAAP Financial Measures” below.

HOW WE EVALUATE OUR OPERATIONS

We use a variety of financial and other information in monitoring the financial condition and operating performance of our business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. We use this information for planning and monitoring our business, as well as in determining management and employee compensation.

We evaluate our overall business performance based primarily on a combination of three financial metrics: revenue, backlog and Adjusted EBITDA. These are key measures used by our management team and Board to understand and evaluate our operational performance, to establish budgets and to develop short and long-term operational goals.

Revenue

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. We recognize revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. We generally contract for services to customers based on either a fixed fee or hourly rates. In such contracts, our efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, we recognize revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income.

Backlog

We analyze our backlog, which we define as fully awarded and contracted work or revenue we expect to realize for work completed, to evaluate operations and future revenue potential. Our contracted backlog includes revenue we expect to record in the future from signed contracts. In order to calculate backlog, we determine the amounts for contracted projects that are fully funded, and then determine the respective revenues expected to be realized upon completion of work. We use backlog to evaluate company revenue growth as we typically follow growth in backlog.

Adjusted EBITDA

We view Adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other pro forma adjustments, including expected public company costs. For more information on Adjusted EBITDA, as well as a reconciliation to the most directly comparable GAAP measure, please see “— Non-GAAP Financial Measures” below.

COMPONENTS & FACTORS AFFECTING OUR OPERATING RESULTS

Revenue

We generate revenue primarily by providing infrastructure-based testing, inspection, certification, engineering, and compliance services to a wide range of public- and private-sector clients. Our revenue consists of both services provided by our employees and pass-through fees from subcontractors and other direct costs. We generally utilizes a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Cost of Revenue

Cost of revenue reflects the cost of personnel and specifically identifiable costs associated with revenue.

Operating Expense

Operating expense includes corporate expenses, including personnel, occupancy, and administrative expenses, including depreciation and amortization.

Interest Expense

Interest expense consists of contractual interest expense on outstanding debt obligations, amortization of deferred financing costs and other related financing expenses.

Other Income (Expense)

Other income or expense reflects the gains or losses, including the costs and related accumulated depreciation recapture, resulting from the disposal of an asset when such asset is sold or retired.

Income Tax Expense

Following the consummation of the Business Combination, we are organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the our only direct assets will consist of common units of Holdings Units. We are the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Business Combination.

Previously, Atlas Intermediate was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for us or our subsidiaries have been provided for in the accompanying consolidated financial statements except as disclosed below.

The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant in 2019 and 2018. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The results of operations prior to the Business Combination were treated consistently in this manner.

Subsequent to the Business Combination, the Up-C structure allowed the holders of our Class B common stock to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal income (and certain state and local) tax purposes following the Business Combination.

One of these benefits is that, for U.S. federal income (and certain state and local) purposes, our future taxable income that is allocated to Seller and its limited partners will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level.

Income tax relating to the C-Corps is not considered in the provision for non-controlling interest calculation as it is solely the responsibility of the holders of our Class A common stock. The Texas margin tax is considered within the provision of non-controlling interest as it generated through the results of Atlas Intermediate and its subsidiaries.

Although the majority of our wholly-owned subsidiaries are structured as limited liability companies and considered pass through entities for federal and state income tax purposes, we do have two entities that are registered as C-Corps under federal income tax law. For those C-Corp entities, we are subject to income tax assessments within their jurisdictions on their current operations. Additionally, our Texas domiciled subsidiaries are subject to the Texas Franchise Tax.

Income tax expense and our effective tax rates can be affected by many factors, including changes in our mix of pre-tax losses/earnings, the effect of non-controlling interest in income of consolidated subsidiaries, our acquisition strategy, available tax incentives and credits, changes in judgment regarding the realizability of our deferred tax assets, changes in existing tax laws and our assessment of uncertain tax positions. Our tax returns are routinely audited by the taxing authorities and settlements of issues raised in these audits may affect our effective tax rate.

Net Income (loss) From Continuing Operations

Net income from continuing operations reflects our operating income after taking into account costs and expenses for a given period, while excluding any gain or loss from discontinued operations.

Loss From Discontinued Operations

Loss from discontinued operations includes our non-recurring gains or losses realized in connection with the disposition of an asset or component of the business that results in discontinued operations.

Provision for Non-controlling Interest

Our ownership and voting structure is comprised of holders of our Class A common stock that participate 100% in the results of Atlas Technical Consultants, Inc. and 19.4% in Atlas Intermediate and its subsidiaries and holders of our Class B common stock that participate in the results of Atlas Intermediate and its subsidiaries until their Class B common stock is converted to Class A common stock. The holders of our Class B common stock participate in 80.6% of Atlas Intermediate and its subsidiaries. In connection with the Business Combination, it was determined that the results of Atlas Intermediate and its subsidiaries would be fully consolidated within the results of the Company.

Due to the participation of the holders of our Class B common stock in the results of Atlas Intermediate and subsidiaries, a non-controlling interest was deemed to exist. Consolidated net income includes earnings attributable to both the shareholders and the non-controlling interests.

The provision for non-controlling interest relates to pre-tax income subsequent to the Business Combination and does not include a pro-rata share of taxes as federal and state income taxes are attributable only to the holders of our Class A common stock under the Up-C structure.

Redeemable Preferred Stock Dividends

On February 14, 2020, in connection with the consummation of the Business Combination, Holdings and GSO COF III AIX-2 LP (“GSO AIV-2”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,450, which represents a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder.

The Preferred Units rank senior in priority to all other existing and future equity securities of Holdings with respect to liquidation preference and distribution rights.

The Preferred Units have a liquidation preference of $1,000 per Preferred Unit (the “Liquidation Preference”).

Subject to any limitations set forth in the Atlas Credit Agreement, the Preferred Units pay a dividend of 5% per annum, plus either an additional 6.25% per annum in cash or 7.25% per annum in additional Preferred Units, at Holdings’ option, payable quarterly in arrears.

If a cash dividend is not able to be made because of a limitation under the Atlas Credit Agreement, then the Liquidation Preference with respect to any Unit shall increase to 3.5625% in any quarter until a cash dividend can be made.

The Preferred Units do not possess voting rights and are not convertible into any other security of Holdings.

Holdings may redeem the Preferred Units beginning on the second anniversary of the Closing Date at a price of 103% of the Liquidation Preference (the “Redemption Premium”), and on the third anniversary of their issuance at the Liquidation Preference, in each case plus accrued and unpaid dividends. The Preferred Units may only be redeemed by Holdings within the first two years of the Closing Date upon a change of control as described below, in which case such Preferred Units will be redeemed at a customary make-whole amount as if the Preferred Units were redeemed on the second anniversary.

Subject to the terms of Holdings’ and its subsidiaries’ senior credit agreements, Holdings will be required to redeem the Preferred Units at the Redemption Premium, plus accrued and unpaid dividends, in the event of (i) a change of control, (ii) sales or other dispositions of all or substantially all of Holdings’ assets and (iii) the insolvency or bankruptcy of Holdings or any of its material subsidiaries.

Finally, holders of the Preferred Units may require Holdings to redeem their Preferred Units at the Liquidation Preference, plus accrued and unpaid dividends, beginning on the eighth anniversary of the Closing Date, subject to certain customary limitations.

Net Income (loss) Attributable to Class A Common Stock (Previously Members)

Net income (loss) attribution to holders of our Class A common stock represents our results after the provision for non-controlling interest, the effect of all taxes under the Up-C structure for the period subsequent to the Business Combination, and dividends due on redeemable preferred stock.

Net income (loss) for the historical results of Atlas Intermediate prior to the Business Combination are also reported within this line item.

RESULTS OF OPERATIONS

Consolidated Results of Operations for the three months ended March 31, 2020

	For the quarter ended March 31,
	2020	2019
Revenues	$109,302	$105,611
Cost of revenues	(58,898)	(57,172)
Operating expenses	(68,365)	(44,869)
Operating (loss) income	(17,961)	3,570
Interest expense	(5,640)	(2,385)
Other income (expense)	32	(296)
(Loss) income before income taxes	(23,569)	889
Income tax expense	—	(5)
Net (loss) income from continuing operations	(23,569)	884
Loss from discontinued operations	—	(149)
Net (loss) income	(23,569)	735
Provision for non-controlling interest	3,260	—
Redeemable preferred stock dividends	(2,244)	—
Net (loss) income attributable to Class A common stock shareholders/members	$(22,553)	$735
(Loss) Per Class A Common Share	$(0.26)	N/A
Weighted average of shares outstanding:
Class A common shares (basic and diluted)	5,767,342	N/A

Comparison of the three months ended March 31, 2020 to the three months ended March 31, 2019:

Overview of Financial Results

This quarter, we saw an increase in our Backlog to $607.4 million or 6% compared to March 31, 2019. Revenues were higher this quarter in comparison to the comparable prior quarter due to our business strategy of responsible acquisitions that complement our platform and our investment in prior year within the Texas market.

Gross margins improved slightly in comparison to the comparable quarter while operating costs were higher due to the costs of completing the Business Combination. Interest expense was higher due to the higher borrowings associated with Business Combination and the dividends on redeemable preferred stock were a result of the Business Combination.

Revenue

Revenue for the three months ended March 31, 2020 increased $3.7 million, or 3%, to $109.3 million as compared to $105.6 million for the corresponding prior year period.

The increase in revenue for the three months ended March 31, 2020 was primarily attributable to acquisition of LONG in February 2020 as well as net organic growth from our existing platform in the amounts of $2.0 million and $1.7 million respectively. Our existing operations benefited from our expansion into new markets in Texas.

Cost of Revenue

Cost of revenue for the three months ended March 31, 2020 increased $1.7 million, or 3%, to $58.9 million as compared to $57.2 million for the corresponding prior year period. The increase in cost of revenues was due solely to the increase in revenues.

For the three months ended March 31, 2020, cost of revenue, as a percentage of revenue, remained fairly unchanged at 53.9% and 54.1% for the three months ended March 31, 2019.

Operating Expense

Operating expense for the three months ended March 31, 2020 increased $23.5 million, or 52%, to $68.4 million as compared to $44.9 million for the corresponding prior year period. For the three months ended March 31, 2020, operating expense, as a percentage of revenue, increased to 62.5% from 42.5% for the three months ended March 31, 2019.

The increase in operating expense for the three months ended March 31, 2020 was primarily attributable to the consummation of the Business Combination as the Company expensed $7.0 million of acquisition related costs associated with the Business Combination and $12.0 million of costs incurred with change of control provisions contained within employment agreements and our former Management Incentive Plan. These transaction-related items comprised 17.4% of the 20.0% change in operating expenses as a percentage of revenues when comparing the quarter ended March 31, 2020 to March 31, 2019. The remainder of the change was primarily associated with public company costs.

Interest Expense

Interest expense for the three months ended March 31, 2020 increased $3.2 million or 136%, to $5.6 million as compared to $2.4 million for the corresponding prior year period. The increase in interest expense is due to higher borrowings and interest rates in comparison to the prior year and the write-off of deferred financing fees associated with the former Atlas Credit Facility.

Other Income (Expense)

Other income (expense) for the three months ended March 31, 2020 and 2019 was $0.0 million and ($0.3) million, respectively. We recorded settlements with former owners of an acquired company in 2019, this did not repeat in 2020.

Loss From Discontinued Operations

Other loss from discontinued operations for the three months ended March 31, 2020 decreased ($0.1) million, or 100%, to $0.0 million as compared to $0.1 million for the corresponding prior year period.

The decrease in loss from discontinued operations for the three months ended March 31, 2020 was attributable to the closure of the Power & Industrial business unit in late 2018 with some closing transactions recorded in 2019.

Provision for Non-controlling Interest

The provision for non-controlling interest for the three months ended March 31, 2020 increased by $3.3 million or 100% to $3.3 million from $0.0 million for the corresponding period. This increase is due to reverse recapitalization created by the Business Combination whereby the holders of our Class B common stock only share in the results of Atlas Intermediate and its subsidiaries based upon their ownership percentage in relation to total common stockholders. This treatment is effective from the Business Combination until the exchange of Class B common stock to Class A common stock.

Redeemable Preferred Stock Dividends

Redeemable preferred stock dividends for the three months ended March 31, 2020 was $2.2 million as a result of the $141.8 million of redeemable preferred stock that we issued in connection with the Business Combination.

Consolidated Results of Operations for the year ended December 31, 2019

	For the year ended December 31,
	2019	2018
	($ in thousands)
Revenues	$471,047	$426,439
Cost of revenues	(259,741)	(249,504)
Operating expenses	(192,075)	(157,459)
Operating income	19,231	19,476
Interest expense	(9,862)	(6,787)
Other income/(expense)	149	96
Income before income taxes	9,518	12,785
Income tax benefit/(expense)	(1,342)	(347)
Net income from continuing operations	8,176	12,438
Loss from discontinued operations	(146)	(393)
Net income	$8,030	$12,045

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018.

Revenue

Revenue for the year ended December 31, 2019 increased $44.6 million, or 10%, to $471.0 million as compared to $426.4 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2019 was primarily attributable to the contribution from various acquisitions completed in late 2018 as well as organic growth from our existing platform in the amounts of $24.6 million and $20.0 million, respectively. Our existing operations benefited from new scope of work for an existing client serviced across our nationwide platform and our expansion into new markets in Texas.

Cost of Revenue

Cost of revenue for the year ended December 31, 2019 increased $10.2 million, or 4%, to $259.7 million as compared to $249.5 million for the corresponding prior year period. The increase in cost of revenues was due to the increase in revenues, however it was not commensurate with the revenue increase due to a reclassification in the current year of benefits from cost of revenues to operating expenses. Without this reclassification, cost of revenues would have increased 10% comparing the year ended December 31, 2019 to 2018.

For the year ended December 31, 2019, cost of revenue, as a percentage of revenue, decreased to 55.1% from 58.5% for the year ended December 31, 2018. The decrease in cost of revenue as a percentage of revenue for the year ended December 31, 2019 was primarily due to a change in presentation of benefits expense relating to those employees servicing projects from cost of revenues to operating expenses for one of our acquired companies to conform with the existing platform. This represented 3.0% of our revenues for the year ended December 31, 2019.

Operating Expense

Operating expense for the year ended December 31, 2019 increased $34.6 million, or 22%, to $192.1 million as compared to $157.5 million for the corresponding prior year period. For the year ended December 31, 2019, operating expense, as a percentage of revenue, increased to 40.8% from 36.9% for the year ended December 31, 2018.

The increase in operating expense for the year ended December 31, 2019 was primarily attributable to the increase in revenues for the period as we incurred additional personnel related and vehicle costs associated with the direct labor hires required to support those additional revenues, non-recurring transaction related costs associated with our then-proposed acquisition by Boxwood Merger Corp, which we completed on February 14, 2020, and the change in presentation of benefits associated with direct employees at one of our acquired companies to operating expense from cost of revenue. The presentation change represented 3.0% of our revenues for the year ended December 31, 2019 and an increase to operating expenses of 9% when comparing the year ended December 31, 2019 to 2018.

Interest Expense

Interest expense for the year ended December 31, 2019 increased $3.1 million, or 45%, to $9.9 million as compared to $6.8 million for the corresponding prior year period. The increase in interest expense is due to the increase in average outstanding borrowings for 2019 compared to the average outstanding borrowings during 2018.

Other Income

Other income for the year ended December 31, 2019 and 2018 was consistent at $0.1 million.

Income Tax Expense

Income tax expense for the year ended December 31, 2019 was $1.3 million compared to income tax expense of $0.3 million for the year ended December 31, 2018. The increase in taxes is due to the growth of our Texas operations as well as work performed in the Commonwealth of Puerto Rico.

Prior to the Business Combination and reorganization as an Up-C structure for income tax purposes, we were treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or our subsidiaries has been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few of our subsidiary C-Corp entities. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the year ended December 31, 2019 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2019 decreased by approximately ($0.2) million, or (63%), to approximately $0.2 million as compared to approximately $0.4 million for the corresponding prior year period.

The decrease in loss from discontinued operations for the year ended December 31, 2019 was primarily due to the wind-down of our Power and Industrial (P&I) operation. We entered into a purchase agreement with a third-party in December 2017, and the sale was completed during 2018, resulting in an immaterial gain. The 2019 amounts represented the final wind-down of the operations that took place at the beginning of the year.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity and capital resources are our cash and cash equivalents balances, cash flow from operations, borrowings capacity under our Atlas Credit Facility (as defined below), Atlas Loan Agreement (as defined below) and access to financial markets. Our principal uses of cash are operating expenses, working capital requirements, capital expenditures, repayment of debt and acquisition expenditures. We have been in compliance with the terms of our credit agreement and we believe our sources of liquidity, including cash flow from operations, existing cash and cash equivalents and borrowing capacity under our Atlas Credit Facility and Atlas Loan Agreement will be sufficient to meet projected cash requirements for at least the next twelve months. We are assessing our business operations and the impact that COVID-19 may have on our financial results and liquidity. We will continue to monitor our capital requirements thereafter to ensure our needs are in line with available capital resources and we will continue to monitor the impact of COVID-19 to our liquidity.

Cash Flows

for the three months ended March 31, 2020

	For the quarter ended March 31,
	2020	2019
	($ in thousands)
Net cash (used in) provided by operating activities	$(12,572)	$588
Net cash used in investing activities	(11,580)	(1,397)
Net cash provided by financing activities	22,891	56,461
Net increase/(decrease) in cash and cash equivalents	$(1,261)	$55,652

Comparison of the three months ended March 31, 2020 to the three months ended March 31, 2019

Cash and Cash Equivalents.

At March 31, 2020 and 2019 we had $18.9 million and $20.2 million of cash and cash equivalents, respectively.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash used in operating activities was ($12.6) million for the three months ended March 31, 2020, compared to net cash provided of $0.6 million for the three months ended March 31, 2019. The decrease of ($13.2) million was primarily due to the increase this quarter in unbilled receivables in the amount of ($6.6) million relating to a system conversion in one of our operating companies and the payment of ($6.8) million accounts payable and accrued expenses mainly relating to costs associated with the Business Combination.

Investing Activities

Net cash used in investing activities was ($11.6) million for the three months ended March 31, 2020, compared to ($1.4) million for the three months ended March 31, 2019. The $10.2 million increase in cash used was related to our acquisition of LONG in February 2020.

Financing Activities

Net cash provided by financing activities was $22.9 million for the three months ended March 31, 2020, compared $56.5 million for the three months ended March 31, 2019. The ($33.6) million decrease to net cash provided by financing activities was due to the timing of the financing received in the quarter ended March 31, 2019 for the shareholder distributions paid subsequent to that quarter in comparison to the issuance of $20.7 million of common stock from new stockholders relating the Business Combination during the quarter ended March 31, 2020.

The Company did raise additional money this quarter through the Atlas Credit Agreement, described herein, and the issuance of redeemable preferred stock which was used to pay a distribution to the former owners of Atlas Intermediate, acquire LONG and pay off the Atlas Credit Facility.

Working Capital

Working capital, or current assets less current liabilities, decreased ($45.3) million, or 31%, to $98.8 million at March 31, 2020 from $144.1 million at March 31, 2019. This decrease in working capital resulted from the timing of a Member distribution in the amount of $52.8 million that was financed as of March 31, 2019 but paid subsequent to the balance sheet date, partially offset by a $9.2 million increase in unbilled receivables due to a system conversion for one of our operating companies.

Cash Flows for the year ended December 31, 2019

	For the year ended December 31,
	2019	2018
	($ in thousands)
Net cash provided by operating activities	$31,507	$36,916
Net cash used in investing activities	(9,607)	(14,149)
Net cash used in financing activities	(8,224)	(26,875)
Net increase (decrease) in cash and cash equivalents	13,676	(4,108)

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018

Cash and Cash Equivalents

At December 31, 2019 and 2018 we had $20.2 million and $6.5 million of cash and cash equivalents, respectively.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash provided by operating activities was $31.5 million for the year ended December 31, 2019, compared to $36.9 million for the year ended December 31, 2018. The decrease of ($5.4) million was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $9.6 million for the year ended December 31, 2019, compared to $14.1 million for the year ended December 31, 2018. The ($4.5) million decrease in cash used was primarily due to an acquisition in the previous period offset by higher capital expenditure to support our growth.

Financing Activities

Net cash used for financing activities was $8.2 million for the year ended December 31, 2019, compared to cash used by financing activities of $26.9 million for the year ended December 31, 2018. The ($18.7) million decrease to net cash used in financing activities was primarily due to additional funds received through the debt financing offset by distributions to stockholders.

Working Capital

Working capital, or current assets less current liabilities, increased $5.2 million, or 6%, to $92.1 million at December 31, 2019 from $86.9 million at December 31, 2018. This increase in working capital resulted from our increased revenues and continued emphasis on billing and collections metrics.

Debt Arrangements

In October 2017, concurrent with the closing of the acquisition of Moreland Altobelli Associates (“Moreland”), we obtained a bridge loan from Regions Bank in the amount of $42.0 million. In November 2017, concurrent with the closing of the acquisition of the Engineering Testing Services family of companies (“ETS”), we entered into a credit agreement with a group led by Regions Bank providing a term loan of $95.0 million and a revolving credit facility of $30.0 million secured by some of our assets (the “Atlas Loan Agreement”). Proceeds from the Atlas Loan Agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The Atlas Loan Agreement provided for a scheduled maturity date in November 2022 and quarterly principal payments beginning in December 2017, with interest compounded based on the variable rate in effect.

ATC was party to a business loan agreement (the “ATC Loan Agreement”) which provided for a scheduled maturity date of January 29, 2020. The ATC Loan Agreement included a revolving credit facility of $45.0 million. Security for the loan was provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the ATC Loan Agreement bore interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin based on the total leverage ratio as defined in the ATC Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balances of the Atlas Loan Agreement and the ATC Loan Agreement were paid in full and the ATC Loan Agreement was terminated. The Atlas Loan Agreement was amended to provide in the amount of $145.0 million and a revolving credit facility of $50.0 million, of which $31.8 million was funded at closing (collectively, the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a stockholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility required quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bore interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined therein. For the interest payment made in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

Concurrent with the Business Combination, the Company paid off the Atlas Credit Facility and entered into a senior credit facility with Macquarie Capital Funding LLC (the “Credit Facility”) consisting of (i) a $281.0 million senior secured term loan maturing in February 2026 and (ii) a $40.0 million senior secured Revolver maturing in February 2025. The interest rates under the Credit Facility are equal to either (i) Adjusted LIBOR Rate (as defined in the Credit Agreement), plus 6.25% , or (ii) an Alternate Base Rate (as defined in the Credit Agreement), plus 5.00%. This is modeled in our pro forma financial statements as of and for the year ended December 31, 2019.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2019. In March 2019, subsequent to the merger with ATC, the outstanding balance on the Atlas Loan Agreement was paid in full and terminated, and the existing Atlas credit facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing (“Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a stockholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility was scheduled to mature in March 2024 and bore interest at a rate of 5.500%. It was subsequently paid off in connection with the Business Combination. We expect to fund these contractual obligations with cash generated from operating activities.

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Revolving credit facility – term loan(1)	$162,105	$18,068	$33,770	$110,267	$—
Capital lease obligation	1,079	286	572	221	—
Operating lease obligation	40,005	11,613	15,452	9,080	3,860
Obligations without cancellation provisions	3,917	3,917	—	—	—
Revolving credit facility – revolving loan(1)	39,839	1,577	2,636	35,626	—
Total contractual obligations and commitments	$246,945	$35,461	$52,430	$155,194	$3,860

____________

(1)      The two portions of the Atlas Loan Agreement, the revolving credit facility and the term loan, both bore interest at a variable rate, calculated as LIBOR plus a spread based on the Company’s leverage ratio. The spread was a range from 2.25% to 4.25%, and the leverage ratio was calculated as the Company’s total outstanding debt under this agreement divided by the Company’s estimated future EBITDA. Estimated future interest is included in the anticipated future payments.

Off-Balance Sheet Arrangements

As of March 31, 2020, we had no material off-balance sheet arrangements.

Effects of Inflation

Based on the analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items.

We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of Adjusted EBITDA to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP.

	For the three months ended March 31,		For the year ended December 31,
	2020	2019	2019	2018
	(in millions)
Net Income	$(23.6)	0.7	$8.0	$12.0
Interest Expense	5.6	2.4	9.9	6.8
Provision for Income Taxes	—	—	1.3	0.3
Depreciation and amortization	5.0	5.2	19.9	20.0
EBITDA	$(13.0)	8.3	$39.1	$39.2

EBITDA for acquired businesses prior to acquisition date(1)	$0.5	$0.8	$—	$0.6
Non-cash increase in fair value of earnout	—	0.8	—	2.8
One-time legal/transaction costs(2)	10.7	0.8	19.8	1.3
Other non-recurring expenses(3)	3.9	0.8	4.7	8.5
Non-cash equity compensation(4)	10.5	0.1	2.0	0.2
Adjusted EBITDA	$12.9	$10.8	$65.6	$52.6

____________

(1)      For year-end figures, includes the EBITDA of SCST (which we acquired in November 2018) and Piedmont (which we acquired in August 2018) for the period January 1, 2018 through the date of the respective acquisition. For quarterly figures, includes the EBITDA of LONG (which we acquired in February 2020) for the period January 1, 2020 through the date of the respective acquisition and January 1, 2019 through March 31, 2019.

(2)      For year-end figures, represents non-recurring professional fees for legal, accounting, investment banking and consulting services incurred in connection with the Business Combination and merger with ATC. For quarterly figures, includes professional service-related service fees such as legal, accounting, tax, valuation and other consulting relating to the Business Combination.

(3)      For year-end figures, includes non-recurring severance and lease termination costs associated with the ATC merger, startup expenses for new offices, corporate entity formation and enterprise resource planning costs, a non-recurring contract loss and discontinued operations. For quarterly figures, includes acquisition related professional fees, previous owner expenses, and shutdown of the telecom division costs and change in control payments relating to the Business Combination.

(4)      Includes the amortization of the unvested portion of our 2017 and 2019 Management Incentive Plan grants that vested immediately upon the change in control provisions contained within the agreements and compensation that was earned and accrued for in the three months ended March 31, 2020 that will be share settled in the three months ended June 30, 2020.

Business

The following discussion of our business should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies” and “smaller reporting companies.”

General

Headquartered in Austin, Texas, we are a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing existing structures as well as helping to build new structures. However, we do not perform any construction and do not take construction risk.

We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2019, we:

•        performed more than 50,000 projects, with average revenue per project of less than $10,000; and

•        delivered more than 95% of our revenue under “time & material” and “cost-plus” contracts.

We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues were derived from projects that have used our services at least twice in the past three years and more than 95% of our revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Our broad base of customers spans a diverse set of end markets including the transportation, commercial, water, government, education and industrial sectors. Our customers include government agencies, quasi-public entities, schools, hospitals, utilities, airports, as well as private sector clients across many industries.

Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of December 31, 2019, our technical staff represented 2,534 out of our 3,350 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of December 31, 2019, our contracted backlog was estimated to be approximately $601 million. See “— Backlog” below for additional information relating to our backlog.

For the year ended December 31, 2019, we recognized approximately $471 million of gross revenues, $8 million of net income, and $66 million of Adjusted EBITDA, (which does not take into account $7 million of pro forma cost synergies reflecting the impact of cost savings arising from the merger between Atlas Intermediate and ATC Group in 2019 by eliminating duplicate costs including those relating to labor, rent, sourcing and information technology). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas — Non-GAAP Financial Measures.”

Company History

Atlas (formerly named Boxwood Merger Corp.) was a blank check company incorporated in Delaware on June 28, 2017. On February 14, 2020, the Company consummated the acquisition of Atlas Intermediate, pursuant to the Purchase Agreement. Following the consummation of the Business Combination, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of Holdings Units. The Company is the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the Business Combination.

Our Business

We were formed to acquire target businesses to execute on a stated strategy to capitalize on key trends driving growth in outsourced services created by the nationwide backlog of infrastructure projects, creative means of project funding and continued quality assurance outsourcing. Our initial search for potential acquisition targets was focused in certain geographies that we believed had favorable growth trends, benefitting from tailwinds such as large planned infrastructure projects and favorable outsourcing trends, as well as on companies that we believed were regional market leaders with superior service capabilities, local relationships and specialized expertise.

In 2017, we sequentially acquired three regional market leaders in Texas (Pavetex Engineering and Engineering Testing Services (“PAVETEX”)), Georgia (Moreland), and California (Consolidated Engineering Laboratories (“CEL”)). These businesses established our core services and capabilities. In 2018, we further augmented our core services and regional leadership through the acquisitions of Piedmont Geotechnical Consultants (“Piedmont”) (Georgia) and California SCST, Inc. (“SCST”) (California). In January 2019, we acquired ATC Group Services, an environmental and engineering consulting services company with over 1,700 employees across North America (“ATC Group Services”). As a result of these acquisitions, we established ourselves as a leading national platform.

Competitive Strengths

We believe that the following competitive strengths have been instrumental in our success and position it for continued growth:

National provider of highly technical and mission-critical services.    Our scale and breadth in our service offering enables us to compete for complex, marquee contract opportunities and deliver highly customized solutions on both national projects and at the local level. Established footholds in key geographies provide multiple touchpoints within the country’s highest growth markets. We believe our considerable technical expertise and strong reputation in key infrastructure markets enables us to be successful with bids and deliver rapid response capabilities to clients.

Repeatable, non-discretionary demand and entrenched relationships with long-term customers. Non-discretionary, compliance-driven demand for our services creates repeating revenue from decades-long relationships with our blue-chip, diverse customer base. Our knowledge of our clients’ businesses drives transformative outcomes and high rates of customer retention. We generated 76% of our net revenue for the year ended December 31, 2019 from customers that have engaged us in each of the last three years and 90% of our net revenue was derived from customers that have engaged us in at least two of the past three years. Of our top 15 customers by net revenue in 2019, over 50% had relationships with us of over 20 years, through our predecessor companies, and 96% had relationships with us of over 10 years.

De-risked business profile.    Over 95% of our revenue are either “time & material” or “cost-plus” contracts. Additionally, we estimate that 68% of our net revenue is generated from work on existing assets and structures, which are less impacted by new construction trends. We also utilize an asset-light operating model and variable cost workforce that allows management to right-size the cost structure to match demand trends and generate strong free cash flow during periods of slower activity.

Customer, end-market and geographic diversity.    We provide technical services to a diverse variety of customers with no significant end market, geography, project or customer concentration. We serve over 9,000 customers annually across over 50,000 projects. As of December 31, 2019, we operated in over 39 states with 3,350 employees stationed across over 140 offices. For the year ended December 31, 2019, on a combined, net revenue basis, no customer represented more than 10% of our total net revenue and our top ten customers accounted for approximately 25% of total net revenue. Our broad geographic reach enables us to provide local service on a national level with entrenched positions in key markets that have favorable infrastructure spending patterns.

Highly visible revenue through a robust backlog.    Our significant backlog growth and robust pipeline provides visibility into our near-term revenue forecast. Our backlog, consisting of only contracted and fully funded work, has seen significant organic growth of 8.7% from 2018 to 2019. Due to our robust $601 million gross revenue backlog as of December 31, 2019, we had 114% coverage of our estimated gross revenue projections for the fiscal year ended December 31, 2020.

Strong margins and free cash flow.    We maintain strong margins and have achieved significant margin expansion since 2015. This attractive margin profile, coupled with a capital-light business model, enables us to maintain strong free cash flow.

Proven and experienced management team.    Our management team has deep industry expertise. We are led by our Chief Executive Officer, L. Joe Boyer, who has more than 30 years of experience in the technical services industry and is supported by an executive leadership team which also has an average of over 30 years of experience. Our management team has a long track record of achieving organic growth, high employee retention and executing on both accretive acquisitions and cross-selling opportunities.

Growth Strategy

We focus on a multi-pronged growth strategy, with a clear path to achieving our strategic plan driven by a unique inflection point in our evolution following recent acquisitions.

We intend to pursue the following growth strategies as we seek to expand our market share and position as a preferred provider of professional and technical services:

•        capitalize on key market tailwinds;

•        continue to expand cross-selling and national accounts;

•        pursue larger, premier infrastructure opportunities; and

•        maintain a disciplined approach to mergers and acquisitions.

Capitalize on Key Market Tailwinds

We were established to take advantage of multiple independent, positive, macroeconomic trends that underpin momentum in target-end markets. Demands for our technical services are driven by aging infrastructure, increasing complexity and scrutiny of regulatory requirements, and continued inspection and quality assurance outsourcing trends. We have strategically established operations in states with large, predictable transportation budgets, and are primed to capitalize on the strong demand for repair and maintenance of aging infrastructure.

Cross-Selling and National Accounts

We intend to leverage our expanded platform to cross-sell our diverse services to existing customers. As the platform integration continues, we expect the number of cross-selling opportunities to drive increasing and above market organic revenue growth. We had previously ceded opportunities to subcontractors that can now be performed under our expanded, unified platform. We have already demonstrated success in our cross-selling initiatives through our long-term relationship with Walmart Inc.

Pursue Larger, Premier Infrastructure Opportunities

We intend to use our expanded geographic reach and service capabilities to pursue and win premier infrastructure opportunities that require complex infrastructure delivery services. We have already begun to execute on this blueprint, as illustrated by an increase in the number of backlog projects greater than $5 million from ten, as of December 31, 2018, to twenty, as of December 31, 2019. As of December 31, 2019, our sales team is pursuing 23 opportunities of greater than $5 million for 2020 and beyond.

Disciplined Approach to Mergers and Acquisitions

We maintain a rigorous and highly disciplined approach in our pursuit of accretive acquisitions. We intend to selectively pursue targets that provide complementary, low-risk services and expand our national platform. These strategic acquisitions represent a highly attractive opportunity for us to continue diversifying and expanding our customer base, geographic footprint, and service offering across the platform. We intend to deploy this strategy within the highly fragmented technical services market which is largely comprised of regional service providers. We have a demonstrated track record of successfully identifying target companies and integrating them at highly accretive valuations, having completed six such acquisitions since 2017.

Industry Overview

We operate within the broader U.S. infrastructure services market, providing a diversified set of technical services to a variety of end markets. Services include, but are not limited to, quality assurance (“QA”), engineering, environmental and technical services. The relevant addressable market for U.S. infrastructure and construction testing, inspection and certification (“TIC”) and environmental consulting is an estimated $30 billion and growing. Our clients vary in size and scope and come from all sectors including U.S. federal, state, municipal and local governments, quasi-public and private clients from the education, healthcare and utilities industries, and large multinational corporations and others.

Historically, the infrastructure and construction TIC and environmental consulting industry have exhibited growth corresponding with market tailwinds, including a heightened expenditure on public infrastructure, increasing complexity of regulatory requirements, aging transportation, water and utility systems and growing outsourcing trends among public agencies and private entities. In addition to market tailwinds, the industry has additional growth potential as TIC and QA continue to increase as a percentage of overall construction value.

The following key market tailwinds are expected to drive future demand for US infrastructure and construction TIC and environmental consulting:

•        Aging infrastructure.    The majority of U.S. transportation, water and utility networks are over 50 years old, requiring an estimated $4.6 trillion of spending through 2025. Roughly 32% of major roads are in poor or mediocre condition, 25% of bridges are functionally or structurally deficient, 70% of all dams will be defective by 2025 and the majority of the U.S. electric grid was built in the mid-20th century, with an intended lifespan of 50 years.

•        Shift towards outsourcing.    Private and public entities are increasingly outsourcing construction and environmental services in an effort to reduce costs, decrease staffing levels, provide specialized solutions and avoid non-compliance. Around 40% of testing inspection services are outsourced, with the overall market for these services growing at approximately 8% year-over-year.

•        Increased public spending.    The United States Congress recently passed legislation aimed at increasing transportation infrastructure spend in key markets. For example, the Fixing America’s Surface Transportation Act (the “FAST Act”) will continue to provide near-term funding support, as the Highway Trust Fund has enough funding to cover large outlays through 2021. More than $900 billion in infrastructure funding has been approved through 2020.

•        Expanding state & local transportation spend.    Combined state and local spending for transportation infrastructure increased from $260 billion in 2014 to a projected $300 billion in 2020 and is expected to grow at a compound annual growth rate (“CAGR”) of approximately 4% through 2023. The top three states in projected transportation infrastructure spend for 2020, California, New York and Texas, account for approximately 33% of all state and local spending nationwide.

•        Rising Environmental Expenditures.    HSE regulations continue to become increasingly tight and complex amid heightened awareness of environmental issues by regulatory bodies and consumers. U.S. environmental consulting expenditures are expected to increase from $31 billion in 2019 to $41 billion in 2025.

End Markets

The end markets we serve are characterized by various public and private clients that are faced with deteriorating asset conditions, outdated systems and expanding regulations. We operate across the entire built environment for a variety of end markets including, but not limited to, transportation, commercial, education, industrial, environmental and water. Each of these end markets are experiencing tailwinds that drive ongoing maintenance and capital investment.

Transportation.    The U.S. transportation market has experienced broad increases in federal funding for U.S. Department of Transportation initiatives. As such, there are a growing number of government projects focused on roads, bridges and airports, including the FAST Act and the Federal Aviation Administration’s Modernization & Reform Act. The current installed transportation base is aging and both public and private entities are increasingly outsourcing testing, inspection and program management services for their assets. Illustrative projects in the transportation market include airports, bridges, tolls, railways, highways, waterways, ports, tunnels, pedestrian routes and others.

The following geographic areas have demonstrated expanding legislation and higher-than-average investment in transportation infrastructure.

•        Texas — The Texas Department of Transportation budget grew to $30 billion in 2018-2019, a 70% increase since 2010-2011, while staff headcount decreased 15% over the same period. The 2019 United Transportation Program approved $75 billion in infrastructure projects through 2028.

•        California — The California Department of Transportation budget was $14 billion in 2019 and has increased at a CAGR of 22% since 2016. The estimated backlog for road and bridge repairs is over $130 billion.

•        New York — The New York Department of Transportation budget was $12 billion in 2019 and there is a constant public effort to improve New York’s transportation infrastructure such as the New York Department of Transportation.

•        Georgia — Georgia’s Transportation Funding Act of 2015 provides $10 billion for infrastructure funding and the state’s Major Mobility Investment Program has secured $11 billion for large scale projects through 2030.

Commercial.    Asset operators are faced with increasing complexity of, and scrutiny around, regulatory requirements, which is driving demand for turnkey solutions and the professionalization of maintenance services. Additionally, corporations are increasing investment in information technology and smart-building features, frequently undergoing corporate relocations, and exhibiting a need for bespoke and unique facilities. The growth in outdated facilities alongside new technological and logistical needs has driven additional spend for warehouse and distribution facilities, as well as development spend across sports, recreation and stadiums. Illustrative projects in the commercial market include healthcare facilities, offices, multi-family properties, retail outlets, data centers, corporate headquarters, parking structures and religious facilities.

Education.    Population growth and increasing access to education is driving enrollments and creating a need for new and updated facilities. Academic institutions are placing a growing focus on environmental impact and sustainability as seen through the implementation of smart- and green-building technologies. Illustrative projects in the education market include colleges, universities, K-12 facilities, service academies, stadiums, athletic facilities, research facilities and theatres.

Industrial and Environmental.    New quality, health, safety and environmental regulations are driving demand for compliance systems and services in industrial businesses. Extreme weather requires services such as hurricane, storm and flood clean-up efforts as seen in the Carolinas, Florida and Texas. Illustrative projects in the industrial and environmental markets include manufacturing, refineries, agricultural, utilities, petrochemicals, nuclear, midstream, disaster response and mitigation and pulp and paper.

Water.    Broadening stress on the U.S. water network from outdated systems, population growth and extreme weather patterns has resulted in systems that are approaching the end of their useful lives. The aging water infrastructure must also be renovated to meet expanding government regulations and energy-efficiency standards. Illustrative projects in the water market include dams, levees, recycling facilities, drinking water, storage, inland waterways, wastewater and treatment plants.

Service Lines

Testing, Inspection and Consulting

Any time a structure in the built environment is designed, built, repaired, refurbished or sold, our clients require critical path services to ensure infrastructure compliance, quality and integrity. We offer a comprehensive suite of testing, inspection and consulting services to support a vast array of assets across different types, stages of life and end markets.

The testing, inspection and consulting services we offer fall into four categories: (1) materials, testing and engineering; (2) construction quality assurance; (3) environmental services; and (4) disaster response and recovery.

Materials, Testing & Engineering.    We perform testing and inspection work to identify and assess any risks posed by site conditions to a project and to meet rigorous industry standards. Through professional engineers, geologists, environmental specialists, laboratory managers and ACI, RTT and NICET-certified technicians, we offer full-service site assessment for clients ranging from small residential developers to large municipalities. Illustrative services include:

•        product evaluations;

•        factory QC services;

•        non-destructive testing and evaluations;

•        materials testing and inspection;

•        laboratory services; and

•        geophysics.

Construction Quality Assurance.    We offer a full suite of quality assurance and control services for construction projects of various magnitudes. We possess the technical expertise to observe, inspect and test construction material for compliance with approved construction documents and clients’ expectations. Illustrative services include:

•        construction quality assurance;

•        quality plan development;

•        construction engineering and inspection;

•        special inspections and testing;

•        source and field inspections; and

•        construction materials engineering and testing.

Environmental Services.    We provide comprehensive solutions to our clients’ most challenging ecological issues. Through implementing our highly trained team of engineers, geologists, hydrogeologists, archeologists, inspectors and other specialty environmental professionals, we have the capability to manage every aspect of a project’s environmental needs while remaining on time and on budget. Illustrative services include:

•        environmental permitting, compliance assistance, auditing and management system implementation;

•        air quality;

•        water, hazardous material permitting and registration;

•        underground storage tank management; and

•        leak detection and repair (LDAR) program management.

Disaster Response and Recovery.    We support response and recovery efforts for federal, state, local governments and agencies, as well as private sector clients across the U.S. Leveraging our vast portfolio of capabilities across transportation, water, industrial and commercial market sectors, we can expeditiously manage disaster response and recovery missions of any magnitude. Illustrative services include:

•        terrestrial, coastal and maritime response and recovery services;

•        implement and refine disaster assessments;

•        develop and manage sheltering and temporary essential power (STEP) programs;

•        develop temporary housing, refugee and migrant populations; and

•        implement and manage temporary repair and essential power programs for federal and commercial customers.

Engineering, Planning and Design

We offer a full service suite of civil, transportation, structural and architectural solutions for clients ranging from private developers to large federal agencies. We utilize our broad specialized expertise to offer technical and project management solutions in order to help clients meet their most demanding, large-scale challenges.

The specific engineering, planning and design services we offer fall into three categories: (1) engineering and design services; (2) program management; and (3) construction support services.

Engineering and Design Services.    Years of experience in design and construction of a broad range of transportation and civil infrastructure projects gives us unique expertise in the fields of engineering and planning. Our success in engineering and design services has been built on strong lines of communication, best in class planning and design professionals, meticulous quality control measures throughout all stages of a project’s development and fluid participation and direct input of all team members. This process of knowledge sharing among team members and continuous improvement of operations is a proven strategy ensuring maximum value for the owner and fewer unforeseen problems during construction. Illustrative services include:

•        civil engineering;

•        hydraulic studies;

•        transportation engineering and planning;

•        landscape architecture;

•        land acquisition services; and

•        geotechnical services.

Program Management.    We provide public and private sector clients with comprehensive support in managing the planning, funding, design and construction process of large-scale improvement programs. Illustrative services include:

•        constructability review, observation and monitoring;

•        plan and drawing review;

•        bid evaluation and award analysis;

•        progress documentation and payment review; and

•        dispute resolution.

Construction Support Services.    We offer a full suite of comprehensive construction support services for challenging large scale sites and structures. Services cover construction management, construction engineering and inspection, material testing, project oversight and documentation and comprehensive audit support. Illustrative services include:

•        construction management;

•        contract documents preparation and administration;

•        project cost and schedule control;

•        construction observation and monitoring;

•        utility coordination; and

•        subsurface utility engineering.

Key Clients and Projects

We currently serve over 9,000 different clients annually. While our ten largest clients accounted for approximately 25% of our consolidated net revenue during the fiscal year ended December 31, 2019, no single client accounted for more than 10% during this period. Although we serve a highly diverse client base, for the year ended December 31, 2019, approximately 40% of our net revenues were attributable to public and quasi-public sector clients. In this regard, public sector clients include U.S. federal, state and local government departments, agencies, systems and authorities, including the Departments of Transportation, educational systems and public housing authorities, while quasi-public sector clients include utility service providers and energy producers. Of our private sector clients, our largest clients are commercial companies and contractors. Although we anticipate public and quasi-public sector clients to represent the majority of our revenues for the foreseeable future, we intend to continue expanding our service offerings to private sector clients.

During our history in the testing and inspection business, we have worked with such clients on such well known projects as (in alphabetical order):

•        Apple Campus II (Cupertino, California)

•        Golden Gate Bridge (San Francisco, California)

•        Ground Zero Recovery (New York, New York)

•        Harbor Bridge (Corpus Christi, Texas)

•        The Grand Waikikian by Hilton (Honolulu, Hawaii)

•        Hurricane Katrina Recovery (Louisiana)

•        Northwest Corridor Express Lanes (Georgia)

•        San Francisco International Airport (San Francisco, California)

•        Stanford University Hospital (Stanford, California)

Contracts

We enter into contracts that contain two principal types of pricing provisions: (1) time and materials/cost-reimbursable; and (2) fixed price. For the year ended December 31, 2019, 95% of our revenue was recognized as time and materials/cost-reimbursable contracts, with 5% from fixed price contracts.

Cost-reimbursable contracts.    Cost-reimbursable contracts consist of the following:

•        “Time & materials” contracts are common for smaller scale professional and technical consulting and certification service projects. Under these types of contracts, there is no predetermined fee. Instead, we negotiate hourly billing rates and charges our clients based upon actual hours expended on a project. In addition, any direct project expenditures are passed through to the client and are typically reimbursed. These contracts may have an initial not-to-exceed or guaranteed maximum price provision.

•        “Cost-plus” contracts are the predominant contracting method used by U.S., federal, state and local governments. Under these types of contracts, we charge clients for our costs, including both direct and indirect costs, plus a negotiated fee. The estimated cost plus the negotiated fee represents the total contract value.

Fixed price.    Fixed price contracts consist of the following:

•        Fixed price contracts require us to either perform all of the work under the contract for a specified lump sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. Fixed price contracts are subject to price adjustments if the scope of the project changes or unforeseen conditions arise. Fixed price contracts expose us to a number of risks not inherent in “cost-plus” and “time & material” contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Many of our fixed price contracts relate to small value services, such as individual unit or very small quantity testing or inspection.

•        Revenues from engineering services are recognized in accordance with the accrual basis of accounting. Revenues under cost-reimbursable contracts are recognized when services are performed or on the percentage-of-completion method. Revenues recognized on the percentage-of-completion method are generally measured by the direct costs incurred to date as compared to estimated costs incurred. Less than 3% of our revenues were recognized on the percentage-of-completion method.

Backlog

As of December 31, 2019, we had approximately $601 million of backlog, of which $361 million, or 60%, is expected to be recognized over the next 12 months and the remaining over the following 30 months.

Growth of our backlog has been accelerating since the establishment of our national platform. On a pro forma basis, our platform companies experienced 1.4% year-over-year growth from fiscal year ended December 31, 2017 to 2018 benefiting from the integration and cross-selling of the acquisitions of PAVETEX, Moreland and CEL in 2017. We realized 8.7% backlog growth from fiscal year ended December 31, 2017 to 2018 as the business transitioned from independent regional providers to a national platform of scale.

Note: Backlog is presented on a pro forma basis as if all acquisitions were consummated at the beginning of the relevant period with certain purchased companies estimated by our management.

Our backlog includes only amounts from fully funded projects for which work authorizations have been received and does not reflect the full amounts we may receive over the term of such contracts. Backlog is expressed in terms of gross revenue and therefore may include significant estimated amounts of third-party or pass-through costs to subcontractors and other parties. We cannot guarantee that the remaining revenue projected in the backlog will be realized in its entirety, or if realized, will result in profits. In addition, project cancellations and scope adjustments may occur from time to time. For example, certain contracts are terminable at the discretion of the client, with or without cause. These types of backlog reductions could adversely affect our revenue and margins. Our backlog for the period beyond the next 12 months may be subject to variation from the prior year as existing contracts are completed, delayed or renewed or new contracts are awarded, delayed or canceled. Accordingly, our backlog as of any particular date is an uncertain indicator of future earnings. As backlog is not a defined accounting term, our computation of backlog may not be comparable to that of our industry peers.

Offices

Our principal executive offices are located at 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738 which we lease under a five-year commitment with annual lease terms of $0.2 million plus operating expenses over the life of the lease. We do not own any significant real property. We currently operate out of more than 140 leased locations. Our lease terms vary from month-to-month to multi-year commitments. We do not consider any of these leased properties to be materially important. While we do believe it is necessary to maintain offices through which our services are coordinated, we feel there are an ample number of available office rental properties that could adequately serve needs should we need to relocate or expand our operations.

Employees

As of March 31, 2020, we had more than 3,200 employees, approximately 85% of which are full-time employees and approximately 75% of which represent our technical staff. Our employee attrition rate for 2019 among all staff, part-time and full-time, was approximately 10%. To date, however, we have been able to locate and engage highly qualified employees as needed and does not expect our growth efforts to be constrained by a lack of qualified personnel. We consider our employee relations to be good.

Executive Officers

Our executive officers are L. Joe Boyer, Chief Executive Officer; David Quinn, Chief Financial Officer; David Miller, Chief Strategy Officer; John Mollere, Chief Administrative Officer; Gary Cappa, Chief Operating Officer and Walter Powell, Chief Accounting Officer. See the section entitled “Management — Information about Executive Officers, Directors and Nominees” included in this Registration Statement, below.

Competition

The U.S. infrastructure and construction TIC and environmental consulting market is generally highly fragmented and competitive due to the breadth of services offered and the technical complexity needed to meet increasingly stringent regulatory standards.

Industry participants compete on the strength of client relationships, expertise in local markets, technical capabilities, reputation for quality of service and reliability, and price. The ability to compete effectively also depends on employing highly skilled, qualified personnel to meet technical qualification and staffing requirements.

Barriers to entry in the industry are created by the requirement for technical capabilities, a reputation for expertise and reliability and deep relationships with both clients and prime contractors. Scale and breadth of service offerings can also pass as a barrier for entry for companies that do not have adequate resources or capacity to complete complex and large-scale projects. Customers are increasingly emphasizing safe work practices by placing a premium on limiting liability, creating an additional barrier to entry for those who cannot demonstrate a safety record above industry standards.

The firms operating in the industry range from large, global companies with broad service offerings to small-scale specialized providers that typically service regional markets or specialized niches. Competitive dynamics in the industry are variable across end markets, localities, geographies, types and scopes of services, among other factors. We view our principal competitors as NV5 Global, Inc., Intertek Group plc, Tetra Tech, Inc., Jacobs Engineering Group Inc., Bureau Veritas S.A., Terracon Consultants Inc., WS Atkins PLC, WSP Global Inc., TRC Companies, Inc. and other small- and mid-sized regional players. Our ability to compete successfully will depend upon the effectiveness of our marketing efforts, the strength of our client relationships, our ability to accurately estimate costs, the quality of the work we perform, our ability to hire and train qualified personnel and our ability to obtain insurance.

Seasonality

Due primarily to inclement weather conditions, which lead to project delays and slower completion of contracts, and a higher number of holidays, our operating results during the months of December, January and February are generally lower than our operating results during other months. As a result, our revenue and net income for the first and fourth quarters of a fiscal year may be lower than our results for the second and third quarters of a fiscal year.

Insurance and Risk Management

We maintain insurance covering professional liability and claims involving bodily injury and property damage. We consider our present limits of coverage, deductibles and reserves to be adequate. Wherever possible, we endeavor to eliminate or reduce the risk of loss on a project through the use of quality assurance and control, risk management, workplace safety and similar methods.

Risk management is an integral part of the project management approach. We have a strict project review framework including escalation to senior management for any fixed price contracts above $5 million.

Regulation

We are regulated in a number of fields in which it operates. We contract with various U.S. governmental agencies and entities. When working with U.S. governmental agencies and entities, we must comply with laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations contain terms that, among other things:

•        require certification and disclosure of all costs or pricing data in connection with various contract negotiations;

•        impose procurement regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts; and

•        restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

To help ensure compliance with these laws and regulations, employees are sometimes required to complete tailored ethics and other compliance training relevant to their position and our operations.

Legal and Environmental

From time to time, we are subject to various legal proceedings that arise out of our normal course of business or otherwise. We are not currently a party to any legal proceedings that, individually or in the aggregate, are expected to materially impact our business, financial position, results of operations and cash flows, taken as a whole.

We must comply with a number of laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations, could result in substantial costs, including clean-up costs, fines and civil or criminal sanctions, third-party claims for property damage or personal injury, or cessation of remediation activities.

Management

Information About Executive Officers, Directors and Nominees

Set forth below are the names, age and positions of each of our directors and officers:

Name	Age	Position
Executive Officers:
L. Joe Boyer	56	Chief Executive Officer and Director
David D. Quinn Sr.(1)	48	Chief Financial Officer
Gary M. Cappa	65	Chief Operating Officer
Walter G. Powell(2)	48	Chief Accounting Officer
John Alex Mollere	47	Chief Administrative Officer
David Miller	48	Chief Strategy Officer
Non-Employee Directors:
Brian Ferraioli	64	Director (Chairman)
R. Foster Duncan(3)	65	Director
Thomas H. Henley(4)	54	Director
Jeff Jenkins(4)	46	Director
Stephen M. Kadenacy(5)	51	Director
Leonard K. Lemoine(3)(5)	64	Director
Joseph Reece(5)	58	Director
Daniel G. Weiss(3)(4)	51	Director

____________

(1)      Mr. Quinn was appointed Chief Financial Officer of Atlas in May of 2020.

(2)      Mr. Powell was appointed Chief Accounting Officer of Atlas in May of 2020.

(3)      Member of the Audit Committee

(4)      Member of the Nominating Committee

(5)      Member of the Compensation Committee

L. Joe Boyer has served as Atlas Intermediate’s Chief Executive Officer since October 2017. Prior to becoming Chief Executive Officer of Atlas Intermediate, Mr. Boyer served as a consultant to Bernhard Capital Partners in connection with its infrastructure delivery services business from August 2016 to October 2017. From March 2013 to February 2016, Mr. Boyer was Chief Executive Officer of Atkins’ North American arm. From 2003 to 2013, Mr. Boyer held several senior management positions at Shaw Environmental & Infrastructure, most notably as President for its Federal Division. Mr. Boyer holds a Masters of Business Administration from Pepperdine University and a Bachelor of Science in Architectural Engineering from The University of Texas at Austin.

David D. Quinn Sr. has served as Atlas’ Chief Financial Officer since May 2020. Prior to becoming Chief Financial Officer, Mr. Quinn served as Atlas’ Executive Vice President, Corporate Affairs since September 2019. Prior to joining Atlas, Mr. Quinn held multiple executive level financial, administrative and operational roles. Mr. Quinn spent much of his early career, nearly 18 years, working within the Shaw Group family of companies, beginning in September 1996 with the OHM Corporation. Mr. Quinn held the role of Vice President of Business Management with the Shaw Group when ultimately acquired by Chicago Bridge and Iron in February 2013. In July of 2013, Mr. Quinn joined Atkins North America where he served in Chief Financial Officer, Chief Operating Officer and Chief Executive Officer capacities. Mr. Quinn obtained a Bachelor of Arts in Political Science and Economics from the University of Massachusetts, a Master of Business Administration from Norwich University, an Executive Certificate in Management and Leadership from the MIT Sloan School of Management, and a leadership certificate from the University of Oxford Saïd Business School.

Gary M. Cappa has served with the Company since November 2019. Prior to joining the Company, Mr. Cappa served as the President and Chief Executive Officer of Consolidated Engineering Laboratories (“CEL”) from September 1985 to November 2019. While at CEL, Mr. Cappa successfully lead and stimulated its growth from one to eight facilities in California, Utah, Nevada, and Hawaii. He has been in the testing and inspection industry for 38 years and is committed to upholding the highest standards of quality in testing and inspection. With strong expertise in problem resolution, serving as liaison between the owner and contractor, expediting project completion, and quality control,

Mr. Cappa has been instrumental in developing successful programs to improve the services of testing agencies and their interaction with local jurisdictions. Mr. Cappa holds a B.A. in Geology and Earth Science from the University of California, Santa Barbara.

Walter G. Powell has served as Atlas Intermediate’s Chief Accounting Officer since May of 2020. Prior to becoming Chief Accounting Officer, Mr. Powell served as Atlas’s Chief Financial Officer since November 2017. Prior to becoming Chief Financial Officer of Atlas Intermediate, Mr. Powell served as an Audit Partner with Deloitte & Touche, LLP for 10 years, responsible for audits of public and private companies ranging in size from $20 million in revenue to $40 billion in revenue. Mr. Powell holds a Bachelor of Science in Accounting from The University of New Orleans. He is a Certified Public Accountant and a member of the American Institute of CPA’s.

John A. Mollere has served as Atlas Intermediate’s Chief Administrative Officer since January 2019. Mr. Mollere brings over 25 years of experience and leadership in corporate administration. Prior to joining Atlas Intermediate, Mr. Mollere served most recently as Chief Administrative Officer of ATC Group Services, a leading environmental consulting and engineering firm with locations across the United States which merged with Atlas in 2019, from September 2005 to January 2019. There, Mr. Mollere led a diverse team of administrative professionals including legal, risk management, health and safety, procurement, information technology, and marketing communications. Prior to joining ATC Group Services, Mr. Mollere held a leadership position for over a decade in the risk management division of Fortune 500 company, The Shaw Group, where he served in multiple management roles from August 1994 to September 2005. Mr. Mollere has a Bachelor of Science in Toxicology from Northeast Louisiana University and is a Certified Safety Professional.

David Miller has served as Atlas Intermediate’s Chief Strategy Officer since January 2019. Prior to joining Atlas, Mr. Miller served as the Chief Executive Officer for PAVETEX, a respected and rapidly growing construction engineering and testing firm in Texas, from August 2016 until January 2019. Prior to joining PAVETEX, Mr. Miller was the Chief Executive Officer of Truno Retail Technology Solutions, a technology services provider with operations in thirty-six states, from July 2015 to August 2016. Mr. Miller previously served as Presiding Officer of the Texas Emerging Technology Fund from July 2015 to August 2016, Chief Operating Officer of Flat Wireless from November 2011 to June 2015 and Vice Chancellor of the Texas Emerging Technology Fund from November 2011 to January 2015. Mr. Miller earned his Juris Doctor and Masters of Business Administration from Texas Tech University.

Brian Ferraioli has served as Chairman of the Board since February 2020. Mr. Ferraioli is also is an operating partner at Bernhard Capital Partners, and has worked with the firm since 2017. Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and services company, from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. (now part of McDermott International, Inc.) from July 2007 to February 2013, when the company was acquired by Chicago Bridge & Iron Company N.V. Prior to joining The Shaw Group, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler, AG. Mr. Ferraioli is a Director and Chairman of the Audit Committee of Vistra Energy Corp, is a Director, Chair of the Audit Committee and on the Compensation Committee of Charah Solutions, Inc. and is a Director and Chair of the Audit Committee of Team, Inc. Mr. Ferraioli has approximately 40 years of experience in senior finance and accounting roles in the engineering and construction industries and is also a National Association of Corporate Directors Governance Fellow. Previously, Mr. Ferraioli served as a director and chairman of the audit committee of Babcock & Wilcox Enterprises and its predecessor company Babcock & Wilcox, Inc. He also previously served on the board of directors of Adolfson & Peterson, a privately owned construction company. Mr. Ferraioli received his B.S. in accounting from Seton Hall University and his Masters of Business Administration from Columbia University.

R. Foster Duncan has served as a director of the Company since February 2020. Mr. Duncan joined Bernhard Capital Partners as an Operating Partner in December 2013. Mr. Duncan has more than 30 years of senior corporate, private equity and investment banking experience. Previously, Mr. Duncan held various positions in the private equity industry including, Managing Member of KD Capital L.L.C., an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”). Mr. Duncan was located in KKR’s New York office and worked exclusively with KKR and its portfolio companies in connection with creating value and identifying and investing in the energy, utility, natural resources and infrastructure sectors. Previously, Mr. Duncan was Executive Vice President and CFO of Cinergy Corporation, a Fortune 250 Energy and Utility Company, Chairman of Cinergy’s Investment Committee and CEO and President of Cinergy’s Commercial Business Unit. Earlier, he held senior management positions with LG&E Energy Corp. (NYSE: LGE) as a member of the Office of the Chairman and Executive Vice President and CFO. Mr. Duncan serves on the Board of Directors of Atlantic Power Corporation in Boston, Massachusetts where he is Chairman of the Audit Committee, and is a member of the

Compensation, Operating and Nominating and Governance Committees. Earlier, he also served as a director of Essential Power, LLC, a portfolio company of Industry Funds Management (US), LLC and the Advisory Council of Greentech Capital Advisors in New York. Mr. Duncan graduated with Distinction from the University of Virginia and received his Masters of Business Administration from the A.B. Freeman Graduate School of Business at Tulane University.

Thomas H. Henley has served as a director of the Company since March 2020. Mr. Henley joined Bernhard Capital Partners as a member of the firm’s Investment Committee in February 2019. Prior to Bernhard Capital Partners, Mr. Henley served as the Senior Managing Director of Strategic Opportunities for the UAW Retiree Medical Benefits Trust, a purchaser of retiree healthcare benefits from March 2016 to February 2019. Mr. Henley currently serves as a member of the board of directors for Lazarus Energy Holdings, an investment holding company, and has served in such capacity since 2006. Mr. Henley received his B.S. in Petroleum Engineering from Stanford University and his Masters of Business Administration from the Anderson Graduate School of Management at UCLA.

Jeff Jenkins has served as a director of the Company since February 2020. Mr. Jenkins is a founder and partner of Bernhard Capital Partners, and has been with the firm since its inception in 2013. He serves as a member of the Investment Committee and the Portfolio Committee and is involved in all areas of the firm’s investment activities. Mr. Jenkins serves on the Board of Directors for Brown & Root, Bernhard LLC and Epic Piping. Prior to founding Bernhard Capital, Mr. Jenkins spent ten years working for The Shaw Group where he served many vital positions. During his tenure at Shaw, Mr. Jenkins served as Chief Operating Officer of Shaw Environmental and Infrastructure, where he was responsible for operations and business development. Prior to this role, he served as President of the Commercial, State, and Local group within the Environmental and Infrastructure division. Before moving into his operating roles, Mr. Jenkins served as Vice President of the Office of the Chairman where he led overall corporate development and placed a special emphasis on mergers and acquisitions, joint ventures and business development efforts. Prior to joining Shaw, Mr. Jenkins was a Corporate and Securities Attorney at Vinson & Elkins LLP where his practice focused primarily on mergers and acquisitions, private equity and venture capital, and public securities work in a broad range of industries. Mr. Jenkins received his B.A. from Louisiana State University and his J.D. from Louisiana State University after attending law school at the University of Texas.

Stephen M. Kadenacy served as our Chief Executive Officer and Chairman since Boxwood’s initial public offering in 2018 until the consummation of the Business Combination. Immediately following the consummation of the Business Combination, Mr. Kadenacy became a director of the Company and has served in such capacity since. Mr. Kadenacy served as President of AECOM from October 2014 until June 2017 and as Chief Operating Officer from October 2016 until June 2017. Prior to that, he served as AECOM’s Chief Financial Officer from October 2011 until October 2015 and as Senior Vice President, Corporate Finance from May 2008 to September 2011. Prior to joining AECOM, Mr. Kadenacy was with the accounting firm KPMG LLP in San Francisco since 1996. Mr. Kadenacy previously served on the Board of Directors and Audit Committee of ABM Industries Inc. Mr. Kadenacy holds a Bachelor’s degree in economics from the University of California at Los Angeles and a Masters of Business Administration from the University of Southern California.

Leonard K. Lemoine has served as a director of the Company since February 2020. Mr. Lemoine is the President and Chief Executive Officer of the Lemoine Company, LLC (“Lemoine”), a position he has held since January of 2011. Lemoine was founded in 1975 and has steadily grown from a small construction company, to one of the most respected, full-service contracting and construction management firms in the Southeastern United States. Lemoine constructs and manages projects ranging from minor interior renovations to some of the most complex healthcare facilities, commercial public and industrial landmarks in our region. Mr. Lemoine received his B.S. from Louisiana State University in 1979.

Joseph Reece has served as an independent director of the Company since November 2018 and has more than 30 years of experience advising public and private corporations, boards, financial sponsors and institutional investors on strategy, financing, and mergers and acquisitions. Since October 2019, Mr. Reece has been a Partner and Head of Advisory Services at BDT & Company, LLC, a merchant bank based in Chicago with offices in New York, Los Angeles, London and Frankfurt. From October 2018 to October 2019 and from April 2015 to January 2017, Mr. Reece served as the Founder and Chief Executive Officer of Helena Advisors. Previously, Mr. Reece was also the Executive Vice Chairman of UBS Securities, LLC (“UBS”) from 2017 through October 2018, and served as the Head of Corporate Client Solutions for the Americas from October 2017 through March 2018. Prior to that, he spent 18 years with Credit Suisse where he held a number of senior management positions, including the Global Head of Equity Capital Markets, the Global Head of the Industrials Group and served on both the Global Equities Management Committee and the Investment Banking Management Committee. Mr. Reece began his career at the SEC as Staff

Counsel ultimately rising to become Special Counsel for the SEC’s Division of Corporation Finance and subsequently practiced law with Skadden Arps in the Corporate Practice Group. Mr. Reece holds a Bachelor of Science, a Masters of Business Administration and a Juris Doctor from the University of Akron and a LL.M from the Georgetown University Law Center. Mr. Reece currently serves as a member of the board of directors of Compass Minerals International, Inc., the Georgetown University Law Center, the Foundation of the University of Akron and Chair-ity. Previously, Mr. Reece also served on the board of directors of UBS Securities, LLC, CST Brands, Inc., LSB Industries, Inc., RumbleOn, Inc. and Del Frisco’s Restaurant Group.

Daniel G. Weiss has served as a director of the Company since February 2020. Mr. Weiss has been co-founder and Managing Partner of Angeleno Group LLC (“AG”), a Los Angeles-based private equity firm with a global platform focused on high growth investments in next generation energy and natural resource-related companies, since AG’s founding in 2001. AG makes investments in the United States and internationally. In addition to his firm management responsibilities, Mr. Weiss leads investments and serves on boards of multiple AG portfolio companies. Prior to the formation of AG, Mr. Weiss was an attorney at O’Melveny & Myers in Los Angeles from 1998 to 1999. Mr. Weiss has served as a member of the board of directors of TPI Composites, Inc. (NASDAQ: TPIC) since 2009. Currently, Mr. Weiss serves on boards or public commissions for a number of non-profit and government organizations including the California Community Foundation, World Resources Institute, the UCLA Institute of the Environment and Sustainability (where he serves as co-Chair) and the Federal Reserve Bank’s 12th District Economic Advisory Council (effective January 2020). Mr. Weiss holds a J.D. from Stanford Law School, an M.A. from Stanford University and a B.A. with High Honors from U.C. Berkeley.

Independence of Directors

NASDAQ listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a listed company or its subsidiaries or any other individual having a relationship which in the opinion of a listed company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Messrs. Duncan, Henley, Weiss, Lemoine, Jenkins, Ferraioli and Reece are independent within the meaning of NASDAQ Listing Rule 5605(a)(2). The Company’s independent directors have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

The Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility both directly and through our committees. The Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with operation and business of the company and provides appropriate updates to the Board and the audit committee of the Board (the “Audit Committee”), as established by the Board following the Business Combination. The Board delegates to the Audit Committee oversight of our risk management process, and the Company’s other committees also consider risk as they perform their respective committee responsibilities. The Audit Committee reports to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Board Committees

Following the Business Combination, the Board established the Audit Committee and, subsequently, the compensation committee (the “Compensation Committee”) and nomination and corporate governance committee (the “Nomination and Corporate Governance Committee”). Members will serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee Information

The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website, and include, among others:

•        appointing the Company’s independent registered public accounting firm;

•        evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•        determining the engagement of the independent registered public accounting firm;

•        reviewing and approving the scope of the annual audit and the audit fee;

•        discussing with management and the independent registered public accounting firm the results of the annual audit and reviewing the Company’s quarterly financial statements;

•        approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitoring the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•        being responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

•        reviewing the Company’s critical accounting policies and estimates; and

•        reviewing the Audit Committee charter and the committee’s performance at least annually.

The members of the Audit Committee are Messrs. Duncan, Lemoine and Weiss, with Mr. Duncan serving as the chair of the committee. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. The company believes that all of the members of the Audit Committee qualify as independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ with respect to audit committee membership. The company also believes that Mr. Duncan qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee Information

The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the company’s website, and include, among others:

•        reviewing and approving the compensation of the executive officers of the Company and such other employees of the Company as are assigned thereto by the Board;

•        making recommendations to the Board with respect to standards for setting compensation levels;

•        administering the incentive compensation plans (including equity-based plans and non-equity based plans) of the Company; and

•        exercising such other powers and authority as are set forth in a charter of the Compensation Committee of the Board, substantially in the form as provided to the Board, with such minor modifications, amendments or changes therein as the Compensation Committee may approve.

The members of the Compensation Committee are Messrs. Kadenacy, Lemoine and Reece, with Mr. Kadenacy serving as the chair of the committee.

Nomination and Corporate Governance Committee Information

The principal functions of the Nomination and Corporate Governance Committee are detailed in the Nomination and Corporate Governance Committee charter, which is available on the company’s website, and include, among others:

•        identifying potential qualified nominees for director and nominate candidates for the Board;

•        developing the Company’s corporate governance guidelines and additional corporate governance policies; and

•        exercising such other powers and authority as are set forth in a charter of the Nominating and Corporate Governance Committee of the Board, substantially in the form as provided to the Board, with such minor modifications, amendments or changes therein as the Nominating and Corporate Governance Committee may approve.

The members of the Nomination and Corporate Governance Committee are Messrs. Henley, Jenkins and Weiss, with Mr. Jenkins serving as the chair of the committee.

Code of Ethics

In February 2020, we adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics codifies the business and ethical principles that govern all aspects of the Company’s business. The Company will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to Atlas Technical Consultants, Inc., 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

Compensation Committee Interlocks and Insider Participation

As a “controlled company,” we are exempt from NASDAQ Listing Rule 5605(d), which requires the compensation committee of the board of directors to be comprised solely of independent directors. Other than Mr. Kadenacy, who is no longer one of our officers, none of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.

Executive Compensation

The following disclosure describes the material components of the compensation for Atlas Intermediate’s principal executive officer and its next three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers,” for the fiscal year ended December 31, 2019 (i.e., pre-Business Combination). This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

Named Executive Officers

For the fiscal year ended December 31, 2019, Atlas Intermediate had four Named Executive Officers, as follows:

•        L. Joe Boyer, Chief Executive Officer;

•        Walter Powell, Chief Financial Officer;

•        Gary M. Cappa, Chief Operating Officer; and

•        David D. Quinn Sr., Executive Vice President, Corporate Affairs.

The Named Executive Officers and their titles listed in this section are as of the fiscal year ended December 31, 2019. Mr. Cappa served as President of Engineering & Testing Services, LLC, currently an indirect wholly owned subsidiary of Atlas Technical Consultants LLC, until October 1, 2019, and as Chief Operating Officer of Atlas Technical Consultants LLC as of October 1, 2019. In May of 2020, our Board appointed David D. Quinn Sr. to serve as the Chief Financial Officer of the Company and Walter Powell to serve as Chief Accounting Officer of the Company.

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of our named executive officers during the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
L. Joe Boyer, Chief Executive Officer	2019	500,000	675,000	2,209,960	58,400	3,443,360
	2018	400,000	367,610	—	42,662	810,272

Walter Powell, Chief Financial Officer	2019	320,000	220,000	1,052,360	37,800	1,630,160
	2018	275,000	181,004	—	24,585	480,589

Gary M. Cappa, Chief Operating Officer	2019	288,821	117,800	—	23,400	430,021
	2018	—	—	—	—	—

David D. Quinn Sr., Executive Vice President, Corporate Affairs(5)	2019 2018	86,154 —	100,000 —	— —	— —	186,154 —

____________

(1)      Our Named Executive Officers are employed by Atlas Technical Consultants LLC (formerly Atlas Technical Consultants Intermediate Holdco LLC), which is an indirect wholly owned subsidiary of Atlas Technical Consultants Holdings LP (“Atlas Holdings”).

(2)      Reflects performance-based, discretionary cash bonuses earned for the 2019 and 2018 performance years. In determining bonus amounts for 2019 and 2018, Atlas relied on its judgment after a comprehensive review of company and individual performance, as well as consideration of qualitative and other factors, without being tied to any formulas or pre-established weightings.

(3)      Reflects the grant date fair value of awards of Class A Units of Atlas Holdings. These amounts were determined as of the grant date in accordance with FASB ASC Topic 718 and have been updated to correct an error in the previously disclosed amounts. Please see Note 8 to the Consolidated and Combined Financial Statements for the 2019 fiscal year included with our amended Form 8-K, filed with the SEC on March 16, 2020, for more details on the valuation assumptions for these equity awards. A Class A Unit represents an actual equity interest in Atlas Holdings that is designed to gain value only after the underlying assets of Atlas Holdings have reached a certain level of growth and those persons who hold certain other classes of equity in Atlas Holdings have reached a certain return. The Class A Units reported in this table were historically reported as “Stock Awards.” However, despite the fact that the Class A Units do not require the payment of an exercise price, we believe these awards are economically similar to and more analogous to options or stock appreciation rights and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with “option-like features.” For more information regarding the Class A Units, please see the “Long Term Incentive Compensation” discussion below.

(4)      Amounts reported in the “All Other Compensation” column include company contributions to the named executive officers’ 401(k) plan retirement accounts, car allowance amounts, and employer-paid life insurance premiums, as reflected below.

Name	Year	Company 401(k) Plan Contributions	Car Allowance	Life Insurance Premiums	Total
L. Joe Boyer	2019	$20,000	$16,800	$21,600	$58,400
	2018	$16,000	$5,600	$21,062	$42,662

Walter Powell	2019	$12,830	$16,800	$7,985	$37,615
	2018	$11,000	$5,600	$7,985	$24,585

Gary M. Cappa	2019	$11,952	$8,400	$3,048	$23,400

(5)      Mr. Quinn commenced employment with Atlas on September 1, 2019 and was not eligible to receive any Company 401(k) plan contributions or a car allowance during 2019. In 2020, Mr. Quinn is eligible to receive Company 401(k) plan contributions and is receiving a car allowance.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Our board of directors has established the annual base salary for each of the named executive officers at a level necessary to retain the individual’s services, and reviewed base salaries on an annual basis in consultation with the Chief Executive Officer with respect to the annual base salary of the other named executive officers. Subject to provisions of their respective employment agreements, as applicable, the board of directors has the ability to make adjustments to the base salary rates of the named executive officers upon consideration of any factors that it deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance, and (c) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of our board of directors and our Chief Executive Officer.

Annual Bonus

Our annual bonus awards have historically been of a discretionary nature and subject to performance targets established annually by our board of directors. For 2019, each named executive officer was eligible to receive a target annual bonus of the following percentage of the executive’s base salary if all performance targets were met or exceeded: 100% for Mr. Boyer, 75% for Mr. Powell, 35% for Mr. Cappa, and 75% for Mr. Quinn.

The bonuses for 2019 were paid following a year-end review of the applicable performance criteria. The 35% target bonus for Mr. Cappa represents a prorated average of the applicable percentages in effect for different portions of the year as a result of his position change in 2019. The actual bonus amounts paid to each named executive officer for 2019 are as follows:

Name	Award Payout
L. Joe Boyer	$675,000
Walter Powell	$220,000
Gary M. Cappa	$117,800
David Quinn	$100,000

The named executive officers must generally be employed on the last day of the applicable performance period in order to receive payment of an annual bonus.

Health and Retirement Benefits

We provide medical, dental, vision, life insurance and disability benefits to all eligible employees. Our named executive officers are eligible to participate in these benefits on the same basis as all other employees.

We maintain a 401(k) savings plan that allows participants, including our named executive officers, to defer up to 60% of cash compensation (subject to applicable IRS guidelines). All of our employees are eligible participants. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as all other employees. We may provide employer matching contributions under the 401(k) plan. In 2019, our matching contributions were equal to 100% of the first 3% of eligible compensation deferred by an employee and 50% of the next 2% of eligible compensation deferred, up to the annual allowable IRS limits. Matching contributions are 100% vested when made. In addition, certain other perquisites have historically been provided to certain of our named executive officers, including a car allowance and employer-paid life insurance premiums.

Long Term Incentive Compensation

Class A Unit Incentive Plan.    Prior to the consummation of the Business Combination, pursuant to the Atlas Technical Consultants Holdings LP Class A Unit Incentive Plan, as amended (the “Class A Equity Plan”), Atlas Holdings established the ability to grant equity interests in the form of Class A Units of Atlas Holdings (the “Class A Units”). Atlas Holdings reserved 1,644.09 Class A Units for issuance under the Class A Equity Plan. The Class A Units were reserved for issuance by Atlas Holdings for incentive purposes at the discretion of the board of managers of the general partner of Atlas Holdings. Class A Units were awarded to Messrs. Boyer and Powell in 2017. The Class A Units were generally scheduled to vest over a four-year period, with 25% of the Class A Units vesting on each of the first four anniversaries of the grant date, subject to the participant not experiencing a termination before the applicable vesting date. The Class A Equity Plan contains provisions for accelerated vesting upon a change of control and upon the participant’s death or permanent disability. Upon termination of employment of the respective holder for cause or without good reason (excluding death or permanent disability), all Class A Units will be automatically cancelled and forfeited without payment. Upon termination of employment of the respective holder without cause, with good reason, or due to death or permanent disability, all unvested Class A Units (after taking into account any accelerated vesting) will be cancelled and forfeited without payment, and any vested Class A Units will be subject to repurchase at the fair market value of such units as of the date of termination in accordance with the provisions in the Amended and Restated Limited Partnership Agreement of Atlas Technical Consultants Holdings LP, as amended (the “LP Agreement”). In connection with our Business Combination in 2020, the vesting of all outstanding Class A Units was accelerated and the awards have been converted into shares of Class B common stock.

The Class A Units are intended to be “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43, and to provide economic incentives to service providers of Atlas Holdings in order to align their interests with equity holders of Atlas Holdings. The determination of participants and the number and series of Class A Units is within the sole discretion and authority of the board of managers of the general partner of Atlas Holdings. Pursuant to the LP Agreement, the general partner of Atlas Holdings may (i) establish a threshold amount that must be distributed to existing Class A Units before newly issued Class A Units may receive any distributions or (ii) authorize a new series of Class A Units and establish a participation threshold applicable to all Class A Units issued as part of such series. Distributions will be made first to the Common Partners (as defined in the LP Agreement) until those partners have received a full return on their capital contributions plus a specified yield in accordance with the LP Agreement. Once the Common Partners have received those amounts, distributions will then be made to the holders of vested Class A Units (pro rata in proportion to their ownership of the issued and outstanding vested Class A Units) in an amount calculated in accordance with the provisions of the LP Agreement. The remainder will be distributed to the Common Partners pro rata in accordance with their respective Common Percentage Interest (as defined in the LP Agreement).

Class A Unit Awards. During 2019, Messrs. Boyer, Powell and Cappa each held Class A Units under Class A Unit Award Agreements with Atlas Holdings. These agreements, together with the Class A Equity Plan, provide as follows:

•        Mr. Boyer was granted 100 Class A Units of Atlas Holdings in 2017 and 210 Class A Units of Atlas Holdings in 2019. The units granted in 2017 vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Boyer has not experienced a termination of employment before the applicable vesting date. The units granted in 2019 vest in 25% increments on each of the first four anniversaries of the grant date, subject to Mr. Boyer’s continued employment through each applicable vesting date, provided that 50 of the units shall be forfeited if, in connection with a change of control of Atlas Holdings, a specified EBITDA threshold is not achieved. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Boyer is terminated by reason of death or permanent disability, he will vest in the number of Class A Units that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested before Mr. Boyer’s termination will be cancelled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

•        Mr. Powell was granted 45 Class A Units of Atlas Holdings in 2017 and 100 Class A Units of Atlas Holdings in 2019. These units vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Powell has not experienced a termination of employment before the applicable vesting date. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Powell is terminated by reason of death or permanent disability, he will vest in the number of Class A Units that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested before Mr. Powell’s termination will be canceled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

•        Mr. Cappa was granted 10 Class A Units of Atlas Holdings in 2017. These units vest in 25% increments on each of the first four anniversaries of the grant date, provided that Mr. Cappa has not experienced a termination of employment before the applicable vesting date. Any Class A Units that remain unvested as of a change of control will automatically vest upon the change of control. If Mr. Cappa is terminated by reason of death or permanent disability, he will vest in the number of Class A Units that would have otherwise vested on the next scheduled vesting date had no such termination occurred. Any Class A Units that have not vested on or before Mr. Cappa’s termination will be canceled and forfeited without further payment. Following any termination, any vested Class A Units that have not otherwise been forfeited will be subject to the repurchase and cancellation provisions of the LP Agreement.

Atlas Technical Consultants, Inc. 2019 Incentive Plan.    On February 14, 2020, the Board adopted the Incentive Plan previously approved by the stockholders of the Company at the Company’s special meeting of stockholders held on February 11, 2020 (the “Special Meeting”), effective upon the consummation of the Business Combination. We began offering long-term incentives to our named executive officers in 2020 through grants of restricted stock units under the Incentive Plan, which are intended to align the interests of services providers (including named executive officers) with those of our stockholders. The material terms of the Incentive Plan are described in the section entitled “The Incentive Plan Proposal” in the Company’s Definitive Proxy Statement, as amended, originally filed on November 12, 2019, which is incorporated herein by reference.

See “Employment Agreements and Potential Payments upon Termination or Change in Control” for a discussion of the provisions of the named executive officers’ employment agreements that relate to the compensation elements discussed above.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of our named executive officers, the number of Class A Units of Atlas Holdings held as of the fiscal year ended December 31, 2019.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price(1)	Option Expiration Date(1)
L. Joe Boyer	260	(2)(3)	50	(3)	N/A	N/A
Walter Powell	122.5	(4)(5)	22.5	(5)	N/A	N/A
Gary M. Cappa	5	(6)	5	(6)	N/A	N/A

____________

(1)      Represents Class A Units of Atlas Holdings. The Class A Units reported in this table were previously reported as “Stock Awards.” However, despite the fact that profits interest awards, such as the Class A Units, do not require the payment of an exercise price or have an option expiration date, we believe that these profits interest awards are economically similar to stock options or stock appreciation rights due to the fact that they have no value for tax purposes at the grant date and obtain value only as the price of the underlying security rises above its hurdle amount, and as such, should be reported in this table as an “Option” award as an instrument with “option-like features.” Awards reflected as “Unexercisable” are Class A Units that have not yet vested. Awards reflected as “Exercisable” are Class A Units that have vested, but remain outstanding. In connection with our Business Combination, these awards became 100% vested and were converted into shares of our Class B common stock, which remains convertible into shares of our Class A common stock, subject to certain conditions and restrictions.

(2)      Mr. Boyer’s 210 Class A Units of Atlas Holdings granted in 2019 were subject to time- and performance-based vesting conditions and were scheduled to vest as follows: 52.5 units on each of April 8, 2020, April 8, 2021, April 8, 2022, and April 8, 2023 provided that 50 of the units would have been forfeited if, upon a change of control of Atlas Holdings, a certain EBITDA threshold was not achieved. As noted above, all of the Class A Units became vested in connection with our Business Combination.

(3)      Mr. Boyer’s 100 Class A Units of Atlas Holdings granted in 2017 were subject to time-based vesting conditions; 50% were vested and the remaining 50% were scheduled to vest as follows: 25 units on October 23, 2020 and 25 units on October 23, 2021. As noted above, all of the Class A Units became vested in connection with our Business Combination.

(4)      Mr. Powell’s 100 Class A Units of Atlas Holdings granted in 2019 were subject to time-based vesting conditions and were scheduled to vest as follows: 25 units on each of April 8, 2020, April 8, 2021, April 8, 2022, and April 8, 2023. As noted above, all of the Class A Units became vested in connection with our Business Combination.

(5)      Mr. Powell’s 45 Class A Units of Atlas Holdings granted in 2017 were subject to time-based vesting conditions; 50% were vested and the remaining 50% were scheduled to vest as follows: 11.25 units on December 18, 2020 and 11.25 units on December 18, 2021. As noted above, all of the Class A Units became vested in connection with our Business Combination.

(6)      Mr. Cappa’s 10 Class A Units of Atlas Holdings granted in 2017 were subject to time-based vesting conditions: 50% were vested and the remaining 50% were scheduled to vest as follows: 2.5 units on November 16, 2020 and 2.5 units on November 16, 2021. As noted above, all of the Class A Units became vested in connection with our Business Combination.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Atlas has entered into employment agreements with each of our named executive officers.

L. Joe Boyer.    On August 12, 2019, Boxwood entered into an employment agreement with Mr. Boyer (the “New Boyer Agreement”), which replaced his previous employment agreement (the “Prior Boyer Agreement”) with Atlas Technical Consultants LLC dated as of October 23, 2017, pursuant to which he became Chief Executive Officer of the Company, effective as of the consummation of the Business Combination. The New Boyer Agreement supersedes the Prior Boyer Agreement. The initial term of the New Boyer Agreement is three years, with automatic one-year renewals thereafter. Under the terms of the agreement, Mr. Boyer is (i) entitled to an annualized base salary of $550,000; (ii) eligible to receive an annual bonus with a target opportunity of 100% of his then-current base salary and a maximum of 200% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the compensation committee of the Company’s board of directors (the “Compensation Committee”) in good faith consultation with Mr. Boyer; (iii) eligible to receive, pursuant to the Incentive Plan, annual equity grants with a target grant date value of no less than 100% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee decides; (iv) entitled to participate in Boxwood’s health, insurance, retirement and other employee benefits; (v) entitled to maintenance, at Boxwood’s cost, of his life insurance policy; and (vi) entitled to a monthly car allowance of no less than $1,400. The Company is also obligated to use commercially reasonable efforts to support Mr. Boyer’s nomination to serve as a member of the Company’s board of directors.

Under the New Boyer Agreement, if Mr. Boyer’s employment is terminated due to his death or permanent disability, by the Company through non-renewal, by the Company without cause or by Mr. Boyer for good reason, he will be entitled to (i) a lump sum payment of 200% of his then-current base salary; (ii) a lump sum payment equal to his target bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at the Company’s expense for up to two years. If Mr. Boyer’s employment is terminated within the 90-day period before or the two-year period after a change in control, he will be entitled to receive (i) a lump sum payment equal to 250% of his then-current base salary; (ii) a lump sum payment equal to 150% of target bonus; (iii) a pro-rata bonus, calculated based on actual performance as if Mr. Boyer had remained employed through the remainder of the applicable performance period; (iv) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on actual performance); and (v) continuation of health benefits at the Company’s expense for up to 30 months. All severance benefits under the New Boyer Agreement are contingent on Mr. Boyer signing and not revoking a release of claims and compliance with the terms of the New Boyer Agreement.

Mr. Boyer has also agreed to certain confidentiality, non-competition, non-solicitation and non-disparagement covenants under the New Boyer Agreement. The confidentiality covenants apply during the term of the agreement and at all times thereafter. The non-competition and non-solicitation covenants apply during the term of the agreement and for two years following the officer’s termination of employment. The non-disparagement covenant is mutual and applies at all times during employment and thereafter. In the event of Mr. Boyer’s breach of a restrictive covenant during his employment with us, Mr. Boyer could be terminated for cause (provided that the breach constituted a material violation of the employment agreement). The employment agreements do not prohibit us from waiving a breach of a restrictive covenant.

Walter Powell.    On February 25, 2019, we entered into an employment agreement with Walter Powell to serve as our Chief Financial Officer. Under the agreement, Mr. Powell’s base salary was initially set at $320,000 (with potential adjustments to be approved by the board of managers of Holdco GP). Mr. Powell was eligible under the agreement to (i) earn a discretionary annual bonus, in an amount up to 75% of his base salary, (ii) received discretionary grants of incentive equity interests in Atlas Holdings, (iii) participated in applicable benefit plans and other benefits provided generally to similarly situated employees and (iv) received reimbursement for reasonable business expenses.

Under his employment agreement, if Mr. Powell’s employment was terminated by Atlas Technical Consultants LLC without cause or by Mr. Powell for good reason, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) his annual bonus, to the extent earned, pro-rated for any fractional years, (ii) a severance payment equal to 50% of his then-applicable base salary, payable in ratable installments over the six months following his termination and (iii) continuation of health benefits at the same cost applicable to active employees of the Company for the six months following his termination. Upon his death or permanent disability, Mr. Powell will be entitled to receive (i) his annual bonus, to the extent earned, pro-rated for any fractional years and (ii) a severance payment equal to 50% of his then-applicable base salary, payable in ratable installments over the six months following his termination.

Effective as of May 11, 2020, the Company entered into an amended and restated employment agreement with Mr. Powell in his capacity as Chief Accounting Officer (the “Powell Employment Agreement”). The term of Mr. Powell’s employment under the Powell Employment Agreement commenced on May 11, 2020 and continues until May 11, 2023 unless otherwise terminated. After the initial three-year term, the term of Mr. Powell’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Powell Employment Agreement, Mr. Powell (i) receives an annualized base salary of $330,000; (ii) is eligible to receive an annual bonus with a target opportunity of 50% of the then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Powell’s employment under the Powell Employment Agreement is terminated due to his death or permanent disability, by the Company without cause or by Mr. Powell for good reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without cause or by Mr. Powell for good reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to 12 months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Powell Severance”). If the Powell Employment Agreement is terminated by the Company without cause or by Mr. Powell for good reason within the 90 days prior to, or two-year period following, a Change in Control (as defined in the Powell Employment Agreement), he will be entitled to receive (i) the Powell Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Powell Employment Agreement is terminated by Mr. Powell without Good Reason or by the Company for Cause, he will be entitled to only any accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Powell will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Powell following the termination of the Powell Employment Agreement are contingent on Mr. Powell signing and not revoking a release of claims and compliance with the terms of the Powell Employment Agreement.

The Powell Employment Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of 12 months following the termination of Mr. Powell’s employment, except for certain terminations following a Change in Control (as defined in the Powell Employment Agreement), in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Powell’s employment.

Gary M. Cappa.    On November 16, 2017, Engineering & Testing Services, LLC, currently an indirect wholly owned subsidiary of Atlas Technical Consultants LLC, entered into an employment agreement with Mr. Cappa (the “Initial Cappa Agreement”). Under the terms of the Initial Cappa Agreement, Mr. Cappa received an annualized base salary of $265,000. Mr. Boyer was eligible under the agreement to (i) earn a discretionary annual bonus in an amount up to 30% of his base salary, (ii) receive discretionary grants of incentive equity interests in Atlas Holdings, (iii) participate in applicable benefit plans and other benefits provided generally to similarly situated employees and (iv) receive reimbursement for reasonable business expenses.

Effective as of October 1, 2019, Atlas Technical Consultants, LLC amended the Initial Cappa Agreement, pursuant to which he became the Chief Operating Officer of Atlas Technical Consultants, LLC. The initial term under the amended agreement was three years from the effective date of the closing of the business transaction pursuant to which Engineering & Testing Services, LLC became an indirect wholly owned subsidiary of Atlas Technical Consultants Intermediate Holdco LLC (n/k/a Atlas Technical Consultants LLC), with automatic one-year renewals thereafter. Under the terms of the agreement, Mr. Cappa was (i) entitled to an annualized of $370,000; (ii) eligible to receive an annual bonus with a target opportunity of 50% of his then-current base salary, with the amount payable to be determined based on financial metrics to be decided by the Board in consultation with Mr. Cappa; (iii) eligible to receive annual equity grants under the Company’s long term incentive plan with a target grant date value of no less than 50% of his then-current base salary, in an amount and pursuant to such terms and conditions as the Compensation Committee decides; (iv) eligible to participate in the Company’s health, insurance, retirement and other employee benefits; and (v) entitled to a monthly car allowance of no less than $700.

Effective as of May 11, 2020, the Company entered into a new employment agreement with Mr. Cappa in his capacity as Chief Operating Officer (the “Cappa Employment Agreement”). The initial term of Mr. Cappa’s employment under the Cappa Employment Agreement commenced on May 11, 2020 and continues until December 31, 2021, unless otherwise terminated. After the initial term, the term of Mr. Cappa’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Cappa Employment Agreement, Mr. Cappa (i) receives an annualized base salary of $370,000; (ii) is eligible to receive an annual bonus with a target opportunity of 75% of the then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Cappa’s employment under the Cappa Employment Agreement is terminated due to his death or permanent disability, by the Company without cause or by Mr. Cappa for good reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without cause or by Mr. Cappa for good reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to 12 months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Cappa Severance”). If the Cappa Employment Agreement is terminated by the Company without cause or by Mr. Cappa for good reason within the 90 days prior to, or two-year period following, a Change in Control (as defined in the Cappa Employment Agreement), he will be entitled to receive (i) the Cappa Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Cappa Employment Agreement is terminated by Mr. Cappa without Good Reason or by the Company for Cause, he will be entitled to only any accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Cappa will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Cappa following the termination of the Cappa Employment Agreement are contingent on Mr. Cappa signing and not revoking a release of claims and compliance with the terms of the Cappa Employment Agreement.

The Cappa Employment Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of 12 months following the termination of Mr. Cappa’s employment, except for certain terminations following a Change in Control (as defined in the Cappa Employment Agreement), in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Cappa’s employment.

David D. Quinn Sr.    Effective as of May 11, 2020, the Company entered into an employment agreement with Mr. Quinn in his capacity as Chief Financial Officer (the “Quinn Employment Agreement”). The initial term of Mr. Quinn’s employment under the Quinn Employment Agreement commenced on May 11, 2020 and continues until May 11, 2023 unless otherwise terminated. After the initial three-year term, the term of Mr. Quinn’s employment is automatically extended for subsequent one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

Under the terms of the Quinn Employment Agreement, Mr. Quinn (i) receives an annualized base salary of $370,000; (ii) is eligible to receive an annual bonus with a target opportunity of 75% of the then-current base salary, with the actual amount to be determined based on financial metrics to be decided by the Board; (iii) is eligible to receive annual equity grants pursuant to the Company’s long term incentive plan; and (iv) is entitled to a monthly car allowance of $1,400.

If Mr. Quinn’s Employment Agreement is terminated due to his death or permanent disability, by the Company without cause or by him for good reason, he will be entitled to (i) all accrued but unpaid base salary, unreimbursed expenses and other accrued obligations under the Company’s employee plans through the date of termination; (ii) an amount equal to 100% of the then-current base salary, payable in equal installments over twelve months in accordance with the Company’s payroll practices; (iii) a pro-rata bonus for the year of termination, calculated based on actual performance; and (iv) in the case of a termination by the Company without cause or by Mr. Quinn for good reason only, (x) continuation of health benefits under COBRA at the same cost applicable to active employees of the Company for up to 12 months and (y) accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance) (items (i) through (iv), collectively, the “Quinn Severance”). If the Quinn Employment Agreement is terminated by the Company without cause or by Mr. Quinn for good reason within the 90 days prior to, or two-year period following, a Change in Control (as defined in the Quinn Employment Agreement), he will be entitled to receive (i) the Quinn Severance; and (ii) accelerated vesting of all outstanding equity awards (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). If the Quinn Employment Agreement is terminated by Mr. Quinn without good reason or by the Company for cause, he will be entitled to only the accrued obligations, and if the agreement is terminated due to non-renewal by either party, Mr. Quinn will receive the accrued obligations and accelerated vesting of equity awards that would have vested in the one-year period immediately following the date of such termination (with any unvested performance-based awards deemed achieved based on the greater of actual and target performance). Notwithstanding the above, any payments to Mr. Quinn following the termination of the Quinn Employment Agreement are contingent on Mr. Quinn signing and not revoking a release of claims and compliance with the terms of the Quinn Employment Agreement.

The Quinn Employment Agreement also includes perpetual confidentiality, work product and non-disparagement covenants, as well as non-competition and non-interference covenants that apply during employment and for a period of 12 months following the termination of Mr. Quinn’s employment, except for certain terminations, including a termination by the Company without Cause, in which case the non-competition covenant does not apply following termination, or following a Change in Control (as defined in the Quinn Employment Agreement), in which case the non-interference covenants continue to apply for 24 months following the termination of Mr. Quinn’s employment.

Director Compensation

No compensation was provided to non-employee directors for fiscal year 2019. For our non-employee directors who are not employed by or affiliated with Bernhard Capital Partners, the board of directors has approved a compensation program for 2020, which generally consists of a combination of restricted stock units and cash awards (with the exception of Joseph E. Reece, who only received restricted stock units).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of the Company’s voting common stock as of May 22, 2020 by:

•        each person known to be the beneficial owner of more than 5% of our outstanding common stock;

•        each of our executive officers and directors; and

•        all executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the Private Placement Warrants as these warrants are not exercisable within 60 days of the date of this report.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The table below represents beneficial ownership of our voting common stock, comprised of Class A common stock and Class B common stock. The beneficial ownership of our voting common stock is based on 29,741,710 shares of common stock outstanding, of which 5,767,342 shares are Class A common stock and 23,974,368 shares are Class B common stock.

Name and Address of Beneficial Owner(1)	Number of Class A shares		Number of Class B shares		Class A %	Class B %	Total Common Stock %
Directors, Executive Officers
L. Joe Boyer	—	(2)	91,826		*	*	*
David Quinn	—	(3)	—		*	—	*
Gary Cappa	—	(4)	1,123,656	(7)	*	4.7%	3.8%
Walter Powell	—	(5)	—		*	—	*
John Alex Mollere	—	(6)	—		*	—	*
David Miller	—	(6)	2,377,462	(8)	*	9.9%	8.0%
Stephen M. Kadenacy(9)(16)	5,986,995		—		62.8%	—	17.9%
Brian Ferraioli(10)	21,591		—		*	—	*
Leonard Lemoine(10)	11,995		—		*	—	*
Thomas H. Henley	—		—		—	—	—
Jeff Jenkins	—		—		—	—	—
R. Foster Duncan(10)	11,995		—		*	—	*
Daniel G. Weiss(10)	11,995		—		*	—	*
Joe Reece(11)	76,280		—		*	—	*
All Directors and Executive Officers as a Group (Fourteen Individuals)	6,120,851		3,592,944		64.2%	15.0%	18.3%
Five Percent Holders:
Bernhard Capital Partners(12)			20,173,983		—	84.1%	67.8%
GSO Entity(13)	2,200,000		—		38.1%	—	7.4%
Boxwood Sponsor LLC(9)(14)	5,975,000		—		62.8%	—	17.8%
MIHI LLC(14)(15)	6,175,000		—		64.9%	—	18.4%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the stockholders listed is 13215 Bee Cave Parkway, Building B, Suite 230, Austin, Texas 78738.

(2)      Excludes 107,066 shares of Class A common stock underlying unvested restricted stock units (“RSUs”), granted on May 15, 2020.

(3)      Excludes 26,766 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(4)      Excludes 32,199 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(5)      Excludes 21,413 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(6)      Excludes 5,353 shares of Class A common stock underlying unvested RSUs, granted on May 15, 2020.

(7)      Comprised of (i) 76,937 shares of Class B common stock held by CEL Consulting Holdings Corporation, address 2001 Crow Canyon Road, Suite 100, San Ramon, California 94583, (ii) 756,838 shares of Class B common stock held by Engineering & Testing Services Holdings Corporation, address 2001 Crow Canyon Road, Suite 100, San Ramon, California 94583, and (iii) 289,881 shares of Class B common stock held by Engineering Services Holdings Corporation, address 2791 South Victory View Way, Boise, Idaho 83709. Mr. Cappa is the majority owner and a director of each entity.

(8)      Comprised solely of shares of Class B common stock held by PTE Holdings Inc., address 1500 Broadway, Suite 117, Lubbock, Texas 79401. Mr. Miller is the president of PTE Holdings.

(9)      Comprised of (i) 2,225,000 shares of Class A common stock, (ii) 3,750,000 shares of Class A common stock underlying private placement warrants and (iii) 11,995 share of Class A common stock underlying restricted stock units granted to Mr. Kadenacy on March 19, 2020. The beneficial ownership percentages set forth for Mr. Kadenacy takes into account the issuance of shares of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock.

(10)    Comprised solely of shares of Class A common stock underlying restricted stock units granted on March 19, 2020, which were fully vested on the grant date.

(11)    Mr. Reece holds a minority economic interest in Boxwood Management Company, LLC and pecuniary interests in the securities beneficially owned by Boxwood Management Company, LLC. Mr. Reece disclaims such beneficial ownership except to the extent of his pecuniary interest therein. Comprised of (i) 57,688 shares of Class A common stock and (ii) 18,592 share of Class A common stock underlying restricted stock units granted on March 19, 2020.

(12)    Based on the Schedule 13D filed with the Securities and Exchange Commission on February 24, 2020. Comprised solely of shares of Class B common stock. Bernhard Capital Partners’ interest is held through Atlas Technical Consultants Holdings LP and indirectly by the BCP Energy Services Funds. The general partner of Atlas Technical Consultants Holdings LP is Atlas Technical Consultants Holdings GP LLC, which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J. M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(13)    Based on the Schedule 13D filed with the Securities and Exchange Commission on February 24, 2020. GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(14)    Based on the Schedule 13D filed with the Securities and Exchange Commission on March 3, 2020. Boxwood Sponsor LLC is jointly owned and managed by MIHI Boxwood Sponsor, LLC, which is controlled by MIHI LLC, and Boxwood Management Company, LLC. MIHI LLC and Boxwood Management Company, LLC have shared voting and dispositive power with respect to the shares held by Boxwood Sponsor LLC and, as such, may be deemed to beneficially own the shares held by Boxwood Sponsor LLC. Each of MIHI LLC and Boxwood Management Company, LLC disclaim such beneficial ownership except to the extent of their respective pecuniary interests therein.

(15)    Based on the Schedule 13D filed with the Securities and Exchange Commission on February 3, 2020. Comprised of 2,425,000 shares of Class A common stock and 3,750,000 shares of Class A common stock underlying private placement warrants. MIHI LLC owns a majority interest in, and is the sole manager of, MIHI Boxwood Sponsor, LLC. As such, MIHI LLC may be deemed to beneficially own the shares held by our Sponsor. MIHI LLC is a member managed LLC. MIHI LLC is indirectly controlled by Macquarie Group Limited, a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor, LLC. By virtue of the relationships described in this footnote, Macquarie Group Limited and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor, LLC. Each of Macquarie Group Limited and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address of each of MIHI LLC and MIHI Boxwood Sponsor, LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5369.

(16)    Mr. Kadenacy owns a majority interest in, and is the sole manager of, Boxwood Management Company, LLC. As such, he may be deemed to beneficially own the shares held by Boxwood Management Company, LLC or Boxwood Sponsor LLC. Mr. Kadenacy disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

Certain Relationships and Related Party Transactions

Related Party Transactions

Founder Shares

In June 2017, we issued an aggregate of 100 shares to the sponsor for an aggregate purchase price of $25,000. We received payment for the shares in September 2018. On November 14, 2018, we effected a recapitalization pursuant to which each share of the company’s outstanding common stock was converted into 71,875 shares of Class F common stock. As a result of the recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of Class F common stock. On November 15, 2018, the sponsor contributed back to us, for no consideration, 1,437,500 founder shares. As a result, the initial stockholders held 5,750,000 founder shares, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional units was not exercised in full or in part, so that the initial stockholders would own 20% of our issued and outstanding shares after the initial public offering (not including the shares of Class A common stock underlying the private placement units and assuming the initial stockholders did not purchase any public shares in the initial public offering). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 founder shares were forfeited, resulting in 5,000,000 founder shares outstanding as of January 4, 2019. As of November 7, 2019, 5,000,000 shares of Class F common stock were issued and outstanding.

The initial stockholders agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of one year after the completion of a business combination or earlier if, subsequent to a business combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after a business combination, or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

Following the completion of the Business Combination, the Continuing Members owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of our Class B common stock held by such Continuing Member will be cancelled. Following the conversion of each outstanding share of our Class F common stock to one share of Class A common stock, the sponsor owned an aggregate 2,225,000 shares of Class A common stock and 3,750,000 private placement warrants.

Promissory Note

On August 22, 2018, we issued a promissory note to the sponsor (the “Promissory Note”), pursuant to which we borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the initial public offering. The Promissory Note was repaid upon the consummation of the initial public offering on November 20, 2018.

Private Placement Securities

Simultaneously with the closing of the initial public offering, the sponsor purchased an aggregate of 250,000 private placement units at $10.00 per private placement unit ($2,500,000 in the aggregate) and 3,500,000 Private Placement Warrants at $1.00 per private placement warrant ($3,500,000 in the aggregate). Each private placement unit consists of one share of Class A common stock and one private placement warrant. Each private placement warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the private placement units and Private Placement Warrants were added to the proceeds from the IPO held in the trust account.

Financial Advisor Engagement

In connection with the Business Combination, we engaged Macquarie Capital (USA) Inc. (“Macquarie Capital”), an affiliate of the sponsor, to act as our financial advisor. At the consummation of the Business Combination, we paid Macquarie Capital a $4 million fee, comprised of $2 million in cash and 200,000 shares of newly issued common stock valued at $10 per share.

Underwriting Fees

Macquarie Capital also served as one of the representatives of the underwriters of our initial public offering. In connection with the initial public offering, Macquarie Capital received a portion of the $4 million in upfront underwriting discounts and was paid a portion of the $7 million deferred underwriting fee at the closing of the Business Combination.

Nomination Agreement

In connection with the consummation of the Business Combination, we entered into the Nomination Agreement. Under the Nomination Agreement, the Seller has the right to designate a certain number of individuals for nomination by our board of directors to be elected by the our stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by the Seller and its affiliates, in the aggregate, as follows: (i) for so long as the Seller beneficially owns at least 50% of the aggregate voting power of the company, the Seller will have the right to nominate at least a majority of all directors of the board of directors; (ii) for so long as the Seller beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the company, the Seller will have the right to designate three directors; (iii) for so long as the Seller beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, the Seller will have the right to designate two directors; and (iv) for so long as the Seller beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the company, the Seller will have the right to designate one director. In accordance with the terms of the Nomination Agreement, the size of the board of directors will be fixed based on the number of individuals the Seller is entitled to designate for nomination to be elected as directors.

The Nomination Agreement also provides that the members of the management team of Atlas Intermediate shall not transfer shares of common stock or warrants to purchase shares of common stock beneficially owned or otherwise held by them prior to the termination of a lock-up period.

Credit Agreement

In connection with the Business Combination, Buyer, as the initial borrower, entered into a senior credit facility (the “Credit Facility”) consisting of (i) a $281.0 million senior secured Term Loan (the “Term Loan”) and (ii) a $40.0 million senior secured Revolver (the “Revolver”) pursuant to that certain Credit Agreement dated February 14, 2020, as amended by that certain First Amendment dated as of March 30, 2020 and as amended by that certain Second Amendment, dated as of March 31, 2020, by and among Holdings, Buyer, and pursuant to the Business Combination, Atlas Intermediate, which became the new borrower by operation of law and as further provided in Section 9.19 of such Credit Agreement, the lenders party thereto, the issuing banks party thereto and Macquarie Capital Funding LLC, as administrative agent and swing line lender (the “Credit Agreement”).

The Term Loan will mature on the date that is six years after the date thereof and the Revolver will mature on the date that is five years after date thereof. The Term Loan was funded at the consummation of the Business Combination and was used, in part, to fully repay and terminate outstanding obligations of approximately $171 million, pay transaction expenses incurred in connection with the Business Combination and for other general working capital purposes.

Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the Credit Facility are equal to either (i) Adjusted LIBO Rate (as defined in the Credit Agreement), plus a 6.25%, or (ii) an Alternate Base Rate (as defined in the Credit Agreement), plus 5.00%. The Credit Facility requires quarterly principal payments of $3.513 million through December 31, 2026.

The Credit Facility is guaranteed by Holdings, Buyer, Atlas Intermediate and the direct and indirect subsidiaries of Atlas Intermediate and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

The Credit Agreement contains a financial covenant which requires Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries on a consolidated basis to maintain a Total Net Leverage Ratio (as defined in the Credit Agreement) tested on a quarterly basis that does not exceed (i) 5.50 to 1.0 with respect to the fiscal quarters ending on June 30, 2020 and September 30, 2020 and (ii) 5.00 to 1.00 with respect to the fiscal quarter ending December 31, 2020 and as of the end of each fiscal quarter thereafter.

The Credit Agreement also includes a number of customary negative covenants. Such covenants, among other things, limit or restrict the ability of each of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries to:

•        incur additional indebtedness and make guarantees;

•        incur liens on assets;

•        engage in mergers or consolidations or fundamental changes;

•        dispose of assets;

•        pay dividends and distributions or repurchase capital stock;

•        make investments, loans and advances, including acquisitions;

•        amend organizational documents and other material contracts;

•        enter into certain agreements that would restrict the ability to incur liens on assets;

•        repay certain junior indebtedness;

•        enter into certain transactions with affiliates;

•        enter into sale leaseback transactions; and

•        change the conduct of our business.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and/or certain other conditions and (ii) a number of other traditional exceptions that grant the Company continued flexibility to operate and develop our business.

The Credit Agreement also includes customary affirmative covenants, representations and warranties and events of default.

Placement Agent Engagements

In connection with the Business Combination, Boxwood engaged placement agents, including Macquarie Capital and Helena Advisors, LLC (“Helena”), to act as its placement agents in connection with the private placement of any PIPE securities with any PIPE investors. Macquarie Capital is an affiliate of the sponsor and Joe Reece, a member of our board of directors, formerly served as the Founder and Chief Executive Officer of Helena from October 2018 to October 2019. At the consummation of the Business Combination, we paid Macquarie Capital and Helena cash fees of approximately $0.4 million and approximately $0.4 million, respectively.

Material Relationships and Transactions with the Selling Security Holders

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the consummation of the Business Combination, the company entered into a registration rights agreement (the “Continuing Members RRA”) with the Continuing Members. Under the Continuing Members RRA, the company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

The company is required to, within 30 days of the consummation of the Business Combination, file a registration statement registering the resale of the Continuing Member Registrable Securities. Additionally, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members under the Continuing Member RRA.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The company will bear the expenses incurred in connection with the filing of any such registration statements.

GSO Registration Rights Agreement

In connection with the consummation of the Business Combination, we entered into a registration rights agreement (the “GSO RRA”) with GSO Capital Opportunities Fund III LP and the other holders party thereto (together, “GSO”). Under the GSO RRA, we will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the GSO RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

We are required to file a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

The GSO RRA does not contemplate the payment of penalties or liquidated damages to GSO as a result of a failure to register, or delays with respect to the registration of, the GSO Registrable Securities.

Boxwood Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of shares of Class F common stock (subsequently converted into Class A common stock in connection with the Business Combination), private placement units, private placement shares, private placement warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of private placement securities to be acquired by an affiliate of Macquarie Capital), excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the private placement securities acquired by an affiliate of Macquarie Capital, the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggy-back registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contemplate the payment of penalties or liquidated damages to the stockholders party thereto as a result of a failure to register, or delays with respect to the registration of, our securities.

Lock-Up Agreement

On February 14, 2020, in connection with the consummation of the Business Combination, we and the sponsor entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which the sponsor agreed to not transfer, sell, assign or otherwise dispose of any Class A common stock or warrants to purchase our Class A common stock during the period commencing on the date of the consummation of the Business Combination and ending on the earlier of (a) the date that is twelve months following the date of the consummation of the Business Combination or

(b) if BCP transfers either (i) shares of common stock beneficially owned or otherwise held by BCP resulting in gross proceeds to BCP equal to at least $50,000,000 or (ii) all shares of common stock beneficially owned or otherwise held by BCP which were subject to an initial six-month restriction on transfer, if the proceeds received from the transfer of such shares of common stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30-trading-day period.

Amended and Restated Limited Liability Company Agreement of Holdings

We operate our business through Holdings. In connection with the consummation of the Business Combination, we and other member parties thereto entered into the LLC Agreement. The LLC Agreement sets forth, among other things, the rights and obligations of the holders of Holdings Units.

Managing Member.    Under the LLC Agreement, we are the sole managing member of Holdings. As the sole managing member, we are able to control all of the day-to-day business affairs and decision-making of Holdings without the approval of any other member, unless otherwise stated in the LLC Agreement. As such, we, through or officers and directors, are responsible for all operational and administrative decisions of Holdings and the day-to-day management of Holdings’ business. Pursuant to the terms of the LLC Agreement, we may not resign or cease to be the managing member of Holdings unless proper provision is made, in compliance with the LLC Agreement, so that our obligations, its successor (if applicable) and any new managing member and the rights of all members under the LLC Agreement and applicable law remain in full force and effect.

Compensation; Reimbursement.    We will not be entitled to compensation for our services as managing member. We, as managing member, and other members of Holdings will be entitled to reimbursement by Holdings for all costs, fees, operating expenses and other expenses of Holdings (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to Holdings) incurred in pursuing and conducting, or otherwise related to, the activities of Holdings.

Distributions.    Distributions to Holdings’ equity holders may be declared by the managing member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the managing member shall determine (in our sole discretion in accordance with the fiduciary duties as provided in the LLC Agreement) using such record date as the managing member may designate; provided that, so long as the Preferred Units remain outstanding, such distributions shall only be declared at the end of a quarter so long as there remain funds legally available therefor after the cash payments required to be paid to the Preferred Unitholders in such Quarter. Any such distribution shall be made to Holdings’ equity holders as of the close of business on such record date on a pro rata basis (subject to certain exceptions) in accordance with the number of Holdings Units owned by each member as of the close of business on such record date.

Common Unit Redemption Right.    The LLC Agreement provides that BCP, and following the date that is six months from the consummation of the Business Combination, each of the other members of Holdings (other than us and our subsidiaries) has a right to cause Holdings to redeem from time to time, all or a portion of such member’s Holdings Units (together with an equal number of shares of Class B common stock) for either (x) the delivery by Holdings of a number of shares of Class A common stock equal to the number of Holdings Units surrendered or (y) at Holdings’ election made in accordance with the LLC Agreement, the delivery by Holdings of cash equal to the Cash Election Amount (as defined in the LLC Agreement) calculated with respect to such redemption.

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A common stock are converted or changed into another security, securities or other property, or (ii) we, by dividend or otherwise, distribute to all holders of the shares of Class A common stock evidences of our indebtedness or assets, including securities (including shares of Class A common stock and any rights, options or warrants to all holders of the shares of Class A common stock to subscribe for, to purchase or to otherwise acquire shares of Class A common stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A common stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by us from Holdings in respect of the Holdings Units, then upon any subsequent redemption, in addition to the shares of Class A common stock or the Cash Election Amount, as applicable, each member of Holdings shall be entitled to receive the amount of such security, securities or other property that such member would have received if such redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

GSO Subscription Agreement and Preferred Units

In connection with the consummation of the Business Combination, and the previously disclosed Commitment Letter, dated as of January 23, 2020 (the “Commitment Letter”), Holdings and GSO COF III AIV-2 LP (“GSO AIV-2”) entered into a subscription agreement, dated February 14, 2020 (the “Subscription Agreement”), pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,000, which represents a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The holders of the Preferred Units have negative control rights over certain aspects of the business and affairs of Holdings and its subsidiaries. Under the LLC Agreement, the prior written consent of GSO AIV-2, as the holder of Preferred Units constituting at least a majority of the outstanding Preferred Units in the aggregate, is required before Holdings or its subsidiaries are permitted to, among other things, incur additional indebtedness in excess of a specified leverage ratio, dispose of assets, transact with affiliates, make certain dividend payments, or make changes to Holdings’ organizational documents in a manner adverse to our stockholders, in each case, subject to the exceptions and limitations described therein.

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder.

Support Letter

Instead of purchasing shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) directly from us, as had previously been contemplated by the Commitment Letter, in connection with the consummation of the Business Combination, GSO Capital Opportunities Fund III LP (the “GSO Entity”) purchased 1,000,000 shares of Class A common stock from an intermediary who had purchased shares from an existing stockholder (the “Market Purchase”). To induce GSO Entity to make the Market Purchase, we entered into a support agreement (the “Support Agreement”) with GSO Entity pursuant to which we agreed, among other things, (i) to sell to GSO Entity 1,000,000 shares of Class A common stock if the Market Purchase was not consummated in satisfaction of GSO Entity’s obligations under the Commitment Letter, (ii) to increase the original issue discount on the Preferred Units from 2% to 2.179% and (iii) to provide certain indemnification rights in connection with the Market Purchase.

Restrictive Covenant Agreement

In connection with the consummation of the Business Combination, Holdings and BCP entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) pursuant to which the BCP parties agreed not to (i) for a period of two years, induce or attempt to induce any of the executives named therein or any other executive officer of Atlas Intermediate to leave the employ of Atlas Intermediate, (ii) for a period of two years, hire any executive who was employed by Atlas Intermediate at any time during the 12 month period prior to the consummation of the Business Combination, (iii) for a period of two years, induce or attempt to induce any person that is a customer, supplier or material business relation of Atlas Intermediate to cease doing business with Atlas Intermediate, (iv) make certain types of disparaging or false statements and (v) disclose certain confidential information, subject to the terms and conditions therein.

Related Person Policy

Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of our executive officers, directors or nominee for election as a director;

•        any person who is known by us to be the beneficial owner of more than 5% of our voting stock; and

•        any immediate family member of any of the foregoing persons, which includes any person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.

Selling Security Holders

The selling security holders may offer and sell, from time to time, up to (i) 3,750,000 Private Placement Warrants and (ii) 27,780,345 shares of Class A common stock, which includes 3,805,977 shares of Class A common stock held by certain selling security holders named in this prospectus and 23,974,368 shares of Class A common stock that may be issued from time to time to certain members of Atlas Holdings, that own units in Holdings Units, upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock. The term “selling security holders” includes the stockholders listed in the table below and their permitted transferees.

The following table provides, as of May 26, 2020, information regarding the beneficial ownership of Private Placement Warrants and Class A common stock held by each of the selling security holders, the number of Private Placement Warrants and shares of Class A common stock that may be sold by each selling security holder under this prospectus and that each selling security holder will beneficially own after this offering.

Because each selling security holder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling security holder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling security holders and further assumed that the selling security holders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling security holders list and the securities that may be resold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Certain Relationships and Related Party Transactions” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any Private Placement Warrants or shares of Class A common stock in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling SecurityHolder	Private Placement Warrants Beneficially Owned Prior to Offering	Public Warrants Available Pursuant to this Prospectus(1)	Public Warrants Beneficially Owned After Offering	Common Stock Beneficially Owned Prior to Offering	Number of Shares Available Pursuant to this Prospectus(1)	Common Stock Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering(2)
Boxwood Sponsor LLC(3)	3,750,000	3,750,000	—	2,225,000	2,225,000	—	—
Bernhard Capital Partners(4)	—	—	—	20,173,983	20,173,983	—	—
GSO Entity(5)	—	—	—	2,200,000	1,200,000	1,000,000	3.36%
PTE Holdings Inc.(6)	—	—	—	2,377,462	2,377,462	—	—
Engineering & Testing Services Group(7)	—	—	—	1,123,656	1,123,656	—	—
MIHI LLC(8)	—	—	—	200,000	200,000	—	—
SCST Inc.(9)	—	—	—	195,900	195,900	—	—
L. Joe Boyer	—	—	—	91,826	91,826	—	—
L. Edwin H. Gratton, Jr.	—	—	—	91,826	91,826	—	—
William Michael Ballard	—	—	—	25,692	25,692	—	—
Alan P. Krusi	—	—	—	25,000	25,000	—	—
Joe Reece	—	—	—	57,688	25,000	32,688	*
Richard A. Gadbois	—	—	—	25,000	25,000	—	—

____________

*        Represents less than 1%.

(1)      Represents the number of shares being registered on behalf of the selling security holder pursuant to this Registration Statement, which may be less than the total number of shares held by the selling security holder.

(2)      Assumes the redemption of all outstanding Holdings Units in exchange for Class A common stock, and the subsequent cancellation of Class B common stock, in accordance with Holdings LLC Agreement and our Charter.

(3)      Comprised of 2,225,000 shares of Class A common stock and 3,750,000 shares of Class A common stock underlying private placement warrants. Boxwood Sponsor LLC (“Boxwood Sponsor”) is jointly owned and managed by MIHI Boxwood Sponsor, LLC (“MIHI Boxwood Sponsor”), which is controlled by MIHI LLC (“MIHI”), and Boxwood Management Company, LLC (“Boxwood Management”). MIHI and Boxwood Management have shared voting and dispositive power with respect to the shares held by Boxwood Sponsor and, as such, may be deemed to beneficially own the shares held by Boxwood Sponsor. MIHI is a member managed LLC indirectly controlled by Macquarie Group Limited (“Macquarie”), a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor and MIHI. By virtue of the relationships described in this footnote, Macquarie and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor and MIHI. Each of Macquarie and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. Mr. Kadenacy owns a majority interest in, and is the sole manager of, Boxwood Management. As such, he may be deemed to beneficially own the shares held by Boxwood Management or Boxwood Sponsor. Mr. Kadenacy disclaims such beneficial ownership except to the extent of his pecuniary interest therein. Each of MIHI and Boxwood Management disclaim such beneficial ownership except to the extent of their respective pecuniary interests therein. The principal business address of each of Boxwood Sponsor LLC, Boxwood Management Company, LLC, and Stephen M. Kadenacy is 8801 Calera Dr., Austin, TX 78735. The principal business address of each of MIHI LLC and MIHI Boxwood Sponsor is 125 West 55th Street, L-22, New York, NY 10019-5369. The principal business address of Macquarie Group Limited is 50 Martin Place, Sydney, NSW, C3, 2000.

(4)      Comprised solely of shares of Class A common stock issuable upon the redemption of Holdings Units in exchange for Class A common stock in accordance with Holdings LLC Agreement and our Charter. BCP beneficially owns 20,090,107 shares of Class B common stock representing 67.57% of the outstanding shares of Class B common stock, respectively. BCP’s interest is held through Atlas Technical Consultants Holdings LP and indirectly by the BCP Energy Services Funds. The general partner of Atlas Technical Consultants Holdings LP is Atlas Technical Consultants Holdings GP LLC, which is indirectly wholly owned by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J.M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. The principal business address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(5)      Comprised of 2,200,000 shares of Class A common stock. GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The principal business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(6)      Comprised solely of shares of Class A common stock issuable upon the redemption of Holdings Units in exchange for Class A common stock in accordance with Holdings LLC Agreement and our Charter. PTE Holdings Inc. (“PTE”) beneficially owns 2,377,462 shares of Class B common stock representing 9.92% of the outstanding shares of Class B common stock. PTE’s interest is held by Martha Maghsoud, Sarah Tahmoressi, David L. Miller, and the Rob Comey Family Trust and is controlled by David Miller. Each of Martha Maghsoud, Sarah Tahmoressi, David L. Miller, and the Rob Comey Family Trust may be deemed to beneficially own such shares note directly held or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. The principal business address of each of the foregoing is 1500 Broadway, Suite 1117, Lubbock, Texas 79401.

(7)      Comprised solely of shares of Class A common stock issuable upon the redemption of Holdings Units in exchange for Class A common stock in accordance with Holdings LLC Agreement and our Charter. Engineering & Testing Services Group (“Engineering Group”) beneficially owns 1,123,656 shares of Class B common stock representing 4.69% of the outstanding shares of Class B common stock. Engineering Group’s interest is held through Engineering & Testing Services Holdings Corporation (“ETSHC”), CEL Consulting Holdings Corporation (“CELCHC”) and Engineering Services Holdings Corporation (“ESHC”). Each of the Engineering Group entities may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. The principal business address of Engineering Group, ETSHC and CELCHC is 2001 Crow Canyon Road, Suite 200, San Ramon, California 94583 and the principal business address of ESHC is 2791 S. Victory View Way, Boise, Idaho 83709.

(8)      Comprised solely of shares of Class A common stock. MIHI LLC (“MIHI”) is indirectly controlled by Macquarie Group Limited, a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by MIHI Boxwood Sponsor, LLC. By virtue of the relationships described in this footnote, Macquarie Group Limited and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI Boxwood Sponsor, LLC. Each of Macquarie Group Limited and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address of each of MIHI LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, New York 10019-5369.

(9)      Comprised of (i) 105,977 shares of Class A common stock and (ii) 89,923 shares of Class A common stock issuable upon the redemption of Holdings Units in exchange for Class A common stock in accordance with Holdings LLC Agreement and our Charter. SCST, Inc. (“SCST”) beneficially owns 105,977 shares of Class A common stock representing approximately 1.84% of the outstanding shares of Class A common stock. SCST’s wholly owned by John Kirschbaum. The principal business address of SCST and John Kirschbaum is 6280 Riverdale Street, San Diego, California 92120.

Description of Securities

The following summary of certain material provisions of our common stock, preferred stock and warrants does not purport to be complete. You should refer to our Charter, our amended and restated by-laws and our warrant agreement, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Our Charter authorizes the issuance of (a) 501,000,000 shares of capital stock, consisting of (x) 500,000,000 authorized shares of common stock, including (1) 400,000,000 authorized shares of Class A common stock, (2) 100,000,000 authorized shares of Class B common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of May 26, 2020, there were 5,767,342 shares of Class A common Stock outstanding; (b) 23,974,368 shares of Class B common stock outstanding; and (c) no shares of preferred stock outstanding.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Charter or our bylaws, or as required by the applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our outstanding shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our Board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Class B common stock

The Class B common stock is a voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of the Class B common stock vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of Class B common stock generally have the right to cause Holdings to redeem all or a portion of their common units of Holdings Units in exchange for shares of the Class A common stock or, at Holdings’ option, an equivalent amount of cash. Upon the future exchange of Holdings Units held by any holder of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of Class B common stock will be canceled. Our Charter provides that Class B common stock is not be entitled to receive dividends, if declared by our Board, or to receive any portion of any such assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding up of the post-combination company.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in our discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B common stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. Holders of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.

Preemptive or Other Rights

The Company’s stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Board is classified into three classes, designated as Class I, Class II and Class III. Messrs. Boyer, Ferraioli and Reece currently serve as Class I directors (the “Class I Directors”), Messrs. Weiss, Jenkins and Duncan currently serve as Class II directors (the “Class II Directors”) and Messrs. Kadenacy, Lemoine and Henley currently serve as Class III directors (the “Class III Directors”). The Class I Directors’ term will expire at the 2020 annual meeting of stockholders; the Class II Directors’ term will expire at the 2021 annual meeting of stockholders; and the Class III Directors’ term will expire at the 2022 annual meeting of stockholders. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Existing Warrants

The existing warrants include 3,750,000 Private Placement Warrants issued in a private placement in connection with our initial public offering and 20,000,000 Public Warrants sold as part of the units in our initial public offering.

Public Warrants

Each warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless this Registration Statement with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the satisfaction of our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis and we are not obligated to issue any shares to holders seeking to exercise their Public Warrants unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

If our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event that we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable Blue Sky laws to the extent an exemption is not available.

Subject to the restrictions described below, once the Public Warrants become exercisable, we may redeem the Public Warrants:

•        at a price of $0.01 per Public Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day-trading period referred to above.

We will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares issuable upon the exercise of our Public Warrants. If the Company’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we call the Public Warrants for redemption and our management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.9% (or such other amount as specified by the holder) of the shares of Class A common stock outstanding immediately after giving effect to such exercise. If the number of outstanding shares of Class A common stock is increased by a share dividend payable in Class A common stock, or by a split-up of Class A common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) multiplied by (ii) one (1) minus the quotient of (a) the price per share of Class A common stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the Public Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, or (iii) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed initial business combination, then the Public Warrants exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. Additionally, if the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares), or in the case of our merger or consolidation with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other of our property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrants properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement governing the Public Warrants by and between Continental Stock Transfer & Trust Company and the Company (the “Warrant Agreement”)) of the Public Warrant. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until March 15, 2020, subject to certain exceptions, and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Anti-Takeover Provisions of Delaware Law

Our Charter, bylaws, the Nomination Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Warrant Agent

The transfer agent for our Class A common stock and warrant agent for our Public Warrants and New Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Plan of Distribution

Issuance of Class A Common Stock Underlying the Warrants

We are registering the issuance of shares of Class A common stock underlying the Warrants. Each Warrant entitles its holder to purchase one share of our Class A common stock at an exercise price of $11.50 per share. The prices at which the shares of Class A common stock underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying Class A common stock.

Pursuant to the terms of the Warrants, the shares of Class A common stock will be distributed to those holders of Warrants who surrender the Warrants and provide payment of the exercise price to our warrant agent, Continental Stock Transfer & Trust Company.

Resale of Private Placement Warrants and Class A Common Stock by Selling Security Holders

We are also registering the resale by the selling security holders of the Private Placement Warrants and shares of Class A common stock. The selling security holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their Private Placement Warrants and shares of Class A common stock on the NASDAQ or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling security holders may use any one or more of the following methods, when and if permitted, when disposing of their Private Placement Warrants and shares of Class A common stock:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        in underwriting transactions;

•        short sales;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price;

•        distribution to members, limited partners or stockholders of selling security holders;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the Private Placement Warrants or shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To our knowledge, the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of Class A common stock or Private Placement Warrants covered by this prospectus. At any time a particular offer of the shares of Class A common stock or Private Placement Warrants covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock or Private Placement Warrants covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock or Private Placement Warrants covered by this prospectus.

In connection with the sale of the Private Placement Warrants and shares of Class A common stock or interests therein, the selling security holders who are not subject to our insider trading policy may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling security holders who are not subject to our insider trading policy may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling security holders who are not subject to our insider trading policy may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the Private Placement Warrants and shares of Class A common stock offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the selling security holder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of the Private Placement Warrants or shares of Class A common stock being offered by the selling security holders named herein.

The selling security holders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders also may transfer the shares of Class A common stock or Private Placement Warrants in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

A selling security holder that is an entity may elect to make a pro rata in-kind distribution of shares of its securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of Class A common stock pursuant to the distribution through a registration statement.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling security holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling security holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our Private Placement Warrants and shares of Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Private Placement Warrants or shares of Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling security holder wants to sell his, her or its Private Placement Warrants or shares of Class A common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12 of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder in which states our securities are exempt from registration for secondary sales.

Any person who purchases securities from a selling security holder offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling security holders (and each selling security holder’s officers and directors and each person who controls such selling security holder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such selling security holder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the Private Placement Warrants and shares of Class A common stock covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the Private Placement Warrants and shares of Class A common stock offered hereby will be paid by the selling security holders.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holdings

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of our Class A common stock and Private Placement Warrants subject to this registration, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended ( the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder of our Class A common stock or Private Placement Warrants. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock or Private Placement Warrants.

This discussion is limited to U.S. Holders and Non-U.S. Holders that hold our Class A common stock or Private Placement Warrants, as applicable, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s or Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holder or Non-U.S. Holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding our Class A common stock or Private Placement Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our Class A common stock or Private Placement Warrants under the constructive sale provisions of the Code;

•        persons who hold or receive our Class A common stock or Private Placement Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•        tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock or Private Placement Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock or Private Placement Warrants and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY

TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK OR PRIVATE PLACEMENT WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Class A common stock or Private Placement Warrants that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we pay distributions in cash or other property to U.S. Holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock with the tax consequences described under “— U.S. Holders — Sale or Other Taxable Disposition” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale or Other Taxable Disposition

Upon a sale or other taxable disposition of our Class A common stock or Private Placement Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A common stock or Private Placement Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock or Private Placement Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants generally will equal the U.S. Holder’s acquisition cost less, in the case of a share of Class A common stock, any prior distributions treated as a return of capital. See “— Exercise or Lapse of a Private Placement Warrant” below for a discussion regarding a U.S. Holder’s tax basis in shares of Class A common stock acquired pursuant to the exercise of a Private Placement Warrant.

Exercise or Lapse of a Private Placement Warrant

Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a Private Placement Warrant for cash. The U.S. Holder’s tax basis in the share of our Class A common stock received upon exercise of the Private Placement Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Private Placement Warrant and the exercise price of such Private Placement Warrant. The U.S. Holder’s holding period for the Class A common stock received upon exercise of the Private Placement Warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the Private Placement Warrants and will not include the period during which the U.S. Holder held the Private Placement Warrants. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s tax basis in the Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A common stock received would equal the U.S. Holder’s basis in the Private Placement Warrant. If the cashless exercise was treated as not being a gain realization event (and not a recapitalization), a U.S. Holder’s holding period in the Class A common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Private Placement Warrant. If the cashless exercise was treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the Private Placement Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Private Placement Warrants equal to the number of shares of Class A common stock having a value equal to the exercise price for the total number of Private Placement Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock represented by the Private Placement Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in the Private Placement Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A common stock received would equal the sum of the fair market value of the Class A common stock represented by the Private Placement Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in the Private Placement Warrants exercised. A U.S. Holder’s holding period for the Class A common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Private Placement Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Private Placement Warrant provide for an adjustment to the number of shares of common stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to the U.S. Holders of such shares. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Private Placement Warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its Private Placement Warrant would be increased to the extent any such constructive distribution is treated as a dividend.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Class A common stock and Private Placement Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock or Private Placement Warrants that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

Any distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock or Private Placement Warrants unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Class A common stock or Private Placement Warrants, as applicable, constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we do not believe that we currently are, and do not expect to become, a USRPHC for U.S. federal income tax purposes. However, a Non-U.S. Holder of our Class A common stock or Private Placement Warrants, as applicable, generally will not be subject to U.S. net federal income tax even if we were to become a USRPHC as long as our Class A common stock or Private Placement Warrants, as applicable, is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our Class A common stock or Private Placement Warrants, as applicable, throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If our Class A common stock or Private Placement Warrants, as applicable, is not considered to be so traded, a Non-U.S. Holder generally would be subject to net U.S. federal income tax on the gain realized on a disposition of our Class A common stock or Private Placement Warrants, as applicable, if we were to become a USRPHC and generally would be required to file a U.S. federal income tax return. Additionally, a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise of a Private Placement Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Private Placement Warrant, or the lapse of a Private Placement Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of a Private Placement Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders — Sale or Other Taxable Disposition.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock and Private Placement Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as IRS Form W-8BEN-E). If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from the disposition of assets such as our Class A common stock and the Private Placement Warrants.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock or Private Placement Warrants.

Legal Matters

Kirkland & Ellis LLP will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

Experts

The balance sheets of Atlas Technical Consultants, Inc. (formerly known as Boxwood Merger Corp. (the “Company”)) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2019 and 2018, and the related notes, included in this prospectus and elsewhere in the registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report of such firm given upon their authority as experts in accounting and auditing.

The consolidated and combined financial statements of Atlas Intermediate Holdings LLC and ATC Group Partners LLC as of and for the year ended December 31, 2019 and 2018, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, including the securities, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.oneatlas.com. Information on our website does not constitute part of this prospectus. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and equivalents	$18,924	$20,185
Accounts receivable, net	88,947	90,775
Unbilled receivables, net	47,150	40,513
Prepaid expenses	4,477	5,266
Other current assets	529	812
Total current assets	160,027	157,551

Property and equipment, net	15,946	14,824
Intangible assets, net	92,248	92,389
Goodwill	92,006	85,125
Other long-term assets	2,925	2,884
TOTAL ASSETS	$363,152	$352,773

LIABILITIES, REDEEMABLE PREFERRED STOCK, SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$27,584	$30,754
Accrued liabilities	9,749	10,085
Current maturities of long-term debt	14,050	10,875
Other current liabilities	9,820	13,712
Total current liabilities	61,203	65,426

Long-term debt, net of current maturities and loan costs	276,313	158,557
Other long-term liabilities	7,849	1,347
Total liabilities	345,365	225,330

COMMITMENTS AND CONTINGENCIES (NOTE 14)

Redeemable preferred stock	143,172	—

Members’ Capital	—	127,443
Class A common stock, $.0001 par value, 400,000,000 shares authorized, 5,767,342 shares issued and outstanding at March 31, 2020	1	—
Class B common stock, $.0001 par value, 23,974,368 shares authorized, 23,974,368 shares issued and outstanding at March 31, 2020	2	—
Additional paid in capital	(23,632)	—
Non-controlling interest	(100,250)	—
Retained earnings/(deficit)	(1,506)	—
Total shareholders’ equity/members’ capital	(125,385)	127,443

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK. SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL	$363,152	$352,773

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF OPERATIONS

	For the quarters ended March 31,
	2020	2019
	(in thousands, except per share data)
Revenues	$109,302	$105,611
Cost of revenues	(58,898)	(57,172)
Operating expenses	(68,365)	(44,869)
Operating (loss) income	(17,961)	3,570
Interest expense	(5,640)	(2,385)
Other income (expense)	32	(296)
(Loss) income before income taxes	(23,569)	889
Income tax expense	—	(5)
Net (loss) income from continuing operations	(23,569)	884
Loss from discontinued operations	—	(149)
Net (loss) income	(23,569)	735
Provision for non-controlling interest	3,260	—
Redeemable preferred stock dividends	(2,244)	—
Net (loss) income attributable to Class A common stock shareholders/members	$(22,553)	$735
(Loss) Per Class A Common Share	$(0.26)	N/A
Weighted average of shares outstanding:
Class A common shares (basic and diluted)	5,767,342	N/A

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL

					(in thousand)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Members’ Capital	Non- Controlling Interests	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2018						171,794			171,794
Member distributions						—			—
Equity based compensation						56			56
Net income						735			735
Balance at March 31, 2019		—		—	—	172,585	—	—	172,585
Balance at December 31, 2019						127,443			127,443
Member distributions						(21,830)			(21,830)
Equity based compensation						9,845			9,845
Net income prior to Atlas Business Combination						(21,047)			(21,047)
Recapitalization in connection with Atlas Business Combination	5,767	1	23,974	2	(23,632)	(94,411)	(96,990)		(215,030)
Net (loss) post Atlas Business Combination							(1,451)	(1,071)	(2,522)
Dividends on redeemable preferred stock							(1,809)	(435)	(2,244)
Balance at March 31, 2020	5,767	1	23,974	2	(23,632)	—	(100,250)	(1,506)	(125,385)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF CASH FLOWS

	For the quarter ended March 31,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(23,569)	$735
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,002	5,169
Equity-based compensation expense	9,845	56
Loss (gain) on sale of property and equipment	11	(36)
Write-off of deferred financing costs related to debt extinguishment	1,712	40
Amortization of deferred financing costs	249	58
Provision for bad debts	92	96
Changes in assets & liabilities:
Decrease in accounts receivable and unbilled receivable	193	7,807
Decrease in prepaid expenses	789	1,071
Decrease in other current assets	283	83
(Decrease) in trade accounts payable	(3,948)	(4,875)
(Decrease) in accrued liabilities	(1,248)	(1,180)
(Decrease) in other current and long-term liabilities	(1,956)	(7,682)
(Increase) in other long-term assets	(27)	(754)
Net cash (used) provided by operating activities	(12,572)	588

Cash flows from investing activities:
Purchases of property and equipment	(1,080)	(1,585)
Proceeds from disposal of property and equipment	—	188
Purchase of business, net of cash acquired	(10,500)	—
Net cash (used in) investing activities	(11,580)	(1,397)

Cash flows from financing activities:
Proceeds from issuance of debt	302,000	187,634
Payment of loan acquisition costs	(11,886)	(1,274)
Repayments of debt	(171,144)	(127,399)
Proceeds from issuance of redeemable preferred stock	141,840	—
Issuance of common stock	10,229	—
Member distributions	(21,830)	—
Payment to shareholders associated with Atlas Business Combination	(226,318)	—
Payment of contingent earn-out	—	(2,500)
Net cash provided by financing activities	22,891	56,461
Net change in cash and equivalents	(1,261)	55,652
Cash and equivalents – beginning of period	20,185	6,509
Cash and equivalents – end of period	$18,924	$62,161

Supplemental information:
Cash paid during the period for:
Interest	$3,508	$730
Taxes	—	5
Capital assets financed	157	—
Contingent consideration share settled	1,060	—
Dividends on preferred shares accrued and note paid	912

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

Atlas Technical Consultants, Inc. (the “Company”, “We”, or “Atlas” and formerly named Boxwood Merger Corp. (“Boxwood”)) was a blank check company, incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business transaction, one or more operating businesses or assets.

On February 14, 2020 (the “Closing Date”), the Company consummated its acquisition of Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), pursuant to the Unit Purchase Agreement, dated as of August 12, 2019, as amended on January 22, 2020 (the “Purchase Agreement”), by and among the Company, Atlas TC Holdings LLC, a wholly-owned subsidiary of the Company and a Delaware limited liability company (“Holdings”), Atlas TC Buyer LLC, a wholly-owned subsidiary of Holdings and a Delaware limited liability company (the “Buyer”), Atlas Intermediate and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”). The acquisition of Atlas Intermediate pursuant to the Purchase Agreement together with the other transactions contemplated by the Purchase Agreement is referred to herein as the “Atlas Business Combination.”

Following the consummation of the Atlas Business Combination, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of common units of Holdings (“Holdings Units”). The Company is the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the Atlas Business Combination.

The Company has more than 140 offices in 40 states and employs more than 3,200 employees and is headquartered in Austin, Texas.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing.

Services are provided throughout the United States and its territories to a broad base of clients with no single client representing 10% or more of our revenues for either the quarter ended March 31, 2019 or 2018. Services are rendered primarily on a time and materials and cost-plus basis with approximately 95% of our contracts on that basis and the remainder represented by firm fixed price contracts.

Basis of Presentation

The acquisition of Atlas Intermediate has been accounted for as a reverse recapitalization. Under this method of accounting, Atlas is treated as the acquired company and Atlas Intermediate is treated as the acquirer for financial reporting purposes. Therefore, the consolidated financial results include information regarding Atlas Intermediate as the Company’s predecessor entity. Thus, the financial statements included in this report reflect (i) the historical operating results of Atlas Intermediate prior to the Atlas Business Combination; (ii) the combined results of the Company and Atlas Intermediate following the Atlas Business Combination; (iii) the assets, liabilities and members’ capital of Atlas Intermediate at their historical costs; and (iv) the Company’s equity and earnings per share presented for the period from the Closing Date.

The accompanying interim statements of the Company have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION (cont.)

In the opinion of management, all adjustments, consisting only of normal recurring adjustments and disclosures necessary for a fair statement of these interim statements have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year or for any other period. These interim statements should be read in conjunction with the audited financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that the Company filed with the SEC on March 16, 2020 and Form 8-K/A filed with the SEC on March 16, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Fiscal Year

The Company’s subsidiaries report the results of operations based on 52 or 53-week periods ending on the Friday nearest December 31 while Atlas reports on a calendar year end. For clarity of presentation, all periods are presented as if the year ended on December 31. During each quarter, our subsidiaries will close on the Friday closest to March 31, June 30, and September 30 and Atlas will close on the actual calendar day. The impact of the difference between these dates was insignificant. The Company has appropriately eliminated all transactions between itself and its subsidiaries when presenting its balance sheet.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable and Accrued Billings

The Company records its trade accounts receivable and unbilled receivables at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and unbilled receivables from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. As of March 31, 2020 and December 31, 2019, the allowance for trade accounts receivable was $2.0 million and $2.1 million, respectively, while the allowance for unbilled receivables was $0.7 million and $0.6 million, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized in the accompanying combined statement of operations. The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. There were no impairment charges for the quarters ended March 31, 2020 and 2019.

Goodwill

Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles — Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any. There were no impairment charges for the quarters ended March 31, 2020 and 2019.

Revenue Recognition

During the fourth quarter of 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective approach to all contracts that were not completed as of the beginning of fiscal year 2019. We utilize the portfolio method practical expedient, which allows companies to account for multiple contracts as a portfolio, instead of accounting for them on a contract by contract basis (commonly known as the contract method). For our time and materials contracts, we apply the as-invoiced practical expedient, which permits us to recognize revenue as the right to invoice for services performed. The new standard did not materially affect our consolidated net income, financial position, or cash flows.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Below is a description of the basic types of contracts from which the Company may earn revenue:

Time and Materials Contracts

Under the time and materials (“T&M”) arrangements, contract fees are based upon time and materials incurred. The contracts may be structured as basic time and materials, cost plus a margin or time and materials subject to a maximum contract value (the “ceiling”). Due to the potential limitation of the contract’s ceiling, the economic factors of the contracts subject to a ceiling differ from the economic factors of basic T&M and cost plus contracts.

The majority of the Company’s contracts are for projects where it bills the client monthly at hourly billing or unit rates. The billing rates are determined by contract terms. Under cost plus contracts, the Company charges its clients for contract related costs at cost, an agreed upon overhead rate plus a fixed fee or rate.

Under time and materials contracts with a ceiling, the Company charges the clients for time and materials based upon the work performed however there is a ceiling or a not to exceed value. There are often instances that a contract is modified to extend the contract value past the original or amended ceiling. As the consideration is variable depending on the outcome of the contract renegotiation, the Company will estimate the total contract price in accordance with the variable consideration guidelines and will only include consideration that it expects to receive from the customer. When the Company is reaching the ceiling, the contract will be renegotiated, or we cease work when the maximum contract value is reached. The Company will continue to work if it is probable that the contract will be extended. The Company is only entitled to consideration for the work it has performed, and the ceiling amount is not a guaranteed contract value.

The Company earned approximately 95% of its revenues under T&M contracts during the quarters ended March 31, 2020 and 2019.

Fixed Price Contracts

Under fixed price contracts, the Company’s clients pay an agreed amount negotiated in advance for a specified scope of work. The Company is guaranteed to receive the consideration to the extent that the Company delivers under the contract. The Company recognizes revenue over a period of time on fixed price contracts using the input method based upon direct costs incurred to date, which are compared to total projected direct costs. Costs are the most relevant measure to determine the transfer of the service to the customer. The Company assess contracts quarterly and may recognize any expected future loss before actually incurring the loss. When the Company is expecting to reach the total consideration under the contract, the Company will begin to negotiate a change order.

Change Orders and Claims

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Change orders may take time to be formally documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses before an agreement is reached with the client. If the Company is having difficulties in renegotiating the change order, the Company will stop work if possible, record all costs incurred to date, and determine, on a project by project basis, the appropriate final revenue recognition.

Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Costs related to change orders and claims are recognized when they are incurred. The Company evaluates claims on an individual basis and recognizes revenue it believes is probable to collect.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Performance Obligations

The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and therefore, is not distinct. However, in some instances, we may also promise to provide distinct goods or services within a contract, resulting in multiple performance obligations. For contracts with multiple performance obligations, we allocate the contract transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. Typically, we sell a customer a specific service and use the expected cost plus a margin approach to estimate the standalone selling price of each performance obligation.

The Company’s performance obligations are satisfied as work progresses or at a point in time. Revenue on our cost-reimbursable contracts is recognized over time using direct costs incurred or direct costs incurred to date as compared to the estimated total direct costs for performance obligations because it best depicts the transfer of control to the customer. Contract costs include labor, subcontractors’ costs and other direct costs.

Gross revenue from services transferred to customers at a point in time is recognized when the customer obtains control of the asset, which is generally upon delivery and acceptance by the customer of the reports and/or analysis performed.

As of March 31, 2020 and December 31, 2019, we had $607 and $601 million of remaining performance obligations, or backlog, respectively of which $364 million and $361 million, respectively or 60% is expected to be recognized over the next 12 months and the majority of the balance over the next 24 months. Contracts for which work authorizations have been received are included in backlog. Project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in backlog. Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis, therefore backlog includes only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts. In the case of non-government contracts, backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. Our backlog for the period beyond 12 months may be subject to variation from year-to-year as existing contracts are completed, delayed, or renewed or new contracts are awarded, delayed, or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to assess and not necessarily indicative of future revenues or profitability.

Contract Assets and Liabilities

The timing of revenue recognition, billings and cash collections results in billed receivables, unbilled receivables (contract assets), and billings in excess of costs and estimated earnings on uncompleted contracts (contract liabilities). Billed and unbilled receivables are reflected on the face of the Consolidated Balance Sheet. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized on these contracts as of the reporting date and is reported within “other current liabilities” on the Consolidated Balance Sheet. This liability was $311 thousand and $343 thousand as of March 31, 2020 and December 31, 2019, respectively. Revenue recognized that was included in the contract liability balance at the beginning of the fiscal year was $32 thousand and $32 thousand for the quarters ended March 31, 2020 and 2019, respectively.

U.S. Federal Acquisition Regulations

The Company has contracts with the U.S. federal, state and local governments that contain provisions requiring compliance with the U.S. Federal Acquisition Regulations (“FAR”). These regulations are generally applicable to all of its contracts that are directly funded or partially funded by pass through funds from the U.S. federal government. These provisions limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

billed under forward pricing arrangements. Most of the Company’s government contracts are subject to termination at the convenience of the government. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Government contracts that are subject to the FAR are subject to audits performed by the Defense Contract Audit Agency (“DCAA”) and many other state governmental agencies. As such, the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems are subject to review. During the course of its audits, the DCAA or a state agency may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards and recommend that the applicable contracting officer disallow such costs. Historically, the Company has not incurred significant disallowed costs because of such audits. However, the Company can provide no assurance that the rate audits will not result in material disallowances of incurred costs in the future. The Company provides for a refund liability to the extent that it expects to refund some of the consideration received from a customer. The liability at March 31, 2020 and December 31, 2019 was $813 thousand.

Disaggregation of Revenues

As described further in Note 2 — Summary of Significant Accounting Policies, the Company has one operating segment, Engineering, Testing, Inspection and Other Consultative Services, which reflects how the Company is being managed. The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing. Public sector clients approximate one-third of the Company’s revenues in each reporting period presented.

All services performed by the Company are rendered in the United States and its territories via two contract types, time and materials or fixed price contracts. The Company derives 95% of its revenues from T&M contracts.

Cash Flows

The Company has presented its cash flows using the indirect method and considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance limit.

Comprehensive Income

There are no other components of comprehensive income other than net income and the provision for non-controlling interest associated with Holding Units.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements (“ASC 820”), establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

The Company applies the provisions of ASC 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Generally, the Company engages a third-party independent valuation specialist to assist in management’s determination of fair values of tangible and intangible assets acquired and liabilities assumed. The fair values of earn-out arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. The Company estimates the fair value of contingent earn-out payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability on the Consolidated Balance Sheet. Changes in the estimated fair value of contingent earnout payments are included in operating expenses in the accompanying combined statements of operations.

Several factors are considered when determining contingent consideration liabilities as part of the purchase price, including whether (i) the valuation of the acquisitions is not supported solely by the initial consideration paid, and the contingent earn-out formula is a critical and material component of the valuation approach to determining the purchase price; and (ii) the former owners of the acquired companies that remain as key employees receive compensation other than contingent earn-out payments at a reasonable level compared with the compensation of other key employees. The contingent earn-out payments are not affected by employment termination.

The Company reviews and re-assesses the estimated fair value of contingent consideration liabilities on a quarterly basis, and the updated fair value could differ materially from the initial estimates. The Company measures contingent consideration recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified as Level 3 inputs. The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration liabilities on the acquisition date and at each reporting period. The significant unobservable inputs used in the fair value

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

measurements are projections over the earn-out period, and the probability outcome percentages that are assigned to each scenario. Significant increases or decreases to either of these inputs in isolation could result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent consideration liabilities. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate on the acquisition date and amount paid will be recorded in earnings.

The following table summarizes the changes in the fair value of estimated contingent consideration:

Contingent consideration, as of December 31, 2019	$1,060
Additions for acquisitions	5,625
Reduction of liability for payment made	(1,060)

Decrease of liability related to re-measurement of fair value
Total contingent consideration, as of March 31, 2020	5,625
Current portion of contingent consideration	—
Contingent consideration, less current portion	$5,625

Equity-Based Compensation

The Company recognizes the cost of services received in an equity-based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that the Company is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award.

Equity compensation was $9,845 thousand and $56 thousand for the quarters ended March 31, 2020 and 2019, respectively. Consistent with the change in control provisions within the agreements, the Company fully expensed the remaining unamortized value of the stock awards that vested upon the completion of the Atlas Business Combination.

Income Taxes

Following the consummation of the Atlas Business Combination, the Company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of common units of Holdings Units. The Company is the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Atlas Business Combination.

Previously, Atlas Intermediate was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying consolidated financial statements except as disclosed below.

The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant in the quarters ended March 31, 2020 and 2019.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In addition, there are two C-Corporations (“C-Corp”) subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The results of operations prior to the Atlas Business Combination were treated consistently in this manner.

Subsequent to the Atlas Business Combination, the Up-C structure allowed the holders of our Class B common stock, par value $0.0001 per share (the “Class B common stock”) to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass through” entity, for U.S. federal income (and certain state and local) tax purposes following the business combination. One of these benefits is that, for U.S. federal income (and certain state and local) purposes, future taxable income of Atlas that is allocated to the Seller and its limited partners will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level.

Income tax relating to the C-Corps is not considered in the provision for non-controlling interest calculation as it is solely the responsibility of the holders of our Class A common stock, par value $0.0001 per share (the “Class A common stock”). The Texas margin tax is considered within the provision of non-controlling interest as it generated through the results of Atlas Intermediate and its subsidiaries.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Deferred taxes consisted of the following:

	March 31, 2020	December 31, 2019
	(in millions)
Asset:
Current	$0.7	$—
Noncurrent	13.0	—
Deferred tax asset, gross	13.7	—
Valuation allowance	(13.7)	—
Deferred tax asset, net	$—	$—

Liability:
Current	$—	$—
Noncurrent	0.6	0.6
Deferred tax liability, gross	0.6	0.6
Valuation allowance	—	—
Deferred tax liability, net	$0.6	$0.6

There are no net operating loss carryforwards. The Company records its deferred tax liabilities in other long-term liabilities within its Consolidated Balance Sheet.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income tax expense was $0.0 million and $0.0 million for the quarters ended March 31, 2020 and 2019, respectively. Income tax expense for the quarter ended March 31, 2019 and the period beginning January 1, 2020 through the Closing Date differs from the 21% statutory federal tax rate and various state tax rates applied to the Company’s pre-tax income due to only certain C-Corp subsidiaries being subject to recognition of federal or state income taxes in the Company’s Consolidated Statement of Operations.

The rate reconciliation for the period from the Atlas Business Combination through March 31, 2020 is as follows:

Pre-tax loss	$2,522
Statutory tax rate	26%
Tax benefit	656
Deferred tax asset valuation reserve	(656)
Income tax expense, net	$—

Redeemable Preferred Stock

On February 14, 2020, in connection with the consummation of the Atlas Business Combination, Holdings and GSO COF III AIX-2 LP (“GSO AIV-2”) entered into a subscription agreement, dated February 14, 2020 (the “Subscription Agreement”) pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,450, which represents a 2.179% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

The GSO Placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder.

The Preferred Units rank senior in priority to all other existing and future equity securities of Holdings with respect to liquidation preference and distribution rights.

The Preferred Units have a liquidation preference of $1,000 per Preferred Unit (the “Liquidation Preference”).

Subject to any limitations set forth in the Atlas Credit Agreement (as defined in Note 7), the Preferred Units pay a dividend of 5% per annum, plus either an additional 6.25% per annum in cash or 7.25% per annum in additional Preferred Units, at Holdings’ option, payable quarterly in arrears.

If a cash dividend is not able to be made because of a limitation under the Atlas Credit Agreement, then the Liquidation Preference with respect to any Unit shall increase to 3.5625% in any quarter until a cash dividend can be made.

The Preferred Units do not possess voting rights and are not convertible into any other security of Holdings.

Holdings may redeem the Preferred Units beginning on the second anniversary of the Closing Date at a price of 103% of the Liquidation Preference (the “Redemption Premium”), and on the third anniversary of their issuance at the Liquidation Preference, in each case plus accrued and unpaid dividends. The Preferred Units may only be redeemed by Holdings within the first two years of the Closing Date upon a change of control as described below, in which case such Preferred Units will be redeemed at a customary make-whole amount as if the Preferred Units were redeemed on the second anniversary.

Subject to the terms of Holdings’ and its subsidiaries’ senior credit agreements, Holdings will be required to redeem the Preferred Units at the Redemption Premium, plus accrued and unpaid dividends, in the event of (i) a change of control, (ii) sales or other dispositions of all or substantially all of Holdings’ assets and (iii) the insolvency or bankruptcy of Holdings or any of its material subsidiaries.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Finally, holders of the Preferred Units may require Holdings to redeem their Preferred Units at the Liquidation Preference, plus accrued and unpaid dividends, beginning on the eighth anniversary of the Closing Date, subject to certain customary limitations.

Redeemable preferred stock, as of December 31, 2019	$—
Additions	141,840
Accrued paid in kind dividends	1,321
Accretion of discount	11
Redeemable preferred stock, as of March 31, 2020	$143,172

Segment

The Company has one operating and reporting segment, Engineering, Testing, Inspection and Other Consultative Services. This financial information is reviewed regularly by our chief operating decision maker to assess performance and make decisions regarding the allocation of resources and is equivalent to our consolidated information. Our chief operating decision maker does not review below the consolidated level. Our chief operating decision maker is our Chief Executive Officer.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the requirements of ASU 2016-02 and its impact on the consolidated and combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for the Company commencing after December 15, 2022. The Company is in the process of assessing the impact of this ASU on our consolidated financial statements and disclosures.

NOTE 3 — ATLAS BUSINESS COMBINATION

On the Closing Date, the Company completed the acquisition of Atlas Intermediate and its subsidiaries and in return the Atlas Intermediate members: (i) received 24.0 million shares of Class B common stock in the Company, (ii) repaid the $171.5 million of outstanding debt and interest accrued and due lender, (iii) payment of $10.9 million of seller incurred acquisition-related costs, (iv) settlement $1.1 million of contingent consideration associated with the SCST, Inc. acquisition and (v) paid $2.2 million of change in control payments due certain executives. This was paid for with: (i) $20.7 million of cash raised from SPAC shareholders and the private placement discussed herein, (ii) the issuance of redeemable preferred stock in the amount of $141.8 million and (iii) the issuance of new debt in the amount of $271.0 million discussed in Note 7.

The shares of non-economic Class B common stock of the Company, which entitles each holder to one vote per share, are redeemable on a one-for-one basis for shares of Class A common stock at the option of the Unit Holders (formerly members) as their lock-up period expire. Upon the redemption by any Class B common stock shares for Class A common stock, a corresponding number of shares of Class B common stock will be cancelled.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ATLAS BUSINESS COMBINATION (cont.)

In connection with the Company’s entry into the Atlas Business Combination, the Company agreed to issue and sell in a private placement an aggregate of 1,000,0000 shares of Class A common stock for a purchase price of $10.23 per share, and aggregate consideration of $10.2 million (the “Private Placement”). The Private Placement was consummated concurrently with the Closing Date and the proceeds of the Private Placement were used to fund a portion of the consideration paid to the Atlas Intermediate members.

Because the holders of our Class B common stock have effective control of the combined company after the Closing Date through its majority voting interests in both the Company and, accordingly, Atlas Intermediate, the Atlas Business Combination was accounted for as a reverse recapitalization. Although the Company was the legal acquirer, Atlas Intermediate was the accounting acquirer. As a result, the reports filed by the Company subsequent to the Atlas Business Combination are prepared “as if” Atlas Intermediate is the predecessor and legal successor to the Company. The historical operations of Atlas Intermediate are deemed to be those of the Company. Thus, the financial statements included in this report reflect (i) the historical operating results of Atlas Intermediate prior to the Atlas Business Combination; (ii) the combined results of the Company and Atlas Intermediate following the Atlas Business Combination; (iii) the assets, liabilities and members’ capital of Atlas Intermediate at their historical cost; and (iv) the Company’s equity and earnings per share for the period from the Closing Date.

NOTE 4 — BUSINESS ACQUISITIONS

In February 2020, the Company acquired Long Engineering (“LONG”), a land surveying and engineering company headquartered in Atlanta, Georgia. The aggregate purchase price consideration paid in connection with the acquisition was $10.5 million in cash, subject to customary closing working capital adjustments plus an earnout of up to $12 million upon the achievement of certain financial targets to be paid upon the first, second and third anniversaries of the closing.

The Company did not acquire any entities during 2019.

Acquisition costs of approximately $0.3 million have been expensed in 2020 in the Consolidated Statement of Operations within operating expenses.

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed as of the acquisition:

Cash	$—
Accounts receivable	5,094
Property and equipment	1,423
Other long-term assets	14
Intangible assets	3,491
Liabilities	(778)
Net assets acquired	$9,244
Consideration paid (cash and rollover equity)	$10,500
Contingent earnout liability at fair value (cash)	5,625
Total consideration	16,125
Excess consideration over the preliminary amounts assigned to the net assets acquired (goodwill)	$6,881

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY AND EQUIPMENT, NET

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years. Property and equipment consist of the following:

	March 31, 2020	December 31, 2019	Average life
Furniture and fixtures	$3,000	$2,793	3 – 5 years
Equipment and vehicles	31,668	29,504	3 – 10 years
Computers	18,902	15,122	3 years
Leasehold improvements	5,047	4,936	3 – 5 years
Construction in Progress	79	2,503
Less: Accumulated depreciation and amortization	(42,750)	(40,034)
	$15,946	$14,824

Property and equipment under capital leases:

	March 31, 2020	December 31, 2019
Computer equipment	$1,450	$1,241
Less accumulated depreciation	(664)	(557)
	$786	$684

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows:

2020 (nine months remaining)	$329
2021	335
2022	334
2023	250
2024	73
Thereafter	—
$1,321

Depreciation expense was approximately $1.4 million and $1.3 million for the quarters ended March 31, 2020 and 2019, respectively.

NOTE 6 — GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was as follows:

Balance as of December 31, 2019	$85,125
Acquisitions	6,881
Disposals	—
Measurement period adjustments	—
Balance as of March 31, 2020	$92,006

The Company did not recognize any impairments of goodwill in the quarters ended March 31, 2020 or 2019.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — GOODWILL AND INTANGIBLES (cont.)

Intangible assets as of March 31, 2020 and December 31, 2019 consist of the following:

	March 31, 2020			December 31, 2019			Remaining useful life (in years)
	Gross amount	Accumulated amortization	Net book value	Gross amount	Accumulated amortization	Net book value
Definite life intangible assets:
Customer relationships	$109,130	(26,300)	$82,830	$106,620	(23,759)	$82,861	19.0
Tradenames	19,601	(10,326)	9,275	18,620	(9,282)	9,338	10.0
Non-competes	600	(457)	143	600	(410)	190	2.7
Total intangibles	$129,331	$(37,083)	$92,248	$125,840	$(33,451)	$92,389

Amortization expense for the quarters ended March 31, 2020 and 2019 was $3.6 million and $3.9 million, respectively. Amortization of intangible assets for the next five years and thereafter is expected to be as follows:

2020 (nine months remaining)	$10,831
2021	11,860
2022	11,267
2023	10,978
2024	10,924
Thereafter	36,388
$92,248

NOTE 7 — LONG-TERM DEBT

In October 2017, concurrent with the closing of the acquisition of Moreland Altobelli Associates, LLC (“Moreland”), Atlas Intermediate obtained a bridge loan from Regions Bank in the amount of $42.0 million. In November 2017, concurrent with the closing of the Consolidated Engineering Laboratories (“ETS”) acquisition, Atlas Intermediate entered into a credit agreement with a group led by Regions Bank providing a term loan of $95.0 million and a revolving credit facility of $30.0 million secured by the assets owned by Atlas Intermediate. Proceeds from the credit agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The credit agreement is scheduled to mature in November 2022 with quarterly principal payments required beginning December 2017. Interest is compounded based on the variable rate in effect.

ATC Group Partners (“ATC”) had a business loan agreement (the “Loan Agreement”) maturing on January 29, 2020. The Loan Agreement included a revolving credit facility that shall not exceed $45 million. Security for the loan was provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the Loan Agreement bear interest at the one-month London Interbank Offered Rate (LIBOR) plus a margin based on the total leverage ratio as defined in the Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balance on the Loan Agreement was paid in full and terminated, and the existing Atlas credit facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing (“Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility was secured by assets of Atlas Intermediate. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM DEBT (cont.)

The Atlas Credit Facility was scheduled to mature in March 2024. However, in connection with the consummation of the Atlas Business Combination, the Atlas Credit Facility was repaid and a new credit arrangement (the “Atlas Credit Agreement”) was entered into with Macquarie Capital (the “Lender” or “Lead Arranger”). The Atlas Credit Agreement called for a term loan (the “Term Loan”) in the amount of $281.0 million and revolving letter of credit (the “Revolver”) in the amount of $40.0 million of which $21.0 million was drawn upon through March 31, 2020. The term loan proceeds were used to repay the existing Atlas Credit Facility in the amount of $171.0 million and partially fund the Atlas Business Combination and the LONG acquisition.

Under the terms of the Atlas Credit Agreement, the Term Loan and Revolver are set to expire on February 14, 2027 and February 14, 2025, respectively. Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings. The interest rates under the Atlas Credit Facility will be equal to either (i) Adjusted LIBOR as defined in the Credit Agreement, plus 4.75%, or (ii) an Alternate Base Rate as defined in the Credit Agreement, plus 3.75%.

The Atlas Credit Agreement is guaranteed by Holdings and secured by (i) a first priority pledge of the equity interests of subsidiaries of Holdings and Atlas Intermediate and (ii) a first priority lien on substantially all other assets of Holdings, Atlas Intermediate and all of their direct and indirect subsidiaries.

On March 31, 2020, the terms of the Atlas Credit Agreement were modified to reduce the maturity of the Term Loan by one year to February 14, 2026 from February 14, 2027. The interest rate for the Term Loan was increased to (i) Adjusted LIBOR as defined in the Atlas Credit Agreement, plus 6.25%, or (ii) an Alternate Base Rate as defined in the Atlas Credit Agreement, plus 5.25%. The interest rate for the Revolver was increased to (i) Adjusted LIBOR as defined in the Atlas Credit Agreement, plus 5.0%, or (ii) an Alternate Base Rate as defined in the Credit Agreement, plus 4.0%. The modification also increased rate of amortization applicable to the Term Loan to 5.0% per annum (commencing on June 30, 2020).

The modifications to the Atlas Credit Agreement resulted from the exercise of the market-flex rights by the lead arranger in connection with the syndication process, which, in addition, required the payment of an upfront fee in an amount equal to 2% of the currently outstanding Term Loans, which was paid subsequent to the balance sheet date. The market-flex rights were included in the Atlas Credit Agreement and were exercised by the lead arranger upon completion of the time period allowed to complete a syndication process.

The Company has been in compliance with the terms of the Atlas Credit Facility and Atlas Credit Agreement as of March 31, 2020 and December 31, 2019, respectively.

Long-term debt consisted of the following:

	March 31, 2020	December 31, 2019
Atlas credit facility – term loan	$—	$136,844
Atlas credit agreement – term loan	281,000	—
Atlas credit facility – revolving loan		34,300
Atlas credit agreement – revolving	21,000	—
Subtotal	302,000	171,144
Less: Loan costs, net	(11,637)	(1,712)
Less current maturities of long-term debt	(14,050)	(10,875)
Long-term debt	$276,313	$158,557

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM DEBT (cont.)

Aggregate long-term principal payments subsequent to March 31, 2020, are as follows (amounts in thousands):

2020 (nine months remaining)	$10,538
2021	14,050
2022	14,050
2023	14,050
2024	14,050
Thereafter	235,262
$302,000

NOTE 8 — SHAREHOLDERS’ EQUITY

Shares Outstanding

Prior to the Atlas Business Combination, the Company was a special purpose acquisition company with no operations, formed as a vehicle to affect a business combination with one or more operating businesses. After the consummation of the Atlas Business Combination, the Company became a holding company whose sole material operating asset consists of its interest in Atlas Intermediate.

The following table summarizes the changes in the outstanding stock and warrants from the Closing Date through March 31, 2020:

	Class A Common Stock	Class B Common Stock	Warrants	Private Placement Warrants
Beginning Balance, as of Closing Date	5,767,342	23,974,368	20,000,000	3,750,000
Issuances	—	—	—	—
Transfers to Class A from Class B	—	—	—	—
Shares Outstanding at March 31, 2020	5,767,342	23,974,368	20,000,000	3,750,000

Class A Common Stock — At March 31, 2020, there were 5,767,342 shares of Class A common stock issued and outstanding. Holders of the Company’s Class A common stock are entitled to one vote for each share. The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share.

Class B Common Stock — At March 31, 2020, there were 23,974,368 shares of Class B common stock issued and outstanding. Class B common stock was issued to the holders of Holding Units in Atlas Intermediate in connection with the Atlas Business Combination and are non-economic but entitle the holder to one vote per share. The Company is not authorized to issue any additional shares of Class B common stock with a par value of $0.0001 per share.

Public Warrants — In November 2018, the Company consummated its initial public offering of units, each consisting of one share of Class A common stock and one-half of one warrant (“Public Warrant”). At March 31, 2020, there were 20,000,000 Public Warrants outstanding. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Public Warrants will expire five years after the closing of the Atlas Business Combination or earlier upon redemption or liquidation. The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant with not less than 30 days’ notice provided to the Public Warrant holders. However, this redemption right can only be exercised if the last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-day trading period ending three business days before we send the notice of redemption to the Public Warrant holders.

Private Placement Warrants — Upon closing of the Boxwood initial public offering, the Sponsor purchased an aggregate of 3,750,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50. The Private Placement

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHAREHOLDERS’ EQUITY (cont.)

Warrants are identical to the Public Warrants discussed above, except (i) they will not be redeemable by the Company so long as they are held by the Sponsor and (ii) they may be exercisable by the holders on a cashless basis. At March 31, 2020, there were 3,750,000 Private Placement Warrants outstanding.

Private Placement

In connection with the Company’s entry into the Contribution Agreement, the Company agreed to issue and sell in a private placement an aggregate of 1,000,000 shares of Class A common stock for a purchase price of $10.23 per share, and aggregate consideration of $10.2 million (the “Private Placement”). The Private Placement was consummated concurrently with the Closing Date and the proceeds of the Private Placement were used to fund a portion of the cash consideration paid to the Unit Holders.

Non-controlling Interest

The Company ownership and voting structure is comprised of holders of our Class A common stock that participate 100% in the results of Atlas Technical Consultants, Inc. and 19.4% in Atlas Intermediate and its subsidiaries and holders of our Class B common stock that participate in the results of Atlas Intermediate and its subsidiaries until their Class B common stock is converted to Class A common stock. The holders of our Class B common stock participate in 80.6% of Atlas Intermediate and its subsidiaries. In connection with the Atlas Business Combination, it was determined that the results of Atlas Intermediate and its subsidiaries would be fully consolidated within the results of the Company.

Due to the participation of the holders of our Class B common stock in the results of Atlas Intermediate and subsidiaries, a non-controlling interest was deemed to exist. Non-controlling ownership interests in Atlas Intermediate and its subsidiaries are presented in the Consolidated Balance Sheet within shareholders’ equity as a separate component. In addition, consolidated net income includes earnings attributable to both the shareholders and the non-controlling interests.

NOTE 9 — LOSS PER SHARE

The Atlas Business Combination was structured as a reverse capitalization by which the Company issued stock for the net assets of Atlas Intermediate accompanied by a recapitalization. Earnings per share is calculated for the Company only for periods after the Atlas Business Combination due to the reverse recapitalization.

(Loss) per share was calculated as follows:

Closing Date Through March 31, 2020
Numerator:
Net (loss) post Atlas Business Combination	$(2,522)
Provision for non-controlling interest	3,260
Redeemable preferred stock dividends	(2,244)
Net (loss) attributable to Class A common shares – basic and diluted	$(1,506)

Denominator:
Weighted average shares outstanding – basic and diluted	5,767,342
Net (loss) per Class A common share, basic and diluted	$(0.26)

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — LOSS PER SHARE (cont.)

The Company had the following shares that were excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive for the periods presented but could potentially dilute basic earnings per share in future periods:

Closing Date Through March 31, 2020
Warrants	20,000,000
Private placement warrants	3,750,000
Total	23,750,000

The Class B common shares are excluded as these shareholders do not share in the income of Atlas Technical Consultants, Inc. and represent a non-controlling interest in the results of Atlas Intermediate and its subsidiaries.

NOTE 10 — EQUITY BASED COMPENSATION

In December 2017, Atlas Intermediate’s Parent granted service-based Class A units to certain members of Atlas’ management. As of December 31, 2017, 1,000 units were authorized and reserved for issuance with 504 granted in December 2017. The Class A units granted provide for service-based vesting annually over 4 years from the grant date.

In April 2019, Atlas Intermediate’s Parent granted service-based Class A units to certain members of Atlas’ management. As of January 1, 2019, 1,666 units were authorized and reserved for issuance with 973.65 units granted as of December 31, 2019. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. The grant date fair value was determined using assumptions about the current waterfall expected payout.

In connection with the Atlas Business Combination, the outstanding shares were vested under the change of control provisions within the agreements. The shares are currently reflected as Class B Common Shares and may be converted to Class A Common Shares as the lock-up agreements expire.

The following summarizes the activity of Class A unit awards during the period ended December March 31, 2020:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2019	1,226	$12,117
Granted	—	—
Vested and converted to Class B common stock	(1,226)	—
Forfeited	—	—
Unvested Class A units as of March 31, 2020	—	$12,117

Equity compensation was $9,845 thousand and $56 thousand for the quarters ended March 31, 2020 and 2019, respectively.

NOTE 11 — RELATED-PARTY TRANSACTIONS

During the quarters ended March 31, 2020 and 2019, the Company leased office space from former owners of acquired companies that became shareholders and/or officers of the Company. The Company recognized lease expenses under these leases within the Statement of Operations in the amount of $160 thousand and $161 thousand for the quarters ended March 31, 2020 and 2010, respectively.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — RELATED-PARTY TRANSACTIONS (cont.)

During the quarter’s ended March 31, 2020 and 2019, the Company performed certain environmental consulting work for an affiliate of one of its principal shareholders or members and collected fees related to these services in the amount of $53 thousand and $33 thousand, respectively.

On February 3, 2020, the Company entered into a subscription agreement with SCST, Inc., a California corporation, pursuant to which it agreed to acquire 105,977 shares of Class A common stock (the “SCST Stock”), for an aggregate purchase price of $1.1 million, in a private placement not registered under the Securities Act, in reliance on the exemption from Registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The issuance of the SCST Stock was completed in connection with the Atlas Business Combination and served to settle the contingent consideration to them as of December 31, 2019.

On February 14, 2020, the Company entered into a non-interest bearing short-term loan with the former owners of Atlas Intermediate to purchase insurance contracts in the amount of $1.4 million. The loan has not been repaid as of the date of these financial statements and is accounted for in Accrued Liabilities within the Consolidated Balance Sheet.

NOTE 12 — EMPLOYEE BENEFIT PLANS

The Company maintains employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Managers, make additional contributions to these plans. Total contributions related to these plans made by the Company in 2019 and 2018 were $1.3 and $0.9 million, respectively.

NOTE 13 — DISCONTINUED OPERATIONS

In June 2017, ATC decided that it would wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain. No other operations were discontinued from January 1, 2019 through December 31, 2019.

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the quarter ended March 31, 2020 and 2019 consisted of the following:

	For the quarter ended March 31,
	2020	2019
Revenues	$—	$—
Cost of revenues	—	—
Operating expenses	—	(149)
Operating loss	—	(149)
Depreciation and amortization	—	—
Other Income/(Expense)	—	—
Loss from discontinued operations	$—	$(149)

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2025. The Company also rents equipment on a job-by-job basis.

Future minimum payments under non-cancelable operating leases as of March 31, 2020 are as follows:

2020 (nine months remaining)	$8,709
2021	8,974
2022	6,478
2023	6,049
2024	3,031
Thereafter	3,860
$37,101

Rental expense associated with facility and equipment operating leases for the quarters ended March 31, 2020 and 2019 was $3.1 million and $2.7 million, respectively.

NOTE 15 — SUBSEQUENT EVENTS

In late 2019, a pneumonia like virus within the Wuhan Province of China was reported to the World Health Organization (“WHO”). By January 30, 2020, the outbreak was declared a “public health emergency of international concern” by the WHO and on February 11, 2020, the WHO announced a name for this strain of coronavirus as COVID-19. On March 11, 2020, the WHO characterized the spread of the virus as a pandemic. A U.S. National Emergency was declared on March 13, 2020 and a task force was assembled to deal with the pandemic within the U.S.

There have been three financial responses from the U.S. Government in addition to interest rate cuts by the U.S. Federal Reserve Board which were initially done to stabilize the U.S. stock markets. They include: the Coronavirus Preparedness and Response Supplemental Appropriations Act of 2020, the Families First Coronavirus Response Act, and the Coronavirus Aid, Relief and Economic Security (CARES) Act of 2020.

The outbreak of communicable diseases, or the perception that such an outbreak could occur, could result in a widespread public health crisis that could adversely affect the U.S. economy and its financial markets, resulting in an economic downturn that could negatively impact the demand for our services. Furthermore, uncertainty regarding the impact of any outbreak of pandemic or contagious disease, including COVID-19, could lead to increased volatility in the markets in which we operate. The occurrence or continuation of any of these events could lead to decreased revenues and limit our ability to execute on our business plan, which could adversely affect our business, financial condition and results of operations.

Subsequent to the issuance of the date of the financial statements, we reduced our workforce through various actions. As a safety focused organization, we have encouraged our employees to work from home wherever possible and to honor all shelter in place rules put forth by their State or local governments.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — SUBSEQUENT EVENTS (cont.)

We continue to monitor the credit quality and access to capital for our non-governmental clients as this can be an indication of their ability to go forth with future projects and continue to pay for contracted services. As an infrastructure company, the work we do is currently deemed essential by Federal, State and local governments but any change from that designation could have a negative result on our business as well as our peers.

We are in compliance with our debt covenants as of March 31, 2020 and our models indicate that we will continue to be for the foreseeable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Atlas Technical Consultants, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Atlas Technical Consultants, Inc. (formerly known as Boxwood Merger Corp.) (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2018 to 2020.

New York, NY
March 16, 2020

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$95,683	$1,275,571
Prepaid expenses and other current assets	319,500	23,116
Total Current Assets	415,183	1,298,687

Marketable securities held in Trust Account	204,322,796	200,471,972
Security deposit	—	7,125
Total Assets	$204,737,979	$201,777,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,858,994	$86,278
Income taxes payable	612,713	77,877
Total Current Liabilities	3,471,707	164,155

Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	10,471,707	7,164,155

Commitments

Common stock subject to possible redemption, 18,598,256 and 18,926,577 shares at redemption value as of December 31, 2019 and 2018, respectively	189,266,264	189,613,628

Stockholders’ Equity
Preferred stock; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 1,651,744 and 1,323,423 shares issued and outstanding (excluding 18,598,256 and 18,926,577 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	165	132
Class F common stock, $0.0001 par value; 50,000,000 shares authorized; 5,000,000 and 5,750,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	500	575
Additional paid in capital	5,059,215	4,711,809
(Accumulated deficit)/ Retained earnings	(59,872)	287,485
Total Stockholders’ Equity	5,000,008	5,000,001
Total Liabilities and Stockholders’ Equity	$204,737,979	$201,777,784

The accompanying notes are an integral part of the consolidated financial statements.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
Operating costs	$3,712,997	$106,435
Loss from operations	(3,712,997)	(106,435)

Other income:
Interest income	4,054,156	471,972

Income before provision for income taxes	341,159	365,537
Provision for income taxes	(688,516)	(77,877)
Net (loss) income	$(347,357)	$287,660

Weighted average shares outstanding, basic and diluted(1)	6,348,851	6,240,480

Basic and diluted net loss per common share(2)	$(0.52)	$(0.01)

____________

(1)      Excludes an aggregate of 18,598,256 and 18,926,577 shares subject to possible redemption at December 31, 2019 and 2018.

(2)      Excludes income of $2,943,051 and $347,852 attributable to common stock subject to possible redemption for the years ended December 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class F Common Stock(1)		Additional Paid-in Capital	Stock Subscription Receivable	(Accumulated Deficit)/ Retained Earnings	Total Stockholder’s Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2018	—	$—	7,187,500	$719	$24,281	$(25,000)	$(175)	$(175)
Stock subscription received from issuance of founder shares to Sponsor	—	—	—	—	—	25,000	—	25,000
Forfeiture of founder shares	—	—	(1,437,500)	(144)	144	—	—	—
Sale of 20,000,000 Units, net of underwriting discounts	20,000,000	2,000	—	—	188,299,144	—	—	188,301,144
Sale of 250,000 Private Placement Units	250,000	25	—	—	2,499,975	—	—	2,500,000
Sale of 3,500,000 Private Placement Warrants	—	—	—	—	3,500,000	—	—	3,500,000
Common stock subject to possible redemption	(18,926,577)	(1,893)	—	—	(189,611,735)	—	—	(189,613,628)
Net income	—	—	—	—	—	—	287,660	287,660
Balance – December 31, 2018(1)	1,323,423	132	5,750,000	575	4,711,809	—	287,485	5,000,001
Change in value of common stock subject to possible redemption	328,321	33	—	—	347,331	—	—	347,364
Forfeiture of Founder Shares	—	—	(750,000)	(75)	75	—	—	—
Net income	—	—	—	—	—	—	(347,357)	(347,357)
Balance – December 31, 2019	1,651,744	$165	5,000,000	$500	$5,059,215	$—	$(59,872)	$5,000,008

____________

(1)      Included an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full.

The accompanying notes are an integral part of the consolidated financial statements.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(347,357)	$287,660
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,054,156)	(471,972)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(296,384)	(23,116)
Accounts payable and accrued expenses	2,772,716	86,103
Income taxes payable	534,836	77,877
Net cash used in operating activities	(1,390,345)	(43,448)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(200,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	203,332	—
Security deposit	7,125	(7,125)
Net cash provided by (used in) investing activities	210,457	(200,007,125)

Cash Flows from Financing Activities:
Collection of stock subscription receivable from Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	196,000,000
Proceeds from sale of Private Placement Units	—	2,500,000
Proceeds from sale of Private Placement Warrants	—	3,500,000
Payment of offering costs	—	(698,856)
Proceeds from promissory note – related party	—	300,000
Repayment of promissory note – related party	—	(300,000)
Net cash provided by financing activities	—	201,326,144

Net Change in Cash	(1,179,888)	1,275,571
Cash – Beginning	1,275,571	—
Cash – Ending	$95,683	$1,275,571

Supplementary cash flow information:
Cash paid for income taxes	$153,680	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$189,320,780
Change in value of common stock subject to possible redemption	$(347,364)	$292,848

The accompanying notes are an integral part of the consolidated financial statements.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Boxwood Merger Corp. (the “Company”) was a blank check company incorporated in Delaware on June 28, 2017. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

At December 31, 2019, the Company had not yet commenced any operations. All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the potential acquisition of Atlas Intermediate Holdings, LLC, a Delaware limited liability company (“Atlas Intermediate”).

The Company’s subsidiaries are comprised of Atlas TC Holdings LLC, a wholly owned subsidiary of the Company and a Delaware limited liability company (“Holdings”), and Atlas TC Buyer LLC, a wholly owned subsidiary of Holdings and a Delaware limited liability company (“Buyer”).

On the Closing Date, the Company consummated the acquisition of Atlas Intermediate, pursuant to the Unit Purchase Agreement, dated as of August 12, 2019, as amended on January 22, 2020 (the “Purchase Agreement”), by and among the Company, Holdings, Buyer, Atlas Intermediate and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”). The acquisition of Atlas Intermediate pursuant to the Purchase Agreement together with the other transactions contemplated by the Purchase Agreement is referred to herein as the “Atlas Business Combination.”

Following the consummation of the Atlas Business Combination (the “Closing”), the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of common units of Holdings (“Holdings Units”). The Company is the sole manager of Holdings in accordance with the terms of the amended and restated limited liability company agreement of Holdings (the “Holdings LLC Agreement”) entered into in connection with the consummation of the business combination.

As of the Closing Date and following the completion of the Atlas Business Combination, the Seller and the limited partners (the “Continuing Members”) owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of Class B common stock held by such Continuing Member will be cancelled.

At the Closing, following the cancellation of 1,750,000 shares of Boxwood Sponsor LLC’s (the “Sponsor”) Class F common stock contemplated by the Purchase Agreement, and the conversion of each outstanding share of the Class F common stock to one share of Class A common stock, the Sponsor owned an aggregate 1,975,000 shares of Class A common stock and 3,750,000 Private Placement Warrants (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 15, 2018. On November 20, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 250,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and 3,500,000 warrants (the “Private Placement Warrants” and, collectively, with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrants in a private placement to the Sponsor, generating gross proceeds of $6,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on November 20, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Securities was placed in a trust account (“Trust Account”) and invested in U.S. government securities,

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account could be released to pay the Company’s franchise and income tax obligations.

Transaction costs amounted to $11,698,856, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $698,856 of other costs. As of December 31, 2019, $95,683 of cash was held outside of the Trust Account and is available for working capital purposes.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019 and 2018, the assets held in the Trust Account were substantially held in money market funds. Through December 31, 2019, the Company withdrew $203,332 of interest earned on the Trust Account to pay franchise and income taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest or penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Common stock subject to possible redemption at December 31, 2019 and 2018, which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 23,750,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per share is the same as basic net loss per share for the periods presented.

Reconciliation of Net Loss per Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share is calculated as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Net (loss) income	$(347,357)	$287,660
Less: Income attributable to common stock subject to possible redemption	(2,943,051)	(347,852)
Adjusted net loss	$(3,290,408)	$(60,192)

Weighted average shares outstanding, basic and diluted	6,348,851	6,240,480

Basic and diluted net loss per share	$(0.52)	$(0.01)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 250,000 Private Placement Units at $10.00 per Private Placement Unit ($2,500,000 in the aggregate) and 3,500,000 Private Placement Warrants at $1.00 per Private Placement Warrant ($3,500,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one Private Placement Warrant. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share. The proceeds from the Private Placement Securities were added to the proceeds from the Initial Public Offering held in the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In June 2017, the Company issued an aggregate of 100 shares to the Sponsor for an aggregate purchase price of $25,000. The Company received payment for the shares in September 2018. On November 14, 2018, the Company effected a recapitalization pursuant to which each share of the Company’s outstanding common stock was converted into 71,875 shares of the Company’s Class F common stock (the “Recapitalization”). As a result of the Recapitalization, the initial stockholders collectively held an aggregate of 7,187,500 shares of the Company’s Class F common stock (the “Founder Shares”). On November 15, 2018, the Sponsor contributed back to the Company, for no consideration, 1,437,500 Founder Shares. As a result, the initial stockholders held 5,750,000 Founder Shares, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ option to purchase additional Units was not exercised in full or in part, so that the initial stockholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units and assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). The underwriters’ election to exercise their over-allotment option expired unexercised in January 4, 2019 and, as a result, 750,000 Founder Shares were forfeited, resulting in 5,000,000 Founder Shares outstanding as of January 4, 2019.

The initial stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, (i) the last reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

Promissory Notes — Related Party

On August 22, 2018, the Company issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on November 20, 2018.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, (i) the Sponsor has committed an aggregate of $1,000,000, to be provided to the Company in the event that funds held outside of the Trust Account are insufficient to fund expenses relating to investigating and selecting a target business and other working capital requirements prior to a Business Combination and (ii) the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company any additional funds as may be required (“Working Capital Loans”), which will be repaid only upon the completion of a Business Combination. If the Company does not complete a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. Up to $250,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. There were no Working Capital Loans outstanding as of December 31, 2019 and 2018.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of Private Placement Securities to be acquired by an affiliate of Macquarie Capital (USA) Inc.), excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the Private Placement Securities acquired by an affiliate of Macquarie Capital (USA) Inc., the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(iv) and the piggyback registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the Initial Public Offering in compliance with FINRA Rule 5110(f)(2)(G)(v). The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. At the completion of the Atlas Business Combination, the $7,000,000 deferred fee owed to the underwriters for their services was settled for cash in the amount of $6,000,000 (see Note 9).

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 6. COMMITMENTS (cont.)

Right of First Refusal

The Company granted an affiliate of the Sponsor and an underwriter of the Initial Public Offering, a right of first refusal for a period of 36 months from the date of the commencement of sales of the Initial Public Offering to act as one of potentially several banks which provide to the Company certain financial advisory, underwriting, capital raising, and other services for which it may receive a portion of the overall fees. The affiliate had not been retained as of the filing date of these consolidated financial statements, therefore no amounts are currently due. No funds will be paid out of the Trust Fund to fund any such payments and it is not expected that any fees would be paid prior to the completion of a Business Combination.

At the closing of the Business Combination, the Company paid an affiliate of Macquarie Capital (USA) Inc. a $4 million fee, comprised of $2 million in cash and 200,000 shares of Class A common stock for its services as a financial advisor.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,651,744 and 1,323,423 shares of common stock issued and outstanding, excluding 18,598,256 and 18,926,577 shares of Class A common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 50,000,000 shares of Class F common stock with a par value of $0.0001 per share. Holders of the Class F common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 5,000,000 and 5,750,000 Founder Shares issued and outstanding.

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class F common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the foregoing, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption:

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day trading period referred to above.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 8. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities at December 31, 2019 and 2018.

The income tax provision (benefit) consists of the following:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Federal
Current	$688,516	$77,020
Deferred	—	—

State
Current	—	857
Deferred	—	—
Change in valuation allowance	—	—
Income tax provision	$688,516	$77,877

As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.2%
True-ups	(0.1)%	0.0%
Meals and entertainment	0.1%	0.1%
Business combination expenses	180.8%	0.0%
Income tax provision	201.8%	21.3%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$204,322,796	$200,471,972

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Atlas Business Combination

On February 14, 2020, the Company consummated the acquisition of Atlas Intermediate, pursuant to the Purchase Agreement. Following the Closing, the combined company is organized in an “Up-C” structure in which the business of Atlas Intermediate and its subsidiaries is held by Holdings and will continue to operate through the subsidiaries of Atlas Intermediate, and in which the Company’s only direct assets will consist of common units of Holdings Units. The Company is the sole manager of Holdings in accordance with the terms of the Holdings LLC Agreement entered into in connection with the consummation of the Atlas Business Combination.

In connection with the consummation of the Atlas Business Combination, the Company changed its name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.”

GSO Subscription Agreement

On February 14, 2020, in connection with the Closing, Holdings and GSO COF III AIV-2 LP (“GSO AIV-2”) entered into a subscription agreement (the “Subscription Agreement”) pursuant to which, GSO AIV-2 purchased 145,000 units of a new class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) at a price per Preferred Unit of $978.21 for an aggregate cash purchase price of $141,840,000, which represents a 2.12% original issue discount on the Preferred Units (such purchase, the “GSO Placement”).

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 10. SUBSEQUENT EVENTS (cont.)

Support Letter

On February 14, 2020, in connection with the Closing, Boxwood entered into a support agreement (the “Support Agreement”) with GSO Entity, pursuant to which, instead of purchasing shares of Class A common stock directly from the Company, GSO Entity purchased 1,000,000 publicly-traded shares of Class A common stock that were withdrawn from redemption, at a price of $10.26 per share (the “Market Purchase”). In connection with the Market Purchase, Boxwood agreed, among other things, (i) to sell to GSO Entity 1,000,000 shares of Class A common stock if the Market Purchase was not consummated in satisfaction of GSO Entity’s obligations under the Commitment Letter (ii) to increase the original issue discount on the Preferred Units from 2% to 2.179% and (iii) to provide certain indemnification rights in connection with the Market Purchase.

Credit Agreement

In connection with the Business Combination, Buyer, as the initial borrower, entered into a senior credit facility (the “Credit Facility”) consisting of (i) a $281.0 million senior secured Term Loan and (ii) a $40.0 million senior secured Revolver pursuant to that certain Credit Agreement dated February 14, 2020, as amended by that certain First Amendment dated as of March 30, 2020 and as amended by that certain Second Amendment, dated as of March 31, 2020, by and among Holdings, Buyer, and pursuant to the Business Combination, Atlas Intermediate, which became the new borrower by operation of law and as further provided in Section 9.19 of such Credit Agreement, the lenders party thereto, the issuing banks party thereto and Macquarie Capital Funding LLC, as administrative agent and swing line lender (the “Credit Agreement”).

Continuing Members Registration Rights Agreement

On February 14, 2020, in connection with the Closing, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with the Seller and its limited partners (the “Continuing Members”). Under the Continuing Members RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

The Company is required to, within 30 days of the Closing Date, file a registration statement registering the resale of the Continuing Member Registrable Securities. Additionally, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members under the Continuing Member RRA.

Holders of the Continuing Member Registrable Securities have certain “piggy-back” registration rights with respect to registration statements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GSO Registration Rights Agreement

On February 14, 2020, in connection with the Closing, the Company entered into a registration rights agreement (the “GSO RRA”) with the GSO Entity and the other holders party thereto (together, “GSO”). Under the GSO RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the GSO holds as of the date of the GSO RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

ALAS TECHNICAL CONSULTANTS, INC.
(formerly known as Boxwood Merger Corp.)
Notes to Consolidated Financial Statements

NOTE 10. SUBSEQUENT EVENTS (cont.)

The Company is required to, within 30 days of the Closing Date, file a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

As of the Closing Date and following the completion of the Atlas Business Combination, the Seller and the limited partners (the “Continuing Members”) owned an aggregate of 23,974,368 Holdings Units redeemable on a one-for-one basis for shares of Class A common stock. Upon the redemption by any Continuing Member of Holdings Units for shares of Class A common stock, a corresponding number of shares of Class B common stock held by such Continuing Member will be cancelled.

At the Closing, following the cancellation of 1,750,000 shares of the Sponsor’s Class F common stock contemplated by the Purchase Agreement, and the conversion of each outstanding share of the Class F common stock to one share of Class A common stock, the Sponsor owned an aggregate 1,975,000 shares of Class A common stock and 3,750,000 private placement warrants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Atlas Intermediate Holdings LLC and ATC Group Partners LLC

Opinion on the financial statements

We have audited the accompanying consolidated and combined balance sheets of Atlas Intermediate Holdings LLC (a Delaware limited liability company) and ATC Group Partners LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2019 and 2018, the related consolidated and combined statements of operations, members’ capital, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits and the report of the other auditors, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of ATC Group Partners LLC which statements reflect total assets constituting 37% (or $131 million) of combined total assets as of December 31, 2018, and total revenue of 60% (or $255 million) of combined total revenue for the year then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ATC Group Partners LLC, is based solely on the report of the other auditors.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Houston, Texas
March 16, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ATC Group Partners LLC and Subsidiaries:

Opinion on the financial statements

We have audited the consolidated balance sheet of ATC Group Partners LLC and its subsidiaries, (the “Company”) as of December 28, 2018, and the related consolidated statements of income, members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
July 16, 2019

We have served as the Company’s auditor since 2016. In 2019 we became the predecessor auditor.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED BALANCE SHEETS
(amounts in thousands)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and equivalents	$20,185	$6,509
Accounts receivable, net	90,775	101,180
Unbilled receivables, net	40,513	37,692
Prepaid expenses	5,266	6,446
Other current assets	812	453
Total current assets	157,551	152,280

Property and equipment, net	14,824	12,260
Intangible assets, net	92,389	109,904
Goodwill	85,125	80,352
Other long-term assets	2,884	39
TOTAL ASSETS	$352,773	$354,835

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$30,754	$24,245
Accrued liabilities	10,085	14,046
Current maturities of long-term debt	10,875	5,682
Other current liabilities	13,712	21,456
Total current liabilities	65,426	65,429

Long-term debt, net of current maturities and loan costs	158,557	112,362
Other long-term liabilities	1,347	5,250
Total liabilities	225,330	183,041

COMMITMENTS AND CONTINGENCIES (NOTE 7)

MEMBERS’ CAPITAL	127,443	171,794
TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$352,773	$354,835

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Revenues	$471,047	$426,439

Cost of revenues	(259,741)	(249,504)
Operating expenses	(192,075)	(157,459)
Operating income	19,231	19,476

Interest expense	(9,862)	(6,787)
Other income/(expense)	149	96
Income before income taxes	9,518	12,785
Income tax benefit/(expense)	(1,342)	(347)
Net income from continuing operations	8,176	12,438
Loss from discontinued operations	(146)	(393)

Net income	$8,030	$12,045

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED STATEMENTS OF MEMBERS’ CAPITAL
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Members capital, balance at the beginning of the year	$171,794	$172,674
Contributions	—	2,126
Distributions	(54,365)	(15,279)
Equity-based compensation	1,984	228
Net income	8,030	12,045
Members capital, balance at the end of the year	$127,443	$171,794

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$8,030	$12,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,881	20,042
Equity-based compensation expense	1,984	228
Gain on sale of property and equipment	(170)	(476)
Write-off of deferred financing costs related to debt extinguishment	40	30
Amortization of deferred financing costs	360	—
Provision for bad debts	1,017	—

Changes in assets & liabilities:
Decrease (increase) in accounts receivable and unbilled receivable	6,567	(2,844)
Decrease in prepaid expenses	1,180	2,802
(Increase) in other current assets	(359)	(101)
Increase in trade accounts payable	6,233	464
(Decrease) increase in accrued liabilities	(3,961)	4,749
(Decrease) in other current and long-term liabilities	(8,450)	—
(Increase) in other long-term assets	(845)	(23)
Net cash provided by operating activities	31,507	36,916

Cash flows from investing activities:
Purchases of property and equipment	(8,453)	(5,626)
Proceeds from disposal of property and equipment	1,140	698
Purchase of engineering license	(2,000)	—
Purchase of business, net of cash acquired	(294)	(9,221)
Net cash (used in) investing activities	(9,607)	(14,149)

Cash flows from financing activities:
Proceeds from short-term debt	5,193	101,954
Proceeds from long-term debt	176,494	—
Payment of loan acquisition costs	(1,274)	—
Repayments of long-term debt	(129,209)	(114,326)
Member distributions	(54,365)	(15,279)
Member contributions	—	776
Payment of contingent earn-out	(5,063)	—
Net cash (used in) financing activities	(8,224)	(26,875)

Net change in cash and equivalents	13,676	(4,108)
Cash and equivalents – beginning of period	6,509	10,617
Cash and equivalents – end of period	$20,185	$6,509

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying consolidated and combined financial statements include the consolidated and combined accounts of Atlas Technical Consultants Holdings LP and subsidiaries (“Atlas”) and ATC Group Partners LLC and subsidiaries (“ATC”) collectively the “Company” or “We”. As of December 31, 2018 and for the year then ended, Atlas and ATC have been presented on a combined historical cost basis as they are entities under common control.

In January 2019, Atlas and ATC were merged through a series of transactions. The merger is considered a transfer of interest under common control and therefore the assets and liabilities of ATC were transferred into Atlas at their carrying value. As of and for the year ended December 31, 2019, Atlas and ATC have been presented on a consolidated basis. All intercompany balances and transactions amongst the consolidated entities have been eliminated.

The Company has more than 140 offices in 40 states and more than 3,200 employees and is headquartered in Austin, Texas.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing.

Services are provided throughout the United States and its territories to a broad base of clients with no single client representing 10% or more of our revenues for either the year ended December 31, 2019 or 2018. Services are rendered primarily on a time and materials and cost-plus basis with approximately 95% of our contracts on that basis and the remainder represented by firm fixed price contracts.

Basis of Presentation

The accompanying consolidated and combined financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal Year

The Company’s subsidiaries report the results of operations based on 52 or 53-week periods ending on the Friday nearest December 31 while the Parent company reports on a calendar year end. For clarity of presentation, all periods are presented as if the year ended on December 31. Fiscal years 2019 and 2018 each contained 52 weeks and ended on December 27 and December 28, respectively, for our subsidiaries. The impact of the difference between these dates was insignificant. The Company has appropriately eliminated all transactions between the Parent and the subsidiaries when presenting its balance sheet.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable and Accrued Billings

The Company records its trade accounts receivable and unbilled receivables at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and unbilled receivables from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. As of December 31, 2019 and December 31, 2018, the allowance for trade accounts receivable was $2.1 million and $2.8 million, respectively, while the allowance for unbilled receivables was $0.6 million and $1.6 million, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized in the accompanying combined statement of operations.

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. There were no impairment charges for the years ended December 31, 2019 and 2018.

Goodwill

Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of ASC 350, Intangibles — Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any. There were no impairment charges for the years ended December 31, 2019 and 2018.

Revenue Recognition

During the fourth quarter of 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective approach to all contracts that were not completed as of the beginning of fiscal year 2019. We utilize the portfolio method practical expedient, which allows companies to account for multiple contracts as a portfolio, instead of accounting for them on a contract by contract basis (commonly known as the contract method). For our time and materials contracts, we apply the as-invoiced practical expedient, which permits us to recognize revenue as the right to invoice for services performed. The new standard did not materially affect our consolidated net income, financial position, or cash flows.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Below is a description of the basic types of contracts from which the Company may earn revenue:

Time and Materials Contracts

Under the time and materials (“T&M”) arrangements, contract fees are based upon time and materials incurred. The contracts may be structured as basic time and materials, cost plus a margin or time and materials subject to a maximum contract value (the “ceiling”). Due to the potential limitation of the contract’s ceiling, the economic factors of the contracts subject to a ceiling differ from the economic factors of basic T&M and cost plus contracts.

The majority of the Company’s contracts are for projects where it bills the client monthly at hourly billing or unit rates. The billing rates are determined by contract terms. Under cost plus contracts, the Company charges its clients for contract related costs at cost, an agreed upon overhead rate plus a fixed fee or rate.

Under time and materials contracts with a ceiling, the Company charges the clients for time and materials based upon the work performed however there is a ceiling or a not to exceed value. There are often instances that a contract is modified to extend the contract value past the original or amended ceiling. As the consideration is variable depending on the outcome of the contract renegotiation, the Company will estimate the total contract price in accordance with the variable consideration guidelines and will only include consideration that it expects to receive from the customer. When the Company is reaching the ceiling, the contract will be renegotiated, or we cease work when the maximum contract value is reached. The Company will continue to work if it is probable that the contract will be extended. The Company is only entitled to consideration for the work it has performed, and the ceiling amount is not a guaranteed contract value.

The Company earned approximately 95% of its revenues under T&M contracts during the years ended December 31, 2019 and 2018.

Fixed Price Contracts

Under fixed price contracts, the Company’s clients pay an agreed amount negotiated in advance for a specified scope of work. The Company is guaranteed to receive the consideration to the extent that the Company delivers under the contract. The Company recognizes revenue over a period of time on fixed price contracts using the input method based upon direct costs incurred to date, which are compared to total projected direct costs. Costs are the most relevant measure to determine the transfer of the service to the customer. The Company assess contracts quarterly and may recognize any expected future loss before actually incurring the loss. When the Company is expecting to reach the total consideration under the contract, the Company will begin to negotiate a change order.

Change Orders and Claims

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Change orders may take time to be formally documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses before an agreement is reached with the client. If the Company is having difficulties in renegotiating the change order, the Company will stop work if possible, record all costs incurred to date, and determine, on a project by project basis, the appropriate final revenue recognition.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Costs related to change orders and claims are recognized when they are incurred. The Company evaluates claims on an individual basis and recognizes revenue it believes is probable to collect.

Performance Obligations

The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and therefore, is not distinct. However, in some instances, we may also promise to provide distinct goods or services within a contract, resulting in multiple performance obligations. For contracts with multiple performance obligations, we allocate the contract transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. Typically, we sell a customer a specific service and use the expected cost plus a margin approach to estimate the standalone selling price of each performance obligation.

The Company’s performance obligations are satisfied as work progresses or at a point in time. Revenue on our cost-reimbursable contracts is recognized over time using direct costs incurred or direct costs incurred to date as compared to the estimated total direct costs for performance obligations because it best depicts the transfer of control to the customer. Contract costs include labor, subcontractors’ costs and other direct costs.

Gross revenue from services transferred to customers at a point in time is recognized when the customer obtains control of the asset, which is generally upon delivery and acceptance by the customer of the reports and/or analysis performed.

As of December 31, 2019, we had $601 million of remaining performance obligations, or backlog, of which $361 million or 60% is expected to be recognized over the next 12 months and the majority of the balance over the next 24 months. Contracts for which work authorizations have been received are included in backlog. Project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in backlog. Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis, therefore backlog includes only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts. In the case of non-government contracts, backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. Our backlog for the period beyond 12 months may be subject to variation from year-to-year as existing contracts are completed, delayed, or renewed or new contracts are awarded, delayed, or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to assess and not necessarily indicative of future revenues or profitability.

Contract Assets and Liabilities

The timing of revenue recognition, billings and cash collections results in billed receivables unbilled receivables (contract assets), and billings in excess of costs and estimated earnings on uncompleted contracts (contract liabilities). Billed and unbilled receivables are reflected on the face of the Consolidated Balance Sheet. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized on these contracts as of the reporting date and is reported within “other current liabilities” on the Consolidated Balance Sheet. This liability was $343 and $472 as of December 31, 2019 and 2018, respectively. Revenue recognized that was included in the contract liability balance at the beginning of the fiscal year was $129 for the year ended December 31, 2019.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

U.S. Federal Acquisition Regulations

The Company has contracts with the U.S. federal, state and local governments that contain provisions requiring compliance with the U.S. Federal Acquisition Regulations (“FAR”). These regulations are generally applicable to all of its contracts that are directly funded or partially funded by pass through funds from the U.S. Federal government. These provisions limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of the Company’s government contracts are subject to termination at the convenience of the government. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Government contracts that are subject to the FAR are subject to audits performed by the Defense Contract Audit Agency (“DCAA”) and many other state governmental agencies. As such, the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems are subject to review. During the course of its audits, the DCAA or a state agency may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards and recommend that the applicable contracting officer disallow such costs. Historically, the Company has not incurred significant disallowed costs because of such audits. However, the Company can provide no assurance that the rate audits will not result in material disallowances of incurred costs in the future. The Company provides for a refund liability to the extent that it expects to refund some of the consideration received from a customer. The liability at December 31, 2019 and 2018 was $813.

Disaggregation of Revenues

As described in Note 12 — Segment, the Company has one operating segment, Engineering, Testing, Inspection and Other Consultative Services, which reflects how the Company is being managed.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing. Public sector clients approximate one-third of the Company’s revenues in each reporting period presented.

All services performed by the Company are rendered in the United States and its territories via two contract types, time and materials or fixed price contracts. The Company derives 95% of its revenues from T&M contracts.

Cash Flows

The Company has presented its cash flows using the indirect method and considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance limit.

Comprehensive Income

There are no other components of comprehensive income other than net income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

The Company applies the provisions of the FASB ASC 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Generally, the Company engages a third-party independent valuation specialist to assist in management’s determination of fair values of tangible and intangible assets acquired and liabilities assumed. The fair values of earn-out arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. The Company estimates the fair value of contingent earn-out payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability on the consolidated balance sheet. Changes in the estimated fair value of contingent earnout payments are included in operating expenses in the accompanying combined statements of operations.

Several factors are considered when determining contingent consideration liabilities as part of the purchase price, including whether (i) the valuation of the acquisitions is not supported solely by the initial consideration paid, and the contingent earn-out formula is a critical and material component of the valuation approach to determining

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the purchase price; and (ii) the former owners of the acquired companies that remain as key employees receive compensation other than contingent earn-out payments at a reasonable level compared with the compensation of other key employees. The contingent earn-out payments are not affected by employment termination.

The Company reviews and re-assesses the estimated fair value of contingent consideration liabilities on a quarterly basis, and the updated fair value could differ materially from the initial estimates. The Company measures contingent consideration recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified as Level 3 inputs. The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration liabilities on the acquisition date and at each reporting period. The significant unobservable inputs used in the fair value measurements are projections over the earn-out period, and the probability outcome percentages that are assigned to each scenario. Significant increases or decreases to either of these inputs in isolation could result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent consideration liabilities. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate on the acquisition date and amount paid will be recorded in earnings.

The following table summarizes the changes in the fair value of estimated contingent consideration:

	For the year ended December 31,
	2019	2018
Contingent consideration, beginning of the year	$7,000	$5,000
Additions for acquisitions	63	2,000
Reduction of liability for payment made	(5,063)	—
Decrease of liability related to re-measurement of fair value	(940)	—
Total contingent consideration, end of the period	1,060	7,000
Current portion of contingent consideration	(1,060)	(5,000)
Contingent consideration, less current portion	$—	$2,000

Equity-Based Compensation

The Company recognizes the cost of services received in an equity-based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that the Company is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award. Equity compensation was $1,984 and $228 for the years December 31, 2019 and 2018, respectively.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying combined financial statements except as disclosed below. The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

in 2019 and 2018. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2019 and 2018, deferred taxes consisted of approximately $0.6 million and $2.0 million, respectively of a deferred tax liability related to the prior year conversion by the C-Corp subsidiaries from the cash to accrual method for tax purposes. There are no net operating loss carryforwards. The Company records its deferred tax liabilities in other long-term liabilities within its Consolidated and Combined Balance Sheet.

Income tax expense was $1.3 million and $0.3 million for 2019 and 2018, respectively. Income tax expense differs from the 21% federal tax rate and various state tax rates applied to the Company’s pre-tax income due to only certain C-Corp subsidiaries being subject to recognition of federal or state income taxes in the Company’s Combined and Consolidated Statement of Operations. Additionally, the Company has recorded the Texas margin tax within income tax expense.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends ASC 230 to add or clarify guidance on the classification of certain specific types of cash receipts in the statement of cash flows with the intent of reducing diversity in practice. Updates relate to the following types of cash receipts: Debt prepayments of extinguishment cost, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investees, and beneficial interests in securitization transactions. The Company adopted this ASU on January 1, 2019. The adoption did not have a material effect on its results of operations, financial position, or cash flows. The adoption of the ASU did not result in an adjustment to the statement of cash flows as of January 1, 2019.

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the requirements of ASU 2016-02 and its impact on the consolidated and combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments (Topic 326) — Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for the Company commencing after December 15, 2022. The Company is in the process of assessing the impact of this ASU on our consolidated financial statements and disclosures.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reclassifications

Certain prior year balance sheet balances have been reclassified for consistency in current year presentation.

NOTE 3 — BUSINESS ACQUISITIONS

In November 2018, Atlas acquired SCST, Inc. (“SCST”), a provider of environmental science, geotechnical, geophysics, special inspection & materials testing, facilities consulting, and telecom & utilities services. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $10.6 million in cash and $1.1 million in rollover equity from the owners of SCST, subject to customary closing working capital adjustments plus an earnout of up to $2.0 million upon the achievement of certain financial targets to be paid upon the first and second anniversaries of the closing.

In August 2018, Atlas acquired Piedmont Geotechnical Consultants (“Piedmont”), a geotechnical engineering, materials testing and environmental consulting firm servicing Georgia and the Southeast. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $4.0 million in cash and $0.3 million in rollover equity from the owners of Piedmont, subject to customary closing working capital adjustments.

The Company did not acquire any entities during 2019 but entered into a definitive binding agreement on November 20, 2019 to acquire Long Engineering, Inc. This acquisition closed in 2020 (refer to Note 13 — Subsequent Events for further information).

Acquisition costs of approximately $0.4 million have been expensed in 2018 in the combined statement of operations as within operating expenses. The following table summarizes fair values of the assets acquired and liabilities assumed as of the acquisition dates for acquisitions closed during 2018. The accounting for these acquisitions was finalized in 2019. These fair values were finalized during 2019 (amounts in thousands):

	Piedmont	SCST
Cash	$—	$—
Accounts receivable	1,707	8,833
Property and equipment	78	261
Prepaid expenses	21	203
Other assets	—	234
Intangible assets	1,350	3,350
Liabilities	(809)	(5,190)
Net assets acquired	$2,347	$7,691
Consideration paid (cash and rollover equity)	$4,300	$11,758
Contingent earnout liability (cash)	—	2,000
Total consideration	4,300	13,758
Excess consideration over the preliminary amounts assigned to the net assets acquired (goodwill)	$1,953	$6,067

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 4 — PROPERTY AND EQUIPMENT, NET

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years. Property and equipment consist of the following (amounts in thousands):

	December 31,		Average life
	2019	2018
Furniture and fixtures	$5,256	$4,429	3-5 years
Equipment and vehicles	27,041	24,725	3-10 years
Computers	15,122	17,587	3 years
Leasehold improvements	4,936	4,205	3-5 years
Construction in Progress	2,503	905
Less: Accumulated depreciation and amortization	(40,034)	(39,591)
	$14,824	$12,260

Property and equipment under capital leases (amounts in thousands):

	December 31,
	2019	2018
Computer equipment	$1,241	$1,095
Less accumulated depreciation	(557)	(167)
	$684	$928

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows (amounts in thousands):

2020	$286
2021	286
2022	286
2023	202
2024	19
Thereafter	—
$1,079

Depreciation expense was approximately $5.2 million and $5.8 million for the years ended December 31, 2019 and 2018, respectively.

NOTE 5 — GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was as follows (amounts in thousands):

	For the year ended December 31,
	2019	2018
Beginning Balance	$80,352	$82,735
Acquisitions	—	6,622
Measurement Period Adjustments	4,773	(9,005)
Balance at the End of the Year	$85,125	$80,352

The Company did not recognize any impairments of goodwill in the year ended December 31, 2019.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 5 — GOODWILL AND INTANGIBLES (cont.)

Intangible assets as of December 31, 2019 and December 31, 2018 consist of the following (amounts in thousands):

	December 31, 2019			December 31, 2018			Remaining useful life (in years)
	Gross amount	Accumulated amortization	Net book value	Gross amount	Accumulated amortization	Net book value
Definite life intangible assets:
Customer relationships	$106,620	(23,759)	$82,861	$110,931	$(14,056)	$96,875	9.3
Tradenames	18,620	(9,282)	9,338	17,092	(4,487)	12,605	7.3
Non-competes	600	(410)	190	647	(223)	424	3.0
Total intangibles	$125,840	$(33,451)	$92,389	$128,670	$(18,766)	$109,904

Amortization expense for the years ended December 31, 2019 and December 31, 2018 was $14.7 million and $13.9 million, respectively. Amortization of intangible assets for the next five years and thereafter is expected to be as follows (amounts in thousands):

2020	$13,981
2021	11,282
2022	10,689
2023	10,673
2024	10,673
Thereafter	35,091
$92,389

NOTE 6 — LONG-TERM DEBT

In October 2017, concurrent with the closing of the Moreland acquisition, Atlas obtained a bridge loan from Regions Bank in the amount of $42.0 million. In November 2017, concurrent with the closing of the ETS acquisition, Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95.0 million and a revolving credit facility of $30.0 million secured by the assets owned by Atlas. Proceeds from the credit agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The credit agreement is scheduled to mature in November 2022 with quarterly principal payments required beginning December 2017. Interest is compounded based on the variable rate in effect.

ATC had a business loan agreement (Loan Agreement) maturing on January 29, 2020. The Loan Agreement includes a revolving credit facility that shall not exceed $45 million. Security for the loan is provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the Loan Agreement bear interest at the one-month London Interbank Offered Rate plus a margin based on the total leverage ratio as defined in the Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balance on the Loan Agreement was paid in full and terminated, and the existing Atlas credit facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing (“Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility was secured by assets of the Company.

The Atlas Credit Facility is scheduled to mature in March 2024. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 6 — LONG-TERM DEBT (cont.)

by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

Long-term debt consisted of the following (amounts in thousands):

	December 31,
	2019	2018
Atlas credit facility – term loan	$136,844	$89,063
Capital lease obligations	—	1,030
Other loans – capital lease obligations	—	385
Atlas credit facility – revolving loan	34,300	13,944
Other line of credit	—	14,500
Subtotal	171,144	118,922
Less: Loan costs, net	(1,712)	(878)
Less current maturities of long-term debt	(10,875)	(5,682)
Long-term debt	$158,557	$112,362

Atlas was in compliance with all applicable loan covenants as of and for the year ended December 31, 2019.

Aggregate long-term principal payments subsequent to December 31, 2019, are as follows (amounts in thousands):

2020	$10,875
2021	10,875
2022	10,875
2023	13,594
2024	124,925
Thereafter	—
$171,144

NOTE 7 — COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2025. The Company also rents equipment on a job-by-job basis.12

Future minimum payments under non-cancelable operating leases as of December 31, 2019 are as follows (amounts in thousands):

2020	$11,613
2021	8,974
2022	6,478
2023	6,049
2024	3,031
Thereafter	3,860
$40,005

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Rental expense associated with facility and equipment operating leases for the years ended December 31, 2019 and 2018 was $11.7 million and $9.4 million, respectively.

NOTE 8 — EQUITY BASED COMPENSATION

In December 2017, Atlas’ Parent granted service-based Class A units to certain members of Atlas’ management. As of December 31, 2017, 1,000 units were authorized and reserved for issuance with 504 granted in December 2017. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for this grant was $228 for the years ended December 31, 2019 and 2018.

In April 2019, Atlas Parent granted service-based Class A units to certain members of Atlas management. As of January 1, 2019, 1,666 units were authorized and reserved for issuance with 973.65 units granted as of December 31, 2019. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for the period ended December 31, 2019 was $1,757 related to the April 2019 grant. The grant date fair value was determined using assumptions about the current waterfall expected payout.

The following summarizes the activity of Class A unit awards during the period ended December 31, 2019:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2018	378	$1,593
Granted	974	10,524
Vested	(126)	—
Forfeited	—	—
Unvested Class A units as of December 31, 2019	1,226	$12,117

NOTE 9 — RELATED-PARTY TRANSACTIONS

During the years ended December 31, 2019 and 2018, the Company leased office space from former owners of acquired companies that became shareholders and/or officers of the Company. The Company recognized lease expenses under these leases within the consolidated and combined Statement of Operations in the amount of $635 and $96 for the years ended December 31, 2019 and 2018, respectively.

During the years ended December 31, 2019 and 2018, the Company performed certain environmental consulting work for an affiliate of one of its principal owners or members and collected fees related to these services in the amount of $192 and $117, respectively.

NOTE 10 — EMPLOYEE BENEFIT PLANS

The Company maintains employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Managers, make additional contributions to these plans. Total contributions related to these plans made by the Company in 2019 and 2018 were $4.4 and $3.1 million, respectively.

NOTE 11 — DISCONTINUED OPERATIONS

In June 2017, ATC decided that it would wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain. No other operations were discontinued from January 1, 2019 through December 31, 2019.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 11 — DISCONTINUED OPERATIONS (cont.)

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the year ended December 31, 2019 and 2018 consisted of the following (amounts in thousands):

	For the year ended December 31,
	2019	2018
Revenues	$—	$(23)
Cost of revenues	197	167
Operating expenses	36	249
Operating loss	233	393
Depreciation and amortization	—	—
Other Income/(Expense)	(87)	—
Loss from discontinued operations	$146	$393

NOTE 12 — SEGMENT

The Company has one operating and reporting segment, Engineering, Testing, Inspection and Other Consultative Services. This financial information is reviewed regularly by our chief operating decision maker to assess performance and make decisions regarding the allocation of resources and is equivalent to our consolidated information. Our chief operating decision maker does not review below the consolidated level. Our chief operating decision maker is our Chief Executive Officer.

NOTE 13 — SUBSEQUENT EVENTS

The Company and Boxwood Merger Corp. (“Boxwood”), a special purchase acquisition company (“SPAC”) entered into a purchase agreement on August 12, 2019 whereby the Company would be acquired for consideration approximating $617 million upon approval of the Boxwood shareholders. Consideration would be a combination of roll-over equity by current company shareholders, new share purchases by Boxwood SPAC participants, cash from a new credit arrangement and repayment of the existing Atlas Credit Facility. A full description of the proposed acquisition terms may be found in the Boxwood Definitive Proxy Statement dated November 12, 2019 (the “Proxy”) filed with the United States Securities and Exchange Commission (“SEC”) and is available on www.sec.gov.

On February 13, 2020, Boxwood’s shareholders approved the acquisition of the Company by the SPAC and consideration was comprised of the aforementioned consideration plus a private placement of preferred share units. This was treated as a reverse recapitalization and Boxwood’s name was changed to Atlas Technical Consultants, Inc. For more information, please refer to the Form 8-K as filed on February 14, 2020 with the SEC and is available on the SEC’s website.

On February 14, 2020, the existing Atlas Credit Facility was repaid with proceeds from the acquisition.

On February 17, 2020, the Company completed its acquisition of Long Engineering. The purchase price called for $10.5 million in cash and variable contingent consideration due the sellers over the course of the next three years based upon the achievement of certain EBITDA targets.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018
(amounts in thousands except share amounts)

NOTE 14 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2019 and 2018 is as follows (amounts in thousands):

	For the year ended December 31,
	2019	2018
Cash paid for interest	$9,535	$6,401
Cash paid for taxes	2,000	2,226

Noncash investing and financing activities:
Property and equipment purchases included in accounts payable	276	189

Noncash investing activities:
Class C shares issued for acquisition of business	—	1,350
Contingent earnout for acquisition of business	63	2,000